                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration Number 333-78097

PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated June 7, 1999)

10,000,000 DEPOSITARY SHARES EACH REPRESENTING 1/100 OF A SHARE OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 100,000 SHARES OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, AND 17,492,000 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

[GLOBAL TELESYSTEMS                     GLOBAL TELESYSTEMS, INC.
GROUP, INC. LOGO]

                             ---------------------

     This prospectus supplement amends and supplements certain information contained in the prospectus, dated June 7, 1999, relating to the potential sale from time to time of up to 10,000,000 depositary shares, 100,000 shares of our cumulative convertible preferred stock and 17,492,000 shares of our common stock by certain of our stockholders. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the base prospectus, including any amendment or supplements thereto. The matters addressed in this prospectus supplement supersede any contrary statements contained in the base prospectus.

     Unless otherwise noted, all information provided in this prospectus supplement is as of June 16, 2000.

                             ---------------------

The date of this prospectus supplement is June 16, 2000.

     The table set forth in the base prospectus under the caption "Selling Stockholders" shall be deleted in its entirety and replaced with the following:

     The table below has been prepared on the basis of information furnished to us by or on behalf of the selling stockholders.

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
                                                          HEREBY           HEREBY           SOLD(1)
                                                          -----------   ------------   -----------------
Abbott Laboratories Annuity Retirement Plan.........         3,180                0               4,608
Agway Inc. Employees' Retirement Trust..............         1,730                0               2,507
AIM Balanced Fund...................................       100,000                0             144,920
AIM VI Balanced Fund................................         1,000                0               1,449
AIM Charter Fund....................................       250,000                0             362,300
AIM VI Growth & Income..............................        58,000                0              84,054
Alexandra Global Investment Fund I Ltd. ............        64,000                0              92,749
Alta Partners Holdings, LDC.........................        35,000                0              50,722
Ameritech Pension Trust.............................         7,710                0              11,173
Arkansas Teachers Retirement........................        57,300                0              83,039
Arpeggio Fund, LP...................................         2,500                0               3,623
AXP Bond Fund, Inc..................................        12,700                0              18,405
AXP Utilities Income Fund, Inc......................       250,000                0             362,300
AXP Variable Portfolio -- Bond Fund.................         5,600                0               8,116
AXP Variable Portfolio -- Managed Fund..............        19,400                0              28,114
Banc of America Securities..........................       100,000                0             144,920
Bank America Pension Plan...........................        25,000                0              36,230
Bank Trust Trustee for Chrysler Corp. Emp. #1
  Pension Plan dated 4-1-89.........................       116,200                0             168,397
Baptist Health of So Florida........................         4,300                0               6,232
Bear, Stearns & Co. Inc.............................       102,500                0             148,543
Black Diamond Offshore, Ltd.........................        21,250                0              30,796
BNP Arbitrage SNC...................................        10,000                0              14,492
Boston Museum of Fine Art...........................         3,000                0               4,348
Boulder Capital Inc. ...............................       140,000                0             202,888
Boulder II Limited..................................        23,500                0              34,056
Cap Arbitrage.......................................        34,500                0              49,997
Chartwell Dividend & Income Fund....................        20,000                0              28,984
Chase Manhattan NA Trustee for IBM Retirement Plan
  dated 12-18-45....................................       170,500                0             247,089
Chrysler Corporation Master Retirement Trust........        93,700                0             135,790
CIBC World Markets Corp.............................        55,000                0              79,706
CIBC World Markets International Arbitrage Corp.....        60,000                0              86,952
Continental Assurance Company.......................         2,500                0               3,623
Continental Casualty Company........................        17,500                0              25,361
Credit Suisse First Boston Corporation..............        64,000                0              92,749
Deephaven Domestic Convertible Trading Ltd. ........        20,000                0              28,984
Deeprock & Co. .....................................        15,000                0              21,738
Delaware PERS.......................................        30,500                0              44,201
Deutsche Bank Securities............................     1,040,167                0           1,507,410
Donaldson, Lufkin & Jenrette Securities Corp. ......        10,000                0              14,492
Double Black Diamond Offshore LDC...................        35,940                0              52,084
Duckbill & Co. .....................................        42,500                0              61,591
Engineers Joint Pension Fund........................         9,400                0              13,622
Equity Profile......................................       300,000                0             434,760
Forest Alternative Strategies Fund Series A-5I......         4,000                0               5,797
Forest Alternative Strategies Fund Series A-5M......         1,500                0               2,174
Forest Alternative Strategies Fund Series B-3.......         1,200                0               1,739

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
                                                          HEREBY           HEREBY           SOLD(1)
                                                          -----------   ------------   -----------------
Forest Fulcrum Fund LP..............................        57,000                0              82,604
Forest Global Convertible Fund Series A-5...........        79,500                0             115,211
Forest Investment Management LLC....................       147,000                0             213,032
Forest Performance Fund LP..........................         2,500                0               3,623
Fortis Equity Portfolios, Inc. -- Fortis Growth &
  Income Fund.......................................         6,300                0               9,130
Fortis Series Fund, Inc. -- Growth & Income
  Series............................................        43,700                0              63,330
Franklin & Marshall College.........................         8,900                0              12,898
General Motors Employees Global Group Pension
  Trust.............................................        35,000                0              50,722
GLG Market Neutral Fund.............................       110,000                0             159,412
Global Bermuda Limited Partnership..................        16,000                0              23,187
GMOTORS ARBGRAA.....................................        27,500                0              39,853
Goldman Sachs and Company...........................       198,000                0             286,942
Greyhound Lines, Inc. Amalgamated Transit Union
  National Local....................................         1,300                0               1,884
Gryphon Domestic III, LLC...........................        12,100                0              17,535
Hamilton Partners Limited...........................        50,000                0              72,460
Highbridge International LLC........................       367,000                0             531,856
ICI American Holdings Trust.........................        13,250                0              19,202
Investcorp SAM Fund Limited.........................        22,100                0              32,027
Jackson Investment Fund Ltd.........................        16,500                0              23,912
Julius Baer Securities..............................        13,700                0              19,854
JMG Convertible Investments, L.P....................       135,000                0             195,642
J.P. Morgan & Co. Inc...............................        85,000                0             123,182
KA Investments LDC..................................        20,000                0              28,984
Kellner, DiLeo & Co.................................        26,700                0              38,694
LDG Limited.........................................         5,000                0               7,246
Lehman Brothers Inc.................................         1,800                0               2,609
LLT Limited.........................................         8,000                0              11,594
Mainstay Convertible Fund...........................        25,000                0              36,230
Mainstay VP Convertible Portfolio...................         5,000                0               7,246
McMahan Securities Company, L.P.....................        15,000                0              21,738
Merrill Lynch Pierce Fenner & Smith Inc.............       137,250                0             198,903
Monumental Life Insurance Company...................        55,000                0              79,706
Moore Global Investments, Ltd. .....................        36,000                0              52,171
Motion Picture Industry Health Plan -- Active
  Member Fund.......................................        11,500                0              16,666
Motion Picture Industry Health Plan -- Retiree
  Member Fund.......................................         5,800                0               8,405
Nalco Chemical Retirement...........................         6,750                0               9,782
New York Life Insurance Company.....................        60,000                0              86,952
New York Life Insurance and Annuity Corporation.....        20,000                0              28,984
Nicholas-Applegate Convertible Fund.................        12,200                0              17,680
OCM Convertible Trust...............................       107,700                0             156,079
Onex Industrial Partners Limited....................        86,500                0             125,356
Oppenheimer Convertible Securities Fund.............        85,000                0             123,182
Oppenheimer Equity Income Fund......................        12,500                0              18,115
Oppenheimer Main Street Growth & Income Fund
  Variable Annuity..................................        25,000                0              36,230
Pacific Life Insurance Company......................        30,000                0              43,476
Pell Rudman Trust Company...........................        28,825                0              41,773
Penn Treaty Network America Insurance Company.......         7,800                0              11,304
Peoples Benefit Life Insurance Company..............        50,000                0              72,460

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
                                                          HEREBY           HEREBY           SOLD(1)
                                                          -----------   ------------   -----------------
Physicians Life.....................................         4,000                0               5,797
Pilgrim Convertible Fund............................        62,700                0              90,865
Prudential Securities...............................       110,000                0             159,412
Putnam Diversified Income Trust.....................       137,070                0             198,642
Putnam Funds Trust -- Putnam High Trust II..........        76,760                0             111,241
Putnam High Yield Advantage Fund....................       102,295                0             148,246
Putnam High Yield Fixed Income Fund, LLC............         5,450                0               7,898
Putnam High Yield Trust.............................       127,905                0             185,360
Putnam Managed High Yield Trust.....................         5,060                0               7,333
Putnam Master Income Trust..........................        16,450                0              23,839
Putnam Premier Income Trust.........................        41,120                0              59,591
Putnam Strategic Income Fund........................        10,970                0              15,898
Putnam Variable Trust -- Putnam VT Diversified
  Income Fund.......................................        24,670                0              35,752
Putnam Variable Trust -- Putnam VT High Yield
  Fund..............................................        54,170                0              78,503
Remington Investment Strategies, L.P. ..............       135,000                0             195,642
Rhapsody Fund, LP...................................         3,300                0               4,782
Robertson Stephens..................................        19,000                0              27,535
Salomon Smith Barney Inc. ..........................        70,150                0             101,661
San Diego Ctny Convertible..........................        60,000                0              86,952
San Diego City Retirement...........................        24,900                0              36,085
SoundShore Holdings Ltd. ...........................       170,000                0             246,364
SoundShore Opportunity Holding Fund Ltd.............        10,000                0              14,492
Southport Management Partners, L.P..................        15,000                0              21,738
Southport Partners International, Ltd...............        30,000                0              43,476
Starvest Combined Portfolio.........................        21,000                0              30,433
St. Thomas Trading, Ltd.............................         3,333                0               4,830
State of Connecticut Combined Investment Funds......       110,200                0             159,702
State Employees' Retirement Fund of the State
  of Delaware.......................................        32,700                0              47,389
State of Oregon Equity..............................       150,000                0             217,380
State Street Bank Custodian for GE Pension Trust....        61,600                0              89,271
Strategic Global Fund -- High Yield Fixed Income
  (Putnam) Fund.....................................         3,290                0               4,768
Straus-Gept L.P.....................................         5,500                0               7,971
Straus Partners L.P.................................        16,000                0              23,187
Straus-Spelman Partners L.P.........................         3,500                0               5,072
Sunrise Partners LLC................................       125,000                0             181,150
The Gabelli Global Convertible Securities Fund......         6,000                0               8,695
The Northwestern Mutual Life Insurance Company......        90,000                0             130,428
TQA Arbitrage Fund, L.P.............................        15,000                0              21,738
TQA Leverage Fund, L.P..............................        15,000                0              21,738
TQA Vantage Fund, Ltd. .............................        25,000                0              36,230
TQA Vantage Plus Fund, Ltd. ........................        10,000                0              14,492
Travelers Series Inc. -- Putnam Diversified Income
  Portfolio.........................................         5,760                0               8,347
Tribeca Investments L.L.C...........................       372,500                0             539,827
Triton Capital Investments, LTD.....................       135,000                0             195,642
Vanguard Convertible Securities Fund, Inc...........        73,400                0             106,371
Van Kampen Convertible Securities Fund..............        13,850                0              20,071
Van Kampen Harbor Fund..............................        76,200                0             110,429
Van Kampen Utility Fund.............................        27,100                0              39,273
Wake Forest University..............................        22,200                0              32,172

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
                                                          HEREBY           HEREBY           SOLD(1)
                                                          -----------   ------------   -----------------
Warburg Dillon Read LLC.............................       155,000                0             224,626
White River Securities LLC..........................       102,500                0             148,543
Worldwide Transactions, Ltd.........................         2,810                0               4,072
Zeneca Holdings Trust...............................        13,250                0              19,202
The Bank of New York(2).............................             0                0     up to 3,000,000
Any other holder of Securities or future transferee
  from any such holder..............................     1,217,885                0           1,764,960
Totals..............................................    10,000,000                0    up to 17,492,000

---------------

(1) Assumes conversion of the full amount of depositary shares held by such holder at the rate of 1.4492 shares of common stock per depositary share. The conversion rate and the number of shares of common stock issuable upon conversion of the depositary shares is subject to adjustment under certain circumstances. See "Description of Convertible Preferred Stock -- Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the depositary shares may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the depositary shares; any fractional shares will be rounded up, or at our option, cash will be paid in lieu of the fractional shares. The above conversion rate, and accordingly, the number of shares of common stock has been adjusted to account for our two-for-one common stock split approved by our board of directors in the second quarter of 1999. The stock split was effected in the form of a stock dividend on July 21, 1999 to shareholders of record as of the close of business on July 1, 1999.

(2) Acting as depositary of these shares of common stock, which it will promptly resell on behalf of the holders of depositary shares in order to make any necessary quarterly dividend payments in cash to such holders.

     Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the depositary shares, preferred stock or the common stock issuable upon conversion of the depositary shares, no estimate can be given as to the number of the depositary shares or the common stock issuable upon conversion of the depositary shares that will be held by the selling stockholders upon termination of any such sales.

     In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their depositary shares since the date on which they provided the information regarding their depositary shares, in transactions exempt from the registration requirements of the Securities Act.

     Only selling stockholders identified above who have complied with the conditions to being included as selling stockholders and who beneficially own the depositary shares set forth opposite each such selling stockholder's name in the foregoing table on the effective date of the Registration Statement may sell such depositary shares pursuant to this prospectus. We may from time to time, in accordance with the Registration Rights Agreement, include additional selling stockholders in supplements to this prospectus.

PROSPECTUS

DATED JUNE 7, 1999

10,000,000 DEPOSITARY SHARES EACH REPRESENTING 1/100 OF A SHARE OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 100,000 SHARES OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, AND 8,746,000 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

[GLOBAL LOGO]                        GLOBAL TELESYSTEMS GROUP, INC.

     The selling stockholders listed under "Selling Stockholders" in this prospectus intend to offer and sell from time to time, up to 10,000,000 depositary shares, 100,000 shares of our cumulative convertible preferred stock and 8,746,000 shares of our common stock.

     Holders of the depositary shares are entitled to a quarterly cash payment of $.90625 per depositary share (equivalent to a rate of 7 1/4% per year per depositary share) on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 1999. The depositary shares have a liquidation preference of $50 per share (equivalent to a liquidation preference of $5,000 per share of convertible preferred stock).

     The depositary shares (and the corresponding convertible preferred stock) is convertible at your option into shares of our common stock at any time unless previously redeemed, at a conversion rate of .7246 shares of common stock per depositary share (equivalent to a conversion value of 72.46 shares of common stock per share of preferred stock).

     We may redeem the shares of the convertible preferred stock and the corresponding depositary shares, on or after March 15, 2002, in whole or in part. Upon a change of control event, each holder of convertible preferred stock (and the corresponding depositary shares) may require us to repurchase all or a portion of such holder's convertible preferred stock (and the corresponding depositary shares).

     INVESTING IN THE DEPOSITARY SHARES AND THE PREFERRED STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Summary.....................................................    1
Risk Factors................................................    5
Use of Proceeds.............................................   19
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................   19
Selling Stockholders........................................   19
Price Range of Common Stock.................................   21
Dividend Policy.............................................   21
Industry Overview...........................................   22
Business....................................................   24
Certain Relationships and Related Transactions..............   61
Description of Capital Stock................................   62
Description of Depositary Shares............................   69
Description of Convertible Preferred Stock..................   75
Shares Eligible for Future Sale.............................   86
Tax Considerations..........................................   88
Plan of Distribution........................................   94
Legal Matters...............................................   95
Experts.....................................................   95
Where You Can Find More Information.........................   95
Incorporation of Information We File with the SEC...........   96
Supplemental EASDAQ Information.............................  A-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements as to how we may perform in the future. We have based these forward-looking statements on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     -  risk of delay in implementing our business plan;

     -  risks of completing acquisitions and integrating acquired businesses;

     -  political, economic and legal changes in the markets where we operate;

     -  heightened competition; and

     -  our need for additional, substantial financing.

These forward-looking statements are principally contained in the following sections of the prospectus:

     -  Risk Factors; and

     -  Business.

     In addition, in those and other portions of this prospectus, the words and phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "intends", "plans", "projection" and "outlook" are intended to identify forward-looking statements. These statements should be viewed with caution.

     These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1998. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

                                      GTS

     We are a leading independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers in Europe. We also provide telecommunications services in Russia and the Commonwealth of Independent States (which shall be referred to as CIS). In October 1998 we realigned our operations into five lines of business: GTS Carrier Services, GTS Business Services, GTS Access Services, GTS Business Services - CIS and GTS Mobile Services - CIS. In March 1999, we added a sixth line of business, GTS Wholesale Services.

GTS CARRIER SERVICES

     GTS Carrier Services has three components: Hermes Europe Railtel B.V., Transoceanic Services and IP Services. Through Hermes Railtel, we operate a centrally managed fiber optic network that is designed to carry high volumes of telecommunications traffic across national borders in Europe and to the United States. We sell this capacity to other telecommunications carriers and, through our subsidiary, Ebone A/S, we connect Internet service providers in Europe to the Internet. Through Transoceanic Services, we intend to expand our ability to provide these services between the United States and Europe by utilizing the resources of FLAG Atlantic Limited, a joint venture in formation in which we have a 50% equity interest. This joint venture will build and operate a new transatlantic dual cable system, called FLAG Atlantic-1, designed to carry voice, data and video traffic at much faster speeds than currently available on existing transatlantic links. Through IP Services, we plan to offer Internet services to businesses, other high usage customers and telecommunications carriers. These services will range from providing access to and transporting data on the Internet to other services, such as helping other companies to set up and maintain their web sites. We intend to utilize the three components of our Carrier Services line of business to become a leading provider of seamless transatlantic city-to-city managed services to businesses and telecommunications providers. For a comprehensive discussion on our Carrier Services line of business, see "Business -- GTS Carrier Services."

GTS BUSINESS SERVICES

     Through our Business Services line of business, we focus on providing high quality, competitively priced telecommunications services to businesses and other high usage customers. We currently conduct our Business Services line of business through our three recently acquired subsidiaries, Esprit Telecom Group plc, NetSource Europe ASA and Omnicom. We provide a range of telecommunications services organized in the following two segments:

     - long distance voice and fax services for corporate customers to worldwide destinations; and

     - network management services and services providing access to and termination of traffic on our network for telecommunications service providers who do not own their own telecommunications facilities, such as calling card companies.

     At December 31, 1998, we had over 35,000 business customers and approximately 44,000 small office and home office and residential customers in 11 countries throughout Europe. We intend to increase our Business Services product offering to include services such as toll free services and calling cards. For a discussion of our Business Services line of business, see "Business -- GTS Business Services."

GTS WHOLESALE SERVICES

     In March 1999, we introduced Wholesale Services as our sixth line of business. Wholesale Services provides international traffic termination services to other telecommunications service providers, including public telecommunications operators, global alliances and regional telephone companies. Termination services involve the termination of traffic through our own network or through other providers. Through our Wholesale Services line of business, we expect to integrate the wholesale services activities of Esprit

Telecom with the international services and switching operations of our GTS-Monaco Access operations. At a later date, Wholesale Services will also incorporate NetSource's wholesale activities. For a discussion of our Wholesale Services line of business, see "Business -- GTS Wholesale Services."

GTS ACCESS SERVICES

     Through our Access Services line of business, we plan to offer local access to telecommunications networks for voice and data traffic to businesses, other high usage customers and telecommunications carriers in 12 major Western European cities by 2001. Our existing operations in Hungary and the Czech Republic currently provide alternative local access and other services to businesses and governmental customers in those markets. We plan to develop our infrastructure through one or more of the following:

     -  constructing, purchasing or leasing fiber optic cable networks;

     - obtaining licenses for telecommunications networks utilizing microwave transmissions; or

     -  forming partnerships with or acquiring existing network operators.

     We intend to reduce local access costs that we now incur for our Carrier Services and Business Services customers by providing such local access ourselves instead of purchasing it from incumbent public telecommunications operators or other local access providers.

GTS BUSINESS SERVICES - CIS

     Through our Business Services - CIS line of business we offer telecommunications services to business customers in Russia and other countries in the Commonwealth of Independent States. These services include:

     - international long distance, local telephone services and access to domestic long distance carriers in Moscow and St. Petersburg;

     - domestic long distance services in Moscow and several other cities in Russia; and

     - data services, including high-speed data transmission, electronic mail and Internet access services.

     We currently operate in 31 regions, including 14 cities and the city of Moscow, in Russia and the CIS. For a discussion of our Business Services - CIS line of business, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- GTS Business Services - CIS."

GTS MOBILE SERVICES - CIS

     Through our Mobile Services - CIS line of business, we offer cellular telephone services to business customers in 14 regions in Russia and in Kiev, Ukraine. For a discussion of our Mobile Services - CIS line of business, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- GTS Mobile Services - CIS."

                               BUSINESS STRATEGY

     In order to achieve our objective of becoming Europe's premier independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers, we intend to implement the following key strategies:

     - continue construction of the Hermes Railtel network to expand its geographic reach;

     - develop local access infrastructure in 12 major metropolitan markets throughout Europe by 2001;

     - expand our Internet capabilities and product offerings;

     - reinforce and extend market penetration of Hermes Railtel's network by enhancing the scope, capacity, reliability and efficiency of our infrastructure, and by providing our own local access;

     - increase high usage retail customer base and route traffic over our own networks; and

     - integrate the marketing and service offerings of each of our six lines of business.

                              RECENT DEVELOPMENTS

OMNICOM ACQUISITION

     On April 26, 1999, we purchased 52% of the shares of Omnicom, a French corporation, for euro 194.6 million (approximately $210 million) of which we paid 50% in cash (approximately $103,000,000) and 50% in shares of our common stock (consisting of 1,850,497 shares). These shares are unregistered and are therefore subject to transfer restrictions. We have agreed to file a registration statement with respect to these shares. Certain of the Omnicom majority shareholders have agreed:

     - to place a total of approximately 20% of the GTS shares acquired in escrow until the later of June 30, 2000 or thirty days after the filing of our Form 10-K for year end December 31, 1999; and

     - not to transfer a total of approximately 30% of the GTS common stock acquired until six months after the date of acquisition.

     As required by French law, we have filed with the Conseil des Marches Financiers and are currently offering to purchase the remaining outstanding shares and the convertible bonds of Omnicom. We are not making this offer to Omnicom securityholders in the United States, mailing or distributing the offer to purchase in the United States or accepting any Omnicom securityholders' acceptances mailed to us from the United States. As of the date of this prospectus, we currently own over 98% of the shares of Omnicom.

     Omnicom is one of France's first telecommunications providers to successfully challenge France Telecom's network. Omnicom is the second operator to connect with France Telecom and also holds a national network operator's license for France. Excluding France Telecom, Omnicom is the leading provider of telecommunications services for small and medium-sized businesses in France. Omnicom markets its services through both a direct sales force and sales agents throughout France. Omnicom's other service offerings include the sale and distribution of pre-paid cards to outlets in France and the offering of telecommunications services to residential customers.

     We believe that Omnicom's business is complementary with ours and that both companies will enjoy benefits from this combination.

OUR NEW CHIEF EXECUTIVE OFFICER; MANAGEMENT

     In March 1999, our board of directors elected H. Brian Thompson as chairman and chief executive officer. Mr. Thompson served as chairman and chief executive officer of LCI International, Inc. from 1991 until June 1998, when Qwest Communications International, Inc. acquired LCI. During Mr. Thompson's tenure at LCI, that company grew in annual revenues from $220 million to $1.6 billion in 1997. LCI provided long-distance voice and data services in the United States and in more than 230 international locations. In addition, our board elected Robert J. Amman, a board member, president of our company. In April 1999, Bruno D'Avanzo, chief operating officer, determined to leave GTS.

ESPRIT TELECOM ACQUISITION

     On February 2, 1999, we commenced an offer to purchase all of the issued share capital of Esprit Telecom. On March 4, 1999, after all of the conditions to our offer were satisfied, we accepted ordinary shares and American depositary shares representing approximately 97.9% of the issued share capital of Esprit Telecom. In exchange, we issued approximately 15.7 million shares of our common stock.

     We are in the process of developing our business plan and strategy for Esprit Telecom, including the manner in which Esprit Telecom will be integrated into our existing lines of business and corporate structure. We have accounted for this transaction as a pooling of interests. On April 16, 1999, we announced 30-day postmerger combined financial results. The combined company generated revenues of $59 million, net loss of $26 million and earnings per share of $(0.32) for the 30-day postmerger period beginning March 5, 1999. In addition, we incurred charges in the first quarter of 1999 in connection with the Espirit Telecom combination. We recognized a charge of approximately $46 million in transaction costs, including investment banking, advising, debt restructuring, legal, accounting, printing and employee-related expenses. We also incurred additional charges of $18 million to eliminate or reduce redundancies of the GTS and Espirit Telecom networks, including, fiber lease cancellation, write-off of excess equipment and redeployment of switches. For a discussion of risks associated with the integration of this acquisition, see "Risk
Factors -- Failure to successfully integrate our recent acquisitions could disrupt the operations of our businesses and prevent us from realizing intended benefits."

HERMES DEBT OFFERING

     On January 4, 1999, Hermes Railtel, an 89.9% owned subsidiary, completed a private placement of $200 million principal amount of 10 3/8% senior notes due 2009 and E85 million principal amount of 10 3/8% senior notes due 2006. Hermes Railtel filed an S-4 registration statement with the SEC to exchange registered senior notes with the same terms and conditions as its 10 3/8% senior notes, for the 10 3/8% senior notes. This exchange was completed on March 29, 1999. Hermes Railtel will use the proceeds of this offering to finance the cost of building the remainder of the network and increasing transatlantic capacity and enhancing the speed and capacity of the network.

SECONDARY STOCK OFFERING

     On April 19, 1999, the SEC declared effective two shelf registration statements with respect to the resale of an aggregate of approximately 24.1 million shares of our common stock owned by some of our affiliates and other stockholders. Shortly thereafter, Apax Funds Nominees Limited and Warburg, Pincus Ventures L.P., which together owned approximately 7.7% of our common stock as of December 31, 1998, sold their shares under an underwritten public offering pursuant to the shelf registration statements.

                            OUR COMPANY INFORMATION

     We maintain our principal offices at 1751 Pinnacle Drive, North Tower -- 12th Floor, McLean, VA 22102 (telephone (703) 918-4500).

                                  RISK FACTORS

     Investing in our depositary shares and convertible preferred stock will provide you with an equity ownership interest in GTS. As a holder of depositary shares, you may be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors relating to us as well as other information contained in this prospectus before deciding to invest in these securities.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL CAPITAL NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

     We will require additional capital to fund future acquisitions, capital expenditures and ongoing operations. If we fail to generate sufficient funds in the future from a combination of operating cash flow and additional debt or equity financings, we may have to delay or abandon executing significant elements of our business plan including:

     - our plans to offer local access services in twelve major Western European cities by 2001;

     -  our plans to further extend our network in Europe;

     - our participation in the FLAG Atlantic Limited joint venture, which plans to operate and build a new transatlantic cable; and

     - capital expenditures and other costs necessary to develop and offer Internet services.

Failure to implement elements of our business plan could have a material adverse effect on our operations and on the market price of our securities.

OUR SUBSTANTIAL DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE

     We have incurred substantial debt (including the assumed debt of Esprit Telecom) and may incur substantial additional debt to implement our business plans.

     As a result of our current high level of debt, we:

     - will need significant cash to service our debt, which will reduce funds available for operations, future business opportunities and investments in new or developing technologies and make us more vulnerable to adverse economic conditions;

     - may not be able to refinance our existing debt or raise additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

     - may be less flexible in planning for, or reacting to, changes in our business and in the telecommunications industry that affect how we implement our financing, construction or operating plans; and

     - will have more debt than some of our competitors, which may place us at a competitive disadvantage with respect to such competitors.

     If we fail to make the required payments or to comply with our debt covenants we will default on our debt. A default would permit our debtholders to accelerate the maturity of the debt, which in turn would cause defaults under our other indebtedness.

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO BORROW AND INVEST, WHICH COULD IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR FUTURE OPERATIONS

     The covenants in our currently outstanding debt may materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. Among other things, these covenants limit our ability to:

     -  incur additional indebtedness;

     - pay dividends, make distributions on our common stock or make certain other restricted payments;

     -  limit our ability to use our assets as collateral for loans;

     -  dispose of our assets; or

     -  enter into transactions with affiliates.

FAILURE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS COULD DISRUPT THE OPERATIONS OF OUR BUSINESSES AND PREVENT US FROM REALIZING INTENDED BENEFITS

     If we are unable to integrate our newly acquired companies, we may fail to realize the expected cost savings, increases in revenue and other projected benefits from such integration, and may suffer material adverse short and long-term effects on our operating results and financial condition. The process of integrating NetSource, Esprit Telecom and Omnicom may disrupt our respective businesses and may cause an interruption of, or a loss of momentum in, our respective businesses as a result of a number of obstacles such as:

     -  loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement common company-wide financial, accounting, information, billing and other systems;

     - failure to maintain the quality of customer service that such companies have historically provided;

     -  the need to coordinate geographically diverse organizations;

     -  incompatible equipment;

     - changes in management may impair relationships with employees and customers;

     -  limitations under existing Esprit Telecom debt covenants;

     - the resulting diversion of management's attention from our day-to-day business and the need to hire management personnel to address such obstacles; and

     -  additional expenditures required to facilitate this integration.

     For a discussion of the integration of recent acquisitions, see "Summary -- GTS -- GTS Wholesale Services" and "Summary -- Recent
Developments -- Esprit Telecom Acquisition."

OUR INABILITY TO IDENTIFY FUTURE ACQUISITION OPPORTUNITIES OR ACQUIRE THE FINANCIAL AND MANAGEMENT RESOURCES TO PURSUE SUCH OPPORTUNITIES MAY HINDER THE GROWTH OF OUR NETWORK

     Our inability to successfully implement our acquisition strategy may hinder the expansion of our network and make our services less attractive to customers seeking a geographically broader network. We believe that additional attractive acquisition opportunities currently exist in Western and Central Europe and the United States. We continuously evaluate attractive acquisition opportunities and, at any given time, may be engaged in discussions with respect to possible material acquisitions or other business combinations. Some of these transactions may involve our selling in one or more private or public transactions certain of our Russian businesses or our interests in these businesses, or our contributing some of our Russian businesses in exchange for an interest in the surviving entity. Although we have discussions with other companies to assess opportunities on an ongoing basis, we do not currently have a definitive agreement with respect to any material acquisition or joint venture. We may be unable to identify, finance and complete, on acceptable terms, suitable acquisitions, transactions or business combinations. Furthermore, we may not be able to raise the additional capital necessary to fund such acquisitions and may have to divert management's attention and our financial and other resources from other areas. For a comprehensive discussion of our acquisition strategy, see "Business -- GTS Carrier Services -- Business and Marketing Strategy," "Business -- GTS Business Services -- Business and Marketing Strategy," "Business -- GTS Wholesale Services -- Business and Marketing Strategy," and "Business -- GTS Access Services -- Business and Marketing Strategy."

OUR HISTORY OF SUBSTANTIAL NET LOSSES MAY CONTINUE INDEFINITELY AND MAKE IT DIFFICULT TO FUND OUR OPERATIONS

     We have historically sustained substantial operating and net losses. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations. For the following periods, we reported net losses of:

PERIOD                                                             NET LOSS
------                                                          --------------
Year ended December 31, 1996................................    $ 76.2 million
Year ended December 31, 1997................................    $134.8 million
Year ended December 31, 1998................................    $255.8 million
Quarter ended March 31, 1999................................    $162.2 million
Inception through March 31, 1999............................    $705.9 million

These net losses reflect the restatement of our historical financial statements for 1998 and prior periods to account for the acquisition of Esprit Telecom as a pooling of interests. Since December 31, 1998 we have incurred higher net losses as compared to the corresponding period for the previous year. We expect to continue incurring significant operating losses during the next several years while we develop our operations, infrastructure and customer base in new European markets.

ESTABLISHED COMPETITORS WITH GREATER RESOURCES MAY MAKE IT MORE DIFFICULT FOR US TO EFFECTIVELY MARKET OUR SERVICES, OFFER OUR SERVICES AT A PROFIT AND ATTRACT AND RETAIN CUSTOMERS

     Competitors may force us to lower our prices or modify our service offerings to remain competitive. We may not be able to effectively market our expanded service offerings, keep prices at a profitable level or attract and retain customers. Specifically, prices for international long distance calls have decreased substantially over the last few years in most of our current and potential markets. We expect our prices for services to continue to decrease for the foreseeable future.

     Our competitors include large established national carriers, alliances among telecommunications companies, competitors that own equipment and networks, companies that purchase and resell the services of other carriers, Internet service providers and other providers of bundled services. We may also face competition from cable television companies, wireless telephone companies, microwave carriers and satellite companies. Many of these competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources. Our medium- to large-sized business and governmental agency customers and organizations may also be reluctant to entrust their telecommunications needs to what they perceive to be a relatively new and unproven operator.

     In addition, various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Qwest Communications International, Inc., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries which do or will compete with Hermes Railtel.

     For more information on our competitors in Business Services and Access Services lines of business, see "Business -- Competition Faced by Our Lines of Business."

OUR COMPETITIVE POSITION MAY BE COMPROMISED BY OUR DEPENDENCE ON OTHER TELECOMMUNICATIONS SERVICE PROVIDERS

     We need to enter into interconnection agreements with large established national carriers and other local service providers operating in our target markets. We may also need to enter into agreements which permit us to place our equipment at the facilities of those third parties and/or lease telecommunications transport capacity from those third parties. Failure to enter into interconnection and other agreements which provide satisfactory pricing and other terms could affect our ability to compete in a targeted market. For a comprehensive discussion on our dependence on other telecommunications service providers, see "Business -- Competition Faced by Our Lines of Business."

OUR ACCESS SERVICES AND BUSINESS SERVICES ACTIVITIES MAY CAUSE OUR CARRIER SERVICES LINE OF BUSINESS TO LOSE CUSTOMERS

     Our Carrier Services line of business, through Hermes Railtel, offers services to customers that may compete with our Access Services and Business Services lines of business. Our Business Services and Access Services lines of business may contract with Hermes Railtel for capacity on an arms-length basis. However, Hermes Railtel's customers and potential customers may not perceive Hermes Railtel as an independent operator in such transactions. Such a perception could negatively impact Hermes Railtel's ability to attract and retain customers, which could, in turn, adversely affect our revenues.

WE MAY INCUR ADDITIONAL CHARGES UNDER OUR RESALE AGREEMENTS WITH LONG-DISTANCE AND INTERNATIONAL CARRIERS

     We enter into many telecommunications traffic resale agreements with long distance and international carriers. These agreements often contain minimum volume commitments. We may be obligated to pay underutilization charges if we overestimate our need for transmission capacity. If we underestimate our need for transmission capacity, we may need to pay more for the extra capacity needed. Under these arrangements, we are subject to the risk of unanticipated price fluctuations and service restrictions or cancellations. For a comprehensive discussion on our dependence on other telecommunications service providers, see "Business -- Competition Faced by Our Lines of Business."

OUR INABILITY TO MANAGE OUR RAPID GROWTH COULD ADVERSELY AFFECT OUR FINANCIAL REPORTING, CUSTOMER SERVICE AND REVENUES

     Our rapid expansion has placed and will continue to place significant demands on our operating and financial control systems and infrastructure. In order to manage our growth effectively, we expect to purchase additional telecommunications facilities and expand, train and manage the employee base. Inaccuracies in our forecasts of market demand could result in insufficient or excessive telecommunications facilities and excessively increase our fixed expenses. Additionally our business development and expansion will create additional demands on our customer support, sales and marketing and administrative resources and network infrastructure.

OUR FAILURE TO INTEGRATE, MANAGE AND OPERATE NEW TECHNOLOGY COULD RESULT IN SYSTEM FAILURES

     Our operations depend on our ability to successfully integrate new and emerging technologies and equipment. These include the technology and equipment required for dense wavelength division multiplexing, which allows multiple signals to be carried simultaneously and Internet-data transmission using dense wavelength division multiplexing technology. Integrating these new technologies could increase the risk of system failure and result in further strains on our resources. Additionally, any damage to our Carrier Services network management center or our major Business Services switching centers could harm our ability to monitor and manage the network operations and generate accurate call detail reports from which billing information is derived. For a comprehensive discussion of our efforts to manage our technology, see "Business -- GTS Carrier Services" and "Business -- GTS Business Services."

SYSTEM FAILURES OR INTERRUPTIONS IN OUR NETWORK MAY CAUSE LOSS OF CUSTOMERS

     Our success depends on the seamless uninterrupted operation of our network and on the management of traffic volumes and route preferences over our network. Furthermore, as we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our circuit capacity and traffic management systems. Any prolonged failure of our communications network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial losses.

THE TECHNOLOGY OF OUR HERMES RAILTEL NETWORK COULD BECOME OBSOLETE AND HARM OUR COMPETITIVENESS

     If our network is not able to meet its design specifications or if it is unable to keep pace with technological changes in the telecommunications industry, our network could become obsolete. Our network has been designed to utilize dense wavelength division multiplexing and synchronous digital hierarchy technology, another digital transmission standard that facilitates the compatibility of dissimilar equipment from different vendors. In addition, the network will be extended to support IP Services in 1999. While the currently operational portion of our network has performed at or above design specifications since November 1996, our network may not achieve the technical specifications which we designed it for. Additionally, we may be unable to allocate the funds necessary to upgrade our network as technological improvements in telecommunications equipment are introduced. This could harm our competitive position relative to other more technologically advanced networks. For a more comprehensive discussion of the Hermes Railtel network technology, see "Business -- GTS Carrier Services -- Hermes Railtel Network."

WE MAY ENCOUNTER DELAYS IN IMPLEMENTING KEY ELEMENTS OF OUR BUSINESS STRATEGY WHICH COULD ADVERSELY AFFECT OUR PROJECTED REVENUE GROWTH

     We may be unable to successfully, timely and cost-effectively realize numerous elements of our business plan, including:

     - our plan to provide local access services in twelve major Western European cities by 2001;

     - our plan to build and operate the FLAG Atlantic-1 transatlantic cable by the end of 2000;

     -  our plan to develop and offer Internet services;

     - the execution of agreements with various parties regarding, among other things, rights-of-way and development and maintenance of infrastructure and equipment; and

     - the timely performance by third parties of their contractual obligations to engineer, design and construct the infrastructure underlying our local access strategy, transatlantic services and Internet services.

     We believe that our cost estimates and the network expansion schedule are reasonable with respect to these projects. However, the actual construction costs or time required to complete the plans could substantially exceed current estimates. Any significant delay or increase in the costs to develop our plans could have a material adverse effect on our operations.

DELAYS IN REGULATORY LIBERALIZATION IN EU MEMBER STATES COULD ADVERSELY AFFECT OUR SERVICE OFFERINGS IN THOSE COUNTRIES

     A substantial portion of our strategy depends on the timely implementation of regulatory liberalization of the EU telecommunications market. Although EU member states had a legal obligation to liberalize their markets in accordance with these directives by January 1, 1998, Greece and Portugal have been granted extensions. In many countries where we implement our business plan and make capital expenditures there is a risk that regulatory liberalization may not occur. As a result, we may be unable to provide many of our services and to proceed with the planned growth and expansion of our networks, infrastructure and other systems.

     Even if an EU member state promptly adopts liberalization measures in a timely fashion, we may encounter difficulty in executing our business plan if
(1) established national or regional telecommunications operators, regulators, trade unions and other sources resist implementation of such measures or (2) any EU member state imposes greater restrictions on international services between the EU member state and non-EU countries. For a comprehensive discussion of our business strategy, see "Business -- Business Strategy," "Business -- GTS Carrier Services -- Business and Marketing Strategy," "Business -- GTS Business
Services -- Business and Marketing Strategy," "Business -- GTS Wholesale Services -- Business and Marketing Strategy," and "Business -- GTS Access Services -- Business and Marketing Strategy."

WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COSTS IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS

     We are significantly dependent on the technology and equipment which we acquire from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Without this equipment, we would face delays, operational disruption and higher expenses. Our main suppliers are Alcatel, Nortel, Ericsson and Siemens. While we could obtain equipment of comparable quality from several alternative suppliers, we may be unable to acquire compatible equipment from such alternative sources on a timely and cost-efficient basis.

FAILURE TO OBTAIN NEW LEASES OF TRANSMISSION CAPACITY OR RENEW EXISTING LEASES ON OUR LEASED LINES COULD CAUSE US TO INCUR LOSSES ON THE LEASED PORTIONS OF OUR NETWORK

     We currently lease a substantial portion of our network transmission capacity under agreements which generally have twelve-month or longer fixed terms. These lease arrangements result in high fixed costs. If our lease arrangements deteriorate or terminate and we are unable to enter into new arrangements, our cost structure, service quality, network coverage, results of operations and financial condition could be adversely affected. For a more comprehensive discussion of our network agreements, see "Business -- GTS Carrier Services -- Hermes Railtel Network -- Network Agreements."

FAILURE TO CARRY SUFFICIENT TRAFFIC ON OUR LEASED LINES COULD CAUSE US TO INCUR LOSSES ON THE LEASED PORTION OF OUR NETWORK

     The revenues generated by transporting traffic in these leased fiber routes may vary with traffic volumes and prices. Accordingly, if we do not carry enough traffic volume over the particular route or are unable to charge an appropriate price for this traffic, we could fail to generate revenue sufficient to cover our lease costs, and would therefore incur operating losses on the particular route or routes. For a more comprehensive discussion of our network agreements, see "Business -- GTS Carrier Services -- Hermes Railtel Network -- Network Agreements."

OUR REVENUES FROM OUR WHOLESALE AND RESELLER CUSTOMERS ARE SUBJECT TO FLUCTUATIONS AND MAY RESULT IN LOSSES OR INCONSISTENT PROFITABILITY

     Customers of our Business Services line of business that purchase services on a wholesale basis or for resale to retail customers typically change their routing or providers to take advantage of the lowest cost alternative. This often results in greater fluctuations in revenue generated by these customers than by other categories of customers. Due to capacity and quality constraints on our least-cost routes, we have occasionally been forced to carry traffic over a higher-cost route, thereby decreasing our revenues. We may continue to experience short term fluctuations in usage and revenue as customers change routing and providers. For a discussion of our wholesale and resale customers, see
"Business -- GTS Wholesale Services -- Targeted Customers."

WE WILL LOSE TAX BENEFITS IF WE ARE UNABLE TO USE OUR NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1998, we had net operating loss carryforwards for U.S. federal tax purposes of approximately $251.0 million expiring in 2003 through 2018. We cannot assure you that U.S. tax authorities will allow us to apply these loss carryforwards, in part or full, to reduce taxes on our future income. Because of the change in ownership provisions of the Tax Reform Act of 1986, our ability to use the tax benefits from our net operating loss carryforwards is subject to an annual limit as a result of the initial public offering and the follow on stock offering, convertible senior subordinated debenture due 2010 offering carried out in July 1998 and our recent acquisitions of Esprit Telecom and NetSource.

FLUCTUATIONS IN FOREIGN CURRENCIES MAY MAKE IT MORE COSTLY FOR US TO PAY OUR U.S. DOLLAR-, DEUTSCHMARK- AND EURO-DENOMINATED DEBT

     Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs, as our revenue and some of our costs, assets and liabilities are denominated in multiple local currencies. We have substantial debt denominated in U.S. dollars, Deutschmarks and Euros. However, most of our revenues are denominated in European currencies. Therefore, our ability to pay interest and principal on such debt is dependent on the then current exchange rates between U.S. dollars and the currencies in which our revenues are denominated. We historically have not used hedging transactions to limit our exposure to risks from doing business in foreign currencies. In April 1998, Hermes Europe Railtel B.V. entered into a currency swap contract to limit its exposure to some if its currency risks. For further discussion of our exposure to currency fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR RISK OF FRAUD AND BAD DEBT MAY GROW AS OUR SMALL TO MEDIUM SIZED CUSTOMERS INCREASE

     We have experienced problems relating to the fraudulent use of our access codes and the failure of some customers to make full payment for services rendered. However, we do not believe that such problems are substantially different from what is generally experienced in the telecommunications industry. We expect that the credit risk characteristic of our customer base may increase as the share of our revenue deriving from small to medium sized enterprises and service provider/reseller customers increases.

WE MAY NOT IMPLEMENT BILLING AND MANAGEMENT INFORMATION SYSTEMS EFFECTIVELY AND ON SCHEDULE

     We may encounter difficulties in implementing and enhancing our new billing and management information systems and in integrating new technology into such systems. While our existing billing system is sufficient for its current operations, we have selected a new billing system which we believe will provide the capability and flexibility to support our anticipated growth. If our billing and management information systems are not effectively implemented, our call details may not be accurately recorded and customer bills may not be generated promptly and accurately. This would adversely impact on our business since we would not be able to promptly collect on customer balances due to us. For a comprehensive discussion of our Billing and Management Information Systems, see "Business -- GTS Business Services -- Billing and Management Information Systems" and "Business -- GTS Access Services -- Billing and Management Information Systems."

FAILURE OF OUR COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD DISRUPT OUR BUSINESS AND OPERATIONS

     We rely greatly on computer systems and other technological devices. However, these devices may not be capable of recognizing dates beginning on January 1, 2000. This problem could cause any of our network, Internet or programming operations to malfunction or fail. We are communicating with third parties significant to our business to find out more about their Year 2000 compliance programs. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate.

     We have spent approximately $4.9 million for our Year 2000 compliance through December 31, 1998, and expect to spend approximately an additional $5.0 million to $6.0 million through the end of calendar year 1999. We currently expect to incur $2.0 million to replace identified telecommunications equipment and software. For a discussion of our Year 2000 compliance efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

LOSS OF KEY PERSONNEL COULD AFFECT OUR GROWTH AND FUTURE SUCCESS

     We believe that our growth and future success will depend in large part upon a small number of key executive officers, as well as on our ability to attract and retain highly skilled personnel to work in the emerging markets in which we operate. Key personnel include our senior management and the heads of our lines of business as well as senior management personnel formerly employed by NetSource and Esprit Telecom, which we recently acquired. We cannot assure you that we will be able to hire and retain qualified personnel. The competition for qualified personnel in the telecommunications industry is intense, particularly in the emerging markets where we operate.

SIGNIFICANT STOCKHOLDERS MAY INFLUENCE MAJOR DECISIONS IN OUR BUSINESS

     At December 31, 1998, the Open Society Institute, Soros Foundation Hungary, Soros Charitable Foundation, Soros Humanitarian Foundation, Winston Partners II LLC, Winston Partners II LDC and Chatterjee Fund Management, L.P., which we collectively refer to as the Soros associates, beneficially owned approximately 11.91% of our common stock and Alan B. Slifka and affiliates beneficially owned 4.60% of our common stock. In addition, two persons who are affiliated with the Soros associates and one person who is affiliated with the Slifka affiliates serve on our board. As a result, either of these two stockholder groups may significantly influence decisions which stockholders must approve, such as the election of directors and other decisions relating to the management of business.

TURMOIL IN RUSSIA AND THE CIS CREATES SIGNIFICANT UNCERTAINTY FOR OUR OPERATIONS

     To date, we have earned a significant portion of our revenue from operations in Russia and the other countries of the CIS. All foreign companies operating in the former Soviet Union, including our company, face significant political, economic, regulatory, legal and tax risks, as described below.

     For a discussion of our consideration of a possible sale of our interest in certain of our Russian businesses, including through a public offering, see "Business -- GTS Business Services -- CIS and Mobile Services -- CIS."

  THE EFFECT OF POLITICAL INSTABILITY ON OUR BUSINESS IS UNCERTAIN

     Instability in the political systems of Russia and the other independent countries of the CIS discourages investment and spending and could reduce our revenues and profits from our operations in these countries. The political instability results from political gridlock, dissatisfaction with reform, social and ethnic unrest, economic difficulties, and changes in government policies, and may grow worse in the future. Russia's current president continues to institute political reforms, but the pace of reform is slowing. The dismissal of a significant number of government leaders by the Russian president over the past year has contributed to continuing political instability.

     The Russian parliament has passed legislation to protect private property from expropriation and nationalization. However, since the Russian government lacks experience in enforcing these provisions and since the present political system is unstable, we do not know if these protections will be enforced in the future. Expropriation or nationalization of our business would have a material adverse effect on our operations.

  RUSSIA'S UNSTABLE ECONOMY MAY REDUCE DEMAND FOR OUR SERVICES

     The Russian economy has experienced severe volatility in both financial and currency markets. These developments have been accompanied by a substantial decline in the Russian stock market and the failure of banks and other businesses. Reforms enacted by the Russian government to create a more market-oriented economy are at risk in this environment and it is uncertain whether stability will return to the Russian financial markets. If the Russian economy does not improve, this condition will most likely have an impact on the demand for our services offered in Russia.

  THE RUSSIAN BANKING CRISIS COULD ADVERSELY AFFECT OUR ABILITY TO CONVERT RUBLES AND RECOVER FUNDS

     The instability of the ruble and the institution of further restrictions on certain foreign exchange payments could negatively affect our ability to convert rubles into foreign currency and transfer foreign exchange payments out of Russia. Through our Business Services - CIS and Mobile Services - CIS lines of business, we have earned and continue to earn significant revenue in Russia. The value of the ruble against the U.S. Dollar, however, has steadily declined. As a result of the August 17, 1998 decision by the Russian Government and the Central Bank of Russia to devalue the ruble and its aftermath, the value of the ruble against the U.S. Dollar has fallen even more significantly, negatively affecting our financial performance. During the quarter ended September 30, 1998, we recorded a $13.1 million pre-tax charge, the largest portion of which consisted of foreign currency exchange losses on our net monetary assets that are denominated in rubles. Since the August 17th decision, the Russian authorities have been unable to maintain a stable exchange rate. Thus, an additional significant and sudden decline in the value of the ruble might occur which could negatively affect our financial performance and require us to record another significant pre-tax charge.

     Our ability to hedge against further declines in the values of the ruble by converting to other currencies is significantly limited. The ruble is generally non-convertible outside Russia. Within Russia, the market for converting rubles into other currencies is limited and is subject to rules that restrict the purposes for which conversion and payment are allowed. This market may become even more restricted or may cease to exist as a result of policies the Russian government may implement.

     The 90-day moratorium that the August 17th decision imposed on certain foreign exchange payments delayed transfers of funds. Although the 90-day moratorium has expired, it could be renewed or established in another form if the Russian government and Central Bank anticipate further liquidity crises. Any delay in converting rubles into foreign currency to make a payment or delay in the transfer of that foreign currency could have a material adverse effect on our operations.

     For a more comprehensive discussion of the economic crisis in Russia and the other independent countries of the CIS, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- Background on the Political, Economic and Tax Environment in Russia."

  MORE RESTRICTIVE RUSSIAN TELECOMMUNICATIONS POLICIES COULD CONSTRAIN OUR OPERATIONS

     Presently, Russian legislation does not restrict foreign investment in the telecommunications industry, but there have been press reports of renewed consideration of nationalization and foreign ownership restrictions of certain strategic industries, such as the telecommunications industry. Any change to current government regulations or policies that negatively affects the licenses that we hold or our ability to obtain licenses in the future would restrict our operations in Russia and the CIS. For a more comprehensive discussion of regulatory issues in Russia and the other independent countries of the CIS, see "Business -- Licenses and Regulatory Issues -- GTS Business Services - CIS and Mobile Services - CIS."

  WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO CONFUSION IN RUSSIA'S LAWS AND LEGAL STRUCTURES

     The current confusion with the Russian and CIS legal structure makes it difficult to know if we would be able to enforce our rights in disputes with our joint venture partners or other parties, or if we are in compliance with all applicable laws, rules and regulations. The Russian and other CIS governments have rapidly introduced laws and regulations and have changed their legal structures in an effort to make their economies more market-oriented, resulting in considerable legal confusion, especially in areas of the law that directly affect our operations. There can be no assurance that local laws and regulations will become stable in the future. Our ability to provide services in Russia and the other independent countries of the CIS could be adversely affected by difficulties in protecting and enforcing our rights and by future changes to local laws and regulations.

  OUR RUSSIAN TAX BURDEN MAY BE SIGNIFICANTLY GREATER THAN ANTICIPATED

     It is possible that our Russian taxes may be greater than the estimated amount that we have expensed to date and accrued on our balance sheets. The Russian tax system has many uncertainties and Russian tax authorities have become increasingly aggressive in their interpretation of the tax law, and in their enforcement and collection activities. We believe that the resolution of our Russian tax liability will not have a material adverse effect on our Russian shareholdings and financial condition. However, the amount and timing of an unfavorable resolution of our tax liability could have a material adverse effect on future results of operations or cash flows in a particular period.

  OUR MANAGEMENT, LEGAL AND FINANCIAL CONTROLS MAY BE INADEQUATE TO ENSURE THAT WE COMPLY WITH APPLICABLE LAWS

     As a result of deficient reporting and control standards, we have been unable to ascertain whether certain practices by our ventures were in compliance with applicable U.S. and foreign laws. If we or any of our ventures were found to be involved in unlawful practices we or our ventures could be exposed, among other things, to significant fines, the risk of prosecution and the loss of our licenses. Russia and the other independent countries of the CIS in which we operate lack corporate management and financial reporting legal requirements, and have underdeveloped banking, computer and other internal control systems. Additionally, we have had difficulty hiring and retaining qualified employees in these markets. As a result, we have had difficulty:

     -  establishing internal management, legal and financial controls;

     -  collecting financial data;

     -  preparing financial statements, books of account and corporate records;
       and

     -  instituting business practices that meet Western standards.

     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. In addition, in early 1997, we retained special outside counsel to conduct a thorough review of our business practices in the emerging markets in which we operate. The review did not identify any violations of law that we believe would have a material adverse effect on our financial condition. We believe that the special counsel review was properly conducted and was sufficient in scope, but we cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs initiated by us will be effective. In addition, if government authorities were to disagree with our assessment, our future results of operations and cash flows could be materially adversely affected.

  THE REORGANIZATION OF THE RUSSIAN TELECOMMUNICATIONS INDUSTRY MAY CREATE STRONGER COMPETITION FOR US AND HURT OUR RELATIONS WITH OUR RUSSIAN PARTNERS

     The Russian government has reorganized the Russian telecommunications industry so that one entity, Svyazinvest, now owns a majority interest in most of our principal venture partners and other telecommunications service providers in Russia. This reorganization could make it more difficult for us to attract and retain customers, and thereby reduce our revenues, because:

     -  Svyazinvest is likely to become a stronger competitor; and

     - Our business relationships with our principal venture partners, which make up a major component of our business strategy in Russia, may be hurt.

     For a further discussion of Svyazinvest, see "Business -- Licenses and Regulatory Issues -- GTS Business Services - CIS and Mobile Services - CIS."

  WE MAY BE OVERLY DEPENDENT ON OUR JOINT VENTURE PARTNERS

    INABILITY TO OBTAIN LOCAL ASSISTANCE ON MARKETING AND REGULATORY MATTERS MAY DISRUPT OUR RUSSIAN AND CIS OPERATIONS

     We are substantially dependent on our local partners to provide us with marketing expertise and knowledge of the local regulatory environment. Because their local knowledge helps facilitate the acquisition of necessary licenses and permits, any significant disruption in our relationship with these parties could make it more difficult for us to obtain and maintain licenses and permits for our Russian and CIS operations.

     TERMS OF OUR JOINT VENTURE AGREEMENTS LIMIT OUR ABILITY TO MANAGE JOINT VENTURES

     Under the terms of various joint venture agreements we have the right to nominate key employees, direct the operations and determine the strategies of such joint ventures' governance. However, our partners in some ventures have the ability to frustrate the exercise of such rights. Significant actions by most ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into significant corporate transactions effectively require the approval of our local partners. Further, we would be unlikely as a practical matter to want to take significant actions without the approval of our joint venture partners. Accordingly, we are unable to unilaterally control the operations of our joint ventures. For a discussion of these joint ventures, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- GTS Business Services - CIS -- Operations."

     OUR COMPETITION WITH OUR JOINT VENTURE PARTNERS MAY RESULT IN CONFLICTS OF INTEREST

     We frequently compete with some joint venture partners in the same markets which may lead to conflicts of interest. For example, Rostelecom, our partner in Sovintel, is the dominant international and domestic long distance carrier in Russia. Similarly, many of our regional telephone company partners in the TeleRoss Ventures offer cellular services in direct competition with certain of the operations of Mobile Services - CIS. We cannot assure you that any such conflicts will be resolved in our favor.

WE HAVE ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL, EVEN IF IT WOULD BENEFIT SHAREHOLDERS

     We have adopted anti-takeover provisions that could delay or prevent a third party from gaining control of us in a transaction that our board of directors had not negotiated and approved, even if the change in control would be beneficial to you. These anti-takeover provisions could depress the market price of your common stock. These anti-takeover provisions include:

     - Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an "interested stockholder" except in limited circumstances; and

     -  provisions of our charter and by-laws, including:

       -  a classified board of directors serving staggered three-year terms;

       -  restrictions on who may call a special meeting of stockholders;

       -  a prohibition on stockholder action by written consent;

       -  restrictions on the removal of directors;

       - supermajority voting requirements with respect to certain amendments to our charter;

       - the authority to issue shares of preferred stock and to determine the rights without stockholder approval; and

       -  a shareholders' rights plan.

     For a more comprehensive discussion of the provisions of our charter and by-laws affecting our capital stock, see "Description of Capital
Stock -- Certain Charter and By-law Provisions."

ANY U.S. JUDGMENTS YOU MAY OBTAIN AGAINST US MAY NOT BE ENFORCEABLE IN OTHER COUNTRIES

     Substantially all of our assets are located outside the U.S. As a result, it will be necessary for you to comply with non-U.S. laws in order to enforce judgments obtained in a U.S. court (including those with respect to federal securities law claims) against the non-U.S. assets of our operating ventures. We cannot assure you that any U.S. judgments would be enforced under any such non-U.S. laws.

WE MAY BE AT A COMPETITIVE DISADVANTAGE DUE TO RESTRICTIONS IMPOSED BY THE FOREIGN CORRUPT PRACTICES ACT ON CERTAIN OF OUR BUSINESS PRACTICES

     Many of our current and potential competitors are not subject to, or constrained by the prohibitions of, the Foreign Corrupt Practices Act, including the prohibition against making payments to government officials in order to obtain commercial benefits. We are subject to, and seek to comply with, the limitations and prohibitions of such law, and accordingly may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment through the making of such payments. Accordingly, we cannot assure you that we will be able to compete effectively against companies free from such limitations in the emerging markets where such commercial practices are commonplace.

NO PUBLIC MARKETS FOR OUR DEPOSITARY SHARES AND CONVERTIBLE PREFERRED STOCK

     The purchase price of the depositary shares is substantially higher than the net tangible book value per share of our common stock. Investors purchasing depositary shares under this prospectus will therefore incur immediate and substantial net tangible book value dilution. To the extent that stock options or warrants (currently outstanding or subsequently granted) to purchase our common stock or preferred stock are exercised, there will be further dilution.

     There is no public or other trading market for the depositary shares offered by this prospectus or the corresponding shares of convertible preferred stock, and we cannot assure you that any market will develop or be sustained in the future. The initial purchasers have advised us that they do not intend to make a market in convertible preferred stock or the common stock into which such shares are convertible after the consummation of this offering.

OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK MAY BE LIMITED

     We do not expect to pay any cash dividends in the foreseeable future. Also, our ability to pay dividends is limited under the terms of indentures governing our outstanding debt securities. If we raise any capital in the future, we may be restricted from paying dividends under the terms of such financings. In addition, the decision on August 17, 1998 by the Russian government and the Central Bank of Russia to devalue the ruble and other actions that the Russian government may take in the future may restrict the ability of the ventures in Russia to declare and pay dividends. For more information on these debt securities, see "Description of Certain Indebtedness."

WE MAY BE PRECLUDED FROM PAYING CASH DIVIDENDS ON THE CONVERTIBLE PREFERRED
STOCK

     Our ability to pay any dividends is subject to applicable provisions of state law. Our ability to pay cash dividends on the convertible preferred stock will be subject to the terms of the indenture governing our 9 7/8% senior notes and any other debt of ours which is outstanding. Under this indenture, we may not pay cash dividends unless, among other things, the ratio of our total debt to our annualized operating cash flow is less than or equal to 6.0 to 1.0. We currently do not meet this ratio and will not be able to pay cash dividends until we experience significant improvements in our operating cash flow. However, the certificate of designations for the convertible preferred stock allows us, at our option, to pay dividends on the convertible preferred stock in cash, common stock or a combination thereof. If we pay all or a portion of a dividend in our common stock, we must deliver to the depositary a sufficient number of shares that, upon resale by the depositary, will result in net cash proceeds to the depositary to make the quarterly dividend payments in cash to the holders of the depositary shares.

     Additionally, the ranking of the convertible preferred stock with respect to the payment of dividends and upon liquidation, dissolution or winding up may prevent us from paying cash dividends. The convertible preferred stock will rank junior in right of payment to all of our existing and future senior securities, including our 8 3/4% convertible senior subordinated debentures due 2000, our 9 7/8% senior notes due 2005 and our 5 3/4% senior subordinated debentures due 2010. In the event that we do not have sufficient funds to pay both our debt service and accrued dividends on the convertible preferred stock, we will first limit or stop paying such cash dividends until all amounts due on our senior securities are paid.

     Also, we may, without your consent, dilute your ability to receive dividends or amounts payable on dissolution by increasing the authorized number of shares of preferred stock or issuing series of preferred stock ranking on a parity with the convertible preferred stock.

SUBSTANTIAL RESALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND DILUTE YOUR OWNERSHIP INTEREST

     We cannot predict what effect future sales of our common stock or the availability of our common stock for sale would have on the market price for our common stock. Sales of large numbers of shares of our common stock in the public market pursuant to Rule 144 or pursuant to effective registration statements under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for our common stock. Presently, we filed and the SEC declared effective five registration statements. One registration statement covers the resale of the 8.75% convertible bonds due 2000 and the shares of common stock into which they are convertible. Two registration statements on Form S-8 cover the resale of shares of common stock issued to employees, officers and directors under our employee benefit plans. In addition, we have filed with the SEC, and in April 1999 the SEC declared effective, two registration statements covering 24.1 million shares of our common stock owned by some of our affiliates and other stockholders. See "Description of Capital Stock -- Prior Purchase Agreements -- Registration Rights." Finally, under this prospectus which is included in another shelf registration statement, the selling stockholders may sell shares of common stock that we issue upon conversion of the shares of convertible preferred stock and the depository agent may sell shares of our common stock in payment of dividends on the shares of convertible preferred stock. The resale of shares under these registration statements may depress our common stock price.

OUR STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE

     The market price for your common stock could fluctuate due to various factors. These factors include:

     - failure to integrate or realize projected benefits from our recent acquisitions;

     -  acquisition-related announcements;

     - announcements by us or our competitors of new contracts, technological innovations or new products;

     -  changes in government regulations;

     -  fluctuations in our quarterly and annual operating results;

     - political and economic development in emerging markets (including Russia and the other independent countries of the CIS); and

     -  general market conditions.

     In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities. The securities are being sold by the stockholders described in "Selling Stockholders". We will pay for all expenses necessary to register the securities offered under this prospectus except for selling commissions and underwriting discounts, if any.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Because of our historic losses, we have experienced a deficiency of earnings available to cover fixed charges throughout our existence. The deficiency of earnings available to cover fixed charges has been computed by adding loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.

                                         QUARTER ENDED
                                           MARCH 31,                     YEARS ENDED DECEMBER 31,
                                         --------------   ------------------------------------------------------
                                              1999          1998        1997        1996       1995       1994
                                         --------------   ---------   ---------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Deficiencies of earnings available to
  cover fixed charges..................    $(158,444)     $(235,300)  $(132,276)  $(74,845)  $(41,631)  $(17,951)

                              SELLING STOCKHOLDERS

STOCKHOLDERS SELLING CONVERTIBLE PREFERRED SHARES

     We issued and sold 100,000 shares of convertible preferred stock (represented by 10,000,000 depositary shares) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated and Lehman Brothers Inc. as initial purchasers on April 19, 1999 at a purchase price of $5,000 per share (or $50 per depositary share). The initial purchasers sold our convertible preferred stock in transactions exempt from the registration requirements of the Securities Act, to persons that the initial purchasers reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act).

     The registration statement of which this prospectus is a part has been filed under Rule 415 under the Securities Act to afford the holders of the convertible preferred stock the opportunity to sell their securities in public transactions rather than under an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the convertible preferred stock must notify us of its intention to sell securities and provide other information about itself and the securities it is selling as required by the Securities Act.

     No holder may offer or sell securities under this prospectus until we have been notified and until any supplement for the prospectus has been filed or an amendment to the registration statement has become effective. Additional holders of convertible preferred stock will be added to the prospectus at their request and after they have provided us with any information we have requested. We will from time to time supplement and amend the prospectus to the registration statement, as applicable, to add additional holders of convertible preferred stock and to reflect the required information.

     The following table describes the holders of convertible preferred stock which have requested to be included in this prospectus. The holders of convertible preferred stock may, from time to time, also receive shares of common stock in the event payment of dividends on the depositary shares or the convertible preferred stock is made with shares of common stock and such common stock is not sold by the depositary to pay dividends in cash. This common stock may also be offered and sold under this prospectus. The information in the following table has been obtained from the holders of convertible preferred stock identified in the table. Unless disclosed in the footnotes to the table, no holder of convertible preferred stock has held any position, office or had any other material relationship with us, our predecessor or any of our affiliates during the past three years. All of the shares of convertible preferred stock are registered in the name of "Cede & Co." on the books of the transfer agent for the convertible preferred stock.

                                                                          SHARES OF
                                                         DEPOSITARY       PREFERRED
                                                        SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                         AND OFFERED     AND OFFERED    STOCK OWNED AND
                                                           HEREBY           HEREBY       OFFERED HEREBY
                                                           -----------   ------------   ----------------
Arkansas Teachers Retirement.........................        57,300                0                  0
Arpeggio Fund, LP....................................         2,500                0                  0
Baptist Health of So Florida.........................         4,300                0                  0
Bear, Stearns & Co. Inc..............................       102,500                0                  0
Black Diamond Offshore, Ltd..........................        14,165                0                  0
BNP Arbitrage SNC....................................        10,000                0                  0
Boston Museum of Fine Art............................         3,000                0                  0
Cap Arbitrage........................................        34,500                0                  0
Chrysler Corporation Master Retirement Trust.........        93,700                0                  0
Double Black Diamond Offshore LDC....................        23,960                0                  0
Engineers Joint Pension Fund.........................         9,400                0                  0
Forest Alternative Strategies Fund Series A-51.......         4,000                0                  0
Forest Alternative Strategies Fund Series A5M........         1,500                0                  0
Forest Alternative Strategies Fund Series B-3........         1,200                0                  0
Forest Fulcrum Fund LP...............................        57,000                0                  0
Forest Global Convertible Fund Series A-5............        79,500                0                  0
Forest Performance Fund LP...........................         2,500                0                  0
GLG Market Neutral Fund..............................       110,000                0                  0
Global Bermuda Limited Partnership...................        16,000                0                  0
GMOTERS ARBGFAA......................................        27,500                0                  0
Goldman Sachs and Company............................       153,900                0                  0
Greyhound Lines, Inc. Amalgamated Transit Union
  National Local.....................................         1,300                0                  0
Gryphon Domestic III, LLC............................        12,100                0                  0
Hamilton Partners Limited............................        50,000                0                  0
Hamilton Partners Limited............................        50,000                0                  0
Highbridge International LLC.........................       367,000                0                  0
Investcorp SAM Fund Limited..........................        22,100                0                  0
JMG Convertible Investments, L.P.....................       110,000                0                  0
LDG Limited..........................................         5,000                0                  0
LLT Limited..........................................         8,000                0                  0
Nicholas-Applegate Convertible Fund..................        12,200                0                  0
McMahan Securities Company, L.P......................        13,500                0                  0
Motion Picture Industry Health Plan Active Member
  Fund...............................................        11,500                0                  0
Motion Picture Industry Health Plan Retiree Member
  Fund...............................................         5,800                0                  0
OCM Convertible Trust................................       107,700                0                  0
Oppenheimer Convertible Securities Fund..............        85,000                0                  0
Physicians Life......................................         4,000                0                  0
Pilgrim Convertible Fund.............................        62,700                0                  0
Rhapsody Fund, LP....................................         3,300                0                  0
San Diego City Convertible...........................        60,000                0                  0
San Diego City Retirement............................        24,900                0                  0
Southport Management Partners, L.P...................        15,000                0                  0
Southport Partners International, Ltd................        30,000                0                  0
St. Thomas Trading, Ltd..............................         3,333                0                  0
State of Connecticut Combined Investment Funds.......       110,200                0                  0

                                                                          SHARES OF
                                                         DEPOSITARY       PREFERRED
                                                        SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                         AND OFFERED     AND OFFERED    STOCK OWNED AND
                                                           HEREBY           HEREBY       OFFERED HEREBY
                                                           -----------   ------------   ----------------
State Employees' Retirement Fund of the State of
  Delaware...........................................        32,700                0                  0
Straus-Gept L.P......................................         5,500                0                  0
Straus Partners L.P..................................        16,000                0                  0
Straus-Spelman Partners L.P..........................         3,500                0                  0
TQA Arbitrage Fund, L.P..............................        15,000                0                  0
TQA Leverage Fund, L.P...............................        15,000                0                  0
TQA Vantage Fund, Ltd................................        25,000                0                  0
Tribeca Investments L.L.C............................       372,500                0                  0
Triton Convertible Investments, L.P..................       110,000                0                  0
Vanguard Convertible Securities Fund, Inc............        73,400                0                  0
Wake Forest University...............................        22,200                0                  0
White River Securities LLC...........................       102,500                0                  0
The Bank of New York(1)..............................             0                0    up to 1,500,000
Any other holder of Securities or future transferee
  from any such holder...............................     7,258,642                0                  0
Totals...............................................    10,000,000                0    up to 1,500,000

---------------

(1) Acting as depositary of these shares of common stock, which it will promptly resell on behalf of the holders of depositary shares in order to make any necessary quarterly dividend payments in cash to such holders.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market since February 5, 1998, the date of the IPO, under the symbol "GTSG." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of our common stock as reported on the Nasdaq National Market.

                                                                 HIGH        LOW
                                                                -------    -------
Quarter ending March 31, 1998...............................    $ 49.00    $ 25.94
Quarter ending June 30, 1998................................    $ 51.25    $ 35.38
Quarter ending September 30, 1998...........................    $ 64.25    $ 24.50
Quarter ending December 31, 1998............................    $ 59.50    $ 21.13
Quarter ending March 31, 1999...............................    $ 68.25    $ 47.81
Quarter ending June 30, 1999 (through June 4, 1999).........    $ 78.50    $ 56.50
                                                                =======    =======

     The closing bid price for the common stock as reported on the Nasdaq National Market on June 4, 1999 was $78.50. As of December 31, 1998, there were approximately 484 holders of record of our common stock.

                                DIVIDEND POLICY

     We have not paid any dividend on our common stock and do not intend to pay dividends in the foreseeable future. In addition, the indenture governing our 9 7/8% notes currently prohibits the payment of dividends. This indenture contains restrictions against making restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of pari passu or subordinated indebtedness and the making of certain investments, loans and advances) unless no default or event of default exists, our leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed certain amounts.

                               INDUSTRY OVERVIEW

EUROPEAN TELECOMMUNICATIONS MARKET

     Liberalization in the European telecommunications markets has proceeded rapidly since the late 1980's. Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their home markets and designed their networks according to national rather than continental and international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up the telecommunications markets to competition. These directives required member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of new interests, including our company, have emerged to compete with the European public telecommunications operators.

INTERNET INDUSTRY

     The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and conduct business electronically. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet, or its backbone, are connected in a variety of ways, including by public switched telephone networks and by high speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol or IP, which is a market-based standard computer language broadly adopted on the Internet and elsewhere that allows computers with different architectures and operating systems software to communicate with each other on the Internet.

     Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an Internet service provider became more prevalent. Internet service providers offer access, e-mail, customized content and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

     Internet service providers generally operate networks composed of dedicated lines leased from public telecommunications operators, local access providers and internet service providers using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the Internet service provider switching equipment by facilities obtained by the customer or the Internet service provider from either public telecommunications operators or local access providers through a dedicated access line or the placement of a circuit-switched local telephone to the Internet service provider.

IP COMMUNICATIONS TECHNOLOGY

     There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data, into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

     Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, some disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communication transmissions. In addition, there are concerns about the adequacy of the security and reliability of packet-switch based systems as currently implemented.

     Initiatives are under way to develop technology to address these disadvantages of packet-switch based systems. We believe that the evolving IP standard will remain a primary focus of these development efforts. We expect the benefits of these efforts to be improved communications, reduced latency and declining networking hardware costs.

                                    BUSINESS

OUR HISTORICAL OVERVIEW

     We were founded in 1983 as a not-for-profit company under the name San Francisco/Moscow Teleport, Inc. We incorporated as a for-profit corporation in 1986, and reincorporated into Delaware in 1993 and changed our name to Global TeleSystems Group, Inc. in February 1995. Our principal business office is located at 1751 Pinnacle Drive, North Tower -- 12th Floor, McLean, Virginia 22102, United States, and our telephone number is (703) 918-4500.

     From our inception until 1998, we focused on (1) providing telecommunications services in emerging markets, particularly in Russia and (2) establishing and developing Hermes Europe Railtel B.V., a venture designed to provide a high speed transmission network across national borders in Western Europe. We intended to capitalize on the rapidly growing demand for telecommunications services in countries emerging from totalitarian rule and state-controlled economies. In addition, in Western Europe growing liberalization of regulations governing the provision of telecommunications services has resulted in a proliferation of new competitors to incumbent public telecommunications operators. At the same time, with the trend toward the increasing globalization of business, there has been a substantial growth in demand for high quality voice and data telecommunications. We perceived a need for a fast, efficient and lower cost cross-border network that would carry the traffic of established public telecommunications operators and other carriers. Since we began operating our Hermes Railtel network in late 1996, the demand for its services has validated our decision to build and develop such a network.

     In 1998, we changed our strategy in response to the economic crisis in emerging markets and the advent on January 1, 1998 of the deregulation of the provision of telecommunications services in Western Europe. We also sought to build on the success of our Hermes Railtel network by developing a plan to provide telecommunications services, including local access services, directly to businesses and other customers. Accordingly, during 1998, we acquired two companies that provide such services to businesses and other high usage customers in Western Europe and developed a plan to provide local access services in 12 major Western European cities. In addition, we realigned our operations into five lines of business to facilitate the coordination and management of our activities.

BUSINESS STRATEGY

     In order to achieve our objective of becoming Europe's premier independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers, we intend to implement the following key strategies:

  CONTINUE BUILDOUT OF HERMES RAILTEL NETWORK

     We intend to make Hermes Railtel's service offerings more attractive to our carrier customers by expanding the geographic reach and reliability of our core network. We are continuing to build our Hermes Railtel network by extending its coverage to include approximately 50 cities throughout Europe by the end of 2000 and by putting in place a high speed, cost-efficient transatlantic link through our FLAG Atlantic Limited joint venture. We are also deploying dense wavelength division multiplexing technology that will permit significant expansion of the core network's transmission capacity and allow us to upgrade the reliability and efficiency of the network.

  DEVELOP LOCAL ACCESS INFRASTRUCTURE

     In order to facilitate our customers' access to our network and to exploit what we believe to be an expanding market, we intend to build, lease or acquire local access infrastructure in 12 major metropolitan markets throughout Europe by 2001. We believe that the increasing liberalization of telecommunications regulation in Europe and the existing level of competition in Europe for local access services offer an attractive opportunity to build out local access infrastructure. We believe that implementing this strategy will also benefit our Carrier Services and Business Services lines of business.

  CAPITALIZE ON GROWTH IN DATA/IP TRAFFIC

     In anticipation of continued rapid growth in data and Internet traffic, we plan to expand our IP-based capabilities and product offerings. We intend to apply IP technology to Hermes Railtel's fiber optic network in order to enhance its efficiency and capacity. In addition to offering IP transport services, we intend to offer Internet access and IP-based services, such as web site management.

  REINFORCE AND EXTEND MARKET PENETRATION OF HERMES RAILTEL'S NETWORK

     We intend to reinforce and extend the market penetration of Hermes Railtel's network by enhancing the scope, capacity, reliability and efficiency of our infrastructure, and by providing our own local access. As a result of these enhancements, we believe that we are well-positioned to generate additional revenues from existing carrier customers and attract new customers as demand for seamless transatlantic city-to-city services increases. Targeted new customers include the U.S. regional Bell operating companies, as well as U.S. and European Internet service providers.

  INCREASE HIGH USAGE RETAIL CUSTOMER BASE AND ROUTE TRAFFIC OVER OUR OWN
NETWORK

     As a result of the Esprit Telecom and NetSource acquisitions, we have an established retail customer base of leading international businesses, organizations and governmental agencies. We intend to continue to focus our retail marketing efforts on small, medium and large-sized businesses, governmental agencies and other organizations that have extensive telecommunications needs and which generate substantial volumes of telecommunications traffic. By routing this traffic over our Hermes Railtel, Business Services and Access Services networks, we seek to realize the benefits of owning our own infrastructure. In order to build our customer base, we anticipate significantly increasing the size of our direct sales force. We also seek to offer a level of service superior to that provided by incumbent telecommunications providers. We believe that providing a high level of customer service is a key element in establishing customer loyalty and attracting new customers. For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenues."

GTS CARRIER SERVICES

  OVERVIEW

     Our Carrier Services line of business is made up of three components:

     - Hermes Railtel;

     - Transoceanic Services; and

     - IP Services.

     Cross-border transmission capacity has historically been used predominantly for the transmission of voice traffic. We believe that cross-border transmission capacity will increasingly be used to transport data traffic and in several years the volume of capacity used for transporting data traffic will significantly exceed that used for transporting voice traffic. This trend is being driven by the rapid growth of the Internet and other data-intensive applications such as videoconferencing, multimedia, and medical and business imaging, among others.

     We intend to participate in this developing market by providing comprehensive telecommunications transport services to established and emerging telecommunications carriers, Internet service providers and other significant consumers of transmission services. We believe that our customers will increasingly demand network connection to the world's major commercial and financial centers. In addition, we believe that our customers will demand Internet or IP-based services such as Internet access, web hosting and management services in order to participate in the expected growth of the Internet.

  HERMES RAILTEL NETWORK

     We are one of the leading providers of telecommunications services to other telecommunications carriers. We operate a centrally managed fiber optic network that is designed to carry high volumes of telecommunications traffic across national borders in Europe and to the United States. At March 3, 1999, the network operated over approximately 12,200 kilometers connecting 19 cities in 10 countries. We expect the network to extend approximately 25,000 kilometers with points of presence, or equipment for switching or relaying traffic, in approximately 50 cities in 20 European countries by the end of 2000.

     Capacity on the Hermes Railtel network is sold to public telecommunications operators, other carriers, Internet service providers, resellers of unused telecommunications capacity and other telecommunication service providers. We believe that we are able to provide our customers a service that is superior to other services currently available through public telecommunications operators or through other independent providers.

     At March 3, 1999, we operated the Hermes Railtel network in Belgium, The Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark, Sweden and Spain, linking the following 19 cities: Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen, Stockholm, Hamburg and Madrid. If completed as expected by the end of 2000, our network will extend approximately 25,000 kilometers. During 1999, we plan to extend our network through France to Barcelona and commence operating in Austria, the Czech Republic, Luxembourg and Portugal.

     We currently lease capacity on transatlantic cables linking the network with North America and are exploring various interconnectivity options to Russia. At March 3, 1999, 54 customers were under contract for service on the Hermes Railtel network, and at December 31, 1998 our customers were contractually obligated to pay us an aggregate of $418 million for future services, provided Hermes Railtel performs in accordance with contractual specifications.

     We intend to continue to build Hermes Railtel's network using cost-efficient access to an infrastructure of railways, motorways, pipeline companies, waterways and power companies. We have a flexible approach to the network plan and intend to fine-tune the scope, route and design of the network based on our evaluation of customer demand. We have entered into agreements for the construction and/or lease of fiber optic routes for the network in the countries where we currently operate. We continue to negotiate rights-of-way and other infrastructure arrangements in order to extend the network. We expect to incur approximately $750 million in additional capital expenditures, including capital lease obligations, through 2000 in connection with the build-out of the network.

     In June 1998, we acquired a 75% interest in Ebone, a Danish company which connects European Internet service providers to the Internet over its own network. In May 1999, we acquired the remaining 25% interest in Ebone. As of December 31, 1998, Ebone served 83 customers in 25 countries. As part of the transaction, Ebone purchased approximately $100 million of long-term capacity rights on Hermes Railtel's network. It will provide Ebone with capacity of up to 622 megabits per second between the majority of European cities that Ebone serves. Many of Ebone's existing customers own a portion of Ebone's shares through an association.

     MANAGED BANDWIDTH SERVICES

     Hermes Railtel provides primarily large capacity cross-border European circuits and transatlantic services to carriers and service providers over an integrated, managed network. The Hermes Railtel network, based on dense wavelength division multiplexing and synchronous digital hierarchy technology (a form of packet switched transmission technology), provides digital transmission capability upon which a broad range of advanced functionality may be built. The Hermes Railtel network offers network availability, flexibility, bandwidth speeds and error performance not otherwise available to carriers for transport of telecommunications traffic across national borders in Western and Central Europe. Our network is designed to provide customers with a wide variety of bandwidth speeds, ranging from a data transmission rate of 2.048 Mbps (or millions of bits per second) to a data transmission rate of 2.5 gigabits per second (or billions of bits per second). For more information on technology in the telecommunications industry, see "Industry Overview -- IP Communications Technology."

     Point-to-Point Transmission Capacity. The current market for cross-border transport is also served by international private leased circuits provided by public telecommunications operators. Traditionally, these private leased circuits are formed by combining half-circuits from two public telecommunications operators between customer locations, often with additional public telecommunications operators providing transit segments. Under such private leased circuits, overall service quality guarantees generally are not provided and only a limited range of bandwidth is available, usually only at a data transmission rate of 2.048 Mbps, and in certain instances, at a data transmission rate of 34 Mbps. We provide a Point-to-Point Transmission Capacity service to our customers. We believe this service is a significant improvement to private leased circuits because it provides a greater range of bandwidths from 2,048 Mbps to multiples of 140 Mbps or 155 Mbps and allows customers to choose a service level agreement which provides service guarantees appropriate for their applications, including guarantees for on-time service delivery and service availability.

     Our point-to-point transmission capacity consists of "integrated" and "node-to-node" services. Our network integrated service provides an end-to-end service between customer-specified locations where we arrange for the connection between the network node location and the customer's location. The node-to-node service can be selected when the customer prefers to provide its own connection to the local network node location. In node-to-node service, we guarantee service only on our network and not from our network node to the customer's location. Our network prices for both services are competitive relative to current service offerings. Our customers can choose flexible contract terms from one to ten years in duration, with discount schemes designed to ensure that we remain a cost-effective solution.

     Virtual Network Transmission Services. As the European marketplace liberalizes and carriers and other telecommunications service providers plan to expand their operations across Europe, a need arises for a flexible and cost-effective means of telecommunications transport. Such service providers have traditionally obtained international transport service by leasing international private leased circuits. Leasing private leased circuits requires a carrier to lease channels on a segment-by-segment basis from multiple public telecommunications operators, linking the target cities under arrangements having a fixed capacity and pricing structure for each segment of the carrier's network. Private leased circuits have several disadvantages, including (1) difficulty in obtaining discount/volume pricing schemes since there is no single provider of pan-European coverage, (2) delays in implementation due to numerous contractual negotiations and the need to interconnect numerous leased circuits,
(3) limited opportunities to lease high-bandwidth pan-European capacity and (4) variability of quality due to the absence of a centrally managed single uniform network. Telecommunications carriers could also construct their own network, which is expensive, time-consuming and complex and which may not be justified by traffic volume.

     Our network transmission service provides a new solution and an attractive alternative to leasing circuits or building infrastructure. This service enables our customers to obtain a uniform pan-European or cross-border network under one service agreement by allowing the customer to select any number of cities along our network with a pricing structure based on the overall amount of leased capacity for the customer's entire network.

     Ring Service. Most medium to large carriers and operators purchase network capacity in excess of actual requirements and prefer to have control over the physical configuration of their networks. This service connects multiple customer locations with multiple paths in a ring configuration. We provide the customer with reliable and direct control over the paths dedicated to its traffic within the ring and exclusive control over the routing. We can add additional ring capacity with no service interruption and additional customer locations with minimal service interruption. We can provide this ring service at a very competitive rate compared to other point-to-point services. For a discussion of the risks associated with the

Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     INTERNET ACCESS AND IP TRANSPORT

     Ebone Internet Access Services. Internet service providers, which are companies that provide Internet access to end-users, have purchased Internet access from Ebone since 1991. Ebone has one of the largest installed bases of Internet service provider customers in Europe. Building on the expertise developed since the advent of the Internet in Europe, Ebone now offers Internet service providers a high quality Internet access service with the following significant features:

     - Reliable access to Internet service throughout Ebone's network, which is made possible by always dedicating excess bandwidth capacity on its network;

     - Access to other Internet networks through links with major Internet backbone providers in Europe and in the United States; and

     - Access speeds ranging up to 620 Mbps.

     IP Transport Services. We are developing IP transport services for service providers that focus on building their own Internet backbone, Intranet or voice over IP services. This IP traffic has been traditionally supported by a combination of managed bandwidth services (like the ring or the point-to-point services of Hermes Railtel's network) and Internet network services (like Ebone's Internet services).

     Today, large service providers building their Internet networks demand the speed offered by fiber infrastructure, the reliability of managed bandwidth services and the flexibility of Internet network services.

     We intend to carry the international Internet traffic of service providers between their private points of presence and/or Internet exchange points. We expect these services to combine high quality transmission services with the ability to upgrade transmission capacity and speed and to control configurations which are the strengths of large Internet network providers. For a discussion of the risks associated with the Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     BUSINESS AND MARKETING STRATEGY

     The overall strategy of Hermes Railtel is to offer public telecommunications operators and other carriers pan-European cross-border telecommunications transport services. Our Hermes Railtel network provides a vehicle through which a carrier can compete in markets where it does not own infrastructure. Our primary service offering is the sale of large capacity cross-border circuits to our customers. Our network's focus on carriers is designed to complement and not compete with such carriers' own business objectives in providing services to their end-users.

     As a result of our acquisition of Ebone, we are now accelerating our plans to become a leading player in the provision of seamless transatlantic city-to-city services in order to take advantage of the increased market demand for low cost transatlantic city-to-city services. In 1998, we contracted for long-term leased capacity on transatlantic cables linking the Hermes Railtel network to North America. In addition, we intend to further increase our transatlantic capacity through the purchase of capacity from the FLAG Atlantic Limited joint venture. We also intend to invest further in extending and increasing the capacity of the Hermes Railtel network.

     To establish ourselves as the leading provider of telecommunications services to carriers within Europe, we offer our customers significantly higher quality transmission and advanced network capabilities at a competitive price by focusing on the following:

     - High Capacity Cross-Border Network Facilities. Our network is designed to offer our customers high capacity network facilities outside their domestic markets, providing cross-border capabilities without requiring customers to invest in network infrastructure or being constrained by a narrow range of capacity offerings. By utilizing dense wavelength division multiplexing technology over our network, we anticipate that, once fully deployed, this technology will enable our network to provide a minimum speed of 800 gigabits per second on all major routes. Options are in place to expand fiber capacity further on a number of routes.

     - Uniform Network Architecture. Our network is designed to offer managed transport services from country to country and across multiple countries utilizing a single uniform network, in contrast to services currently available that use multiple providers over several networks with varying technologies under the control of separate, not necessarily compatible, network control systems. The Hermes Railtel network's uniform technology enhances service by providing quality and reliability as well as uniformity of features throughout the network.

     - Diverse Routing. We have designed our network over multiple routes to provide high levels of reliability so that if a failure occurs on one route, traffic can be diverted to an alternate route. The network is designed to provide availability of over 99.9% for most routes and to provide customers with a wide range of telecommunications transmission capacity. We believe that to achieve this level of reliability without the use of a network similar to Hermes Railtel's network, carrier customers would need to purchase additional dedicated circuits.

     - Rapid Provisioning. Our customers can quickly obtain additional capacity on our network. This ability to rapidly provide service is largely due to our development of capacity substantially in excess of our forecasted requirements.

     - Flexibility. Our services provide customers flexibility across Hermes Railtel's network so that the customer may minimize risk by enabling network rerouting, eventually even under customer direct control.

     - Advanced Technology. We are deploying dense wavelength division multiplexing and synchronous digital hierarchy technology that can be upgraded and will permit significant expansion of transmission capacity without increasing the number of fiber pairs on a network. This technology also provides the basis for structuring advanced operating features, such as virtual private network services and IP-based services.

     - Innovative Pricing. We believe that the price of high-bandwidth circuits on transborder European routes is artificially high and not necessarily related to the cost of such circuits. We offer competitive pricing with tailored contract terms and volume discounts. This allows our customers to plan more efficiently the fixed costs of their service portfolio. Our customers can select varying capacity, access, guaranteed availability and contract terms at competitive prices. Customers purchasing capacity from public telecommunications operators generally choose from a narrow set of capabilities under inflexible pricing plans.

     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

     PRICING AND DISTRIBUTION

     We primarily conduct sales of Hermes Railtel's services through Hermes Europe Railtel (Ireland) Limited, a subsidiary.

     Currently, the price of cross-border pan-European calls is often significantly higher than the underlying cost of transport and termination of such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating our network enables us to attractively and competitively price services even as overall tariffs for telecommunication services decline. Our low cost basis is a result of, among other things, the application of new technologies to our network, which allows us to operate our network with fewer employees than legacy networks.

     The term of a typical customer agreement currently ranges from one to three years in length. The customer agrees to purchase, and we agree to provide, cross-border transmission capacity. In general, the customer agrees to pay certain non-recurring charges upfront and recurring charges on an annual basis, payable in twelve monthly installments. If the customer terminates the service order prior to the end of the contract term, the customer is generally required to pay us a cancellation charge equal to three months' service for every twelve months remaining in the contract term. We guarantee transmission services to a certain service level. If such levels are not met or we fail to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable for the failed link.

     CUSTOMERS

     At March 3, 1999, 54 customers were under contract for service on Hermes Railtel's network, including public telecommunications operators and other carriers, global consortia, Internet service providers and resellers. As of December 31, 1998, our customers were contractually obligated to pay us an aggregate of $418 million for future services, provided our network performs in accordance with contractual specifications. We believe that the type and quality of our customers validate our business plan and network concept and illustrate the type of customers we expect to be attracted to the full network. The success of our network to date also demonstrates the demand for cross-border transport services. We are targeting seven major market segments or customer groups, which can be characterized as follows:

     - Existing Public Telecommunications Operators. This customer segment consists of the traditional European public telecommunications operators that generally participate in the standard bilateral agreements for cross-border connectivity. We provide a vehicle for public telecommunications operators to compete in non-domestic markets. As of January 1, 1998, all public telecommunications traffic can be transported by carriers other than the domestic public telecommunications operator, thus vastly expanding the potential demand from public telecommunications operators for our services.

     - Global Consortia of Telecommunications Operators. Many of the largest public telecommunications operators and international carriers have pooled resources and formed consortia in order to compete more effectively in important telecommunications markets such as those in Western Europe, particularly outside their home markets. Prior to liberalization of the provision of switched voice services in Western European markets, one of the primary objectives of these consortia was to provide pan-European services to multinational business customers, including X.25/frame relay (high speed data network) service and voice services for a closed user group. We believe that we provide an attractive alternative at better pricing in those environments where such a consortium does not already own its infrastructure. Furthermore, we believe that we are well-positioned to provide cross-border connectivity between different domestic infrastructures of these alliances.

     - International Carriers. This customer segment consists of non-European carriers with traffic between European and other international gateways. Existing customers in this segment include Teleglobe and targeted future customers include the United States regional Bell operating companies. We can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other hubs.

     - Other Carriers. This segment consists of other European carriers competing with existing public telecommunications operators, cable TV and mobile carriers and competitive access providers. These other carriers have chosen to compete with the incumbent public telecommunications operators in their respective countries. We believe that these other carriers will prefer to use the services of independent carriers like ourselves to meet their cross-border telecommunication transport needs.

     - Internet Backbone Networks. Internet backbone networks are providers of large capacity international connectivity services between Internet nodes (points of interconnection between local Internet service providers). These networks are a fast-emerging segment and are expected to generate significant demand for the services we offer. The Internet segment is experiencing significant growth in demand for transmission capacity.

     - Resellers. Resellers are telecommunications service providers that do not own transmission facilities, but obtain communications services from other carriers for resale to the public. Resellers are a growing segment of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market. In the United States, for example, resellers were a significant factor in the expansion of competition.

     - Other Service Providers. We also target data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions. Their basic network transmission requirement is to connect data switches or processors, and they currently purchase their own international circuits and build additional resiliency into their network infrastructure. We expect to allow them to meet these needs cost-effectively and to extend their services to new markets or customers without substantial capital investment.

     We expect that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large corporations, single-source local and long distance services for small and medium-sized businesses and emerging broadband applications such as cable TV programming distribution (other than broadcast) to the end-user.

     NETWORK DESIGN

     Network Architecture. Our network design is based on a layered architecture that separates physical, optical and telecom layers of our network with standard interfaces in order to optimize design and operation and provide flexibility for introducing new technologies, such as IP.

     Physical Layer. The physical layer of our network is based on a mesh of routes comprised of dark fiber, or fiber optic cable that is not yet equipped or activated for commercial use. When the network is completed, the physical layer will interconnect cities on the network via at least two or three different paths to minimize service interruptions when fiber or equipment failures occur. In each major city, we intend to locate two additional customer access sites for maximum reliability.

     Optical Layer. The optical layer of our network is based on dense wavelength division multiplexing. This is a cost-effective technology that substantially increases the capacity of an existing fiber optic network by multiplying the number of signals that it can carry simultaneously. Specifically, this layer:

     - supports the provision of optical services directly to customers at 2.5 gigabits per second, representing the speed for digital signal transmission expressed in billions of bits per second; and

     - provides for the operation of multiple synchronous digital hierarchy transmission networks and/or IP systems to run concurrently on a single fiber pair in a highly cost-efficient manner. Ciena 40 wavelength systems are currently installed on our network in five countries with a potential capacity of 100 gigabits per second on a fiber pair.

     Telecom Layer. The synchronous digital hierarchy layer of our network, running via dense wavelength division multiplexing channels in the core of the network, and directly on fiber elsewhere, supports the provision of point-to-point services to customers at speeds of 2 Mbps up to 155 Mbps. The synchronous digital hierarchy layer is itself a multi-layered architecture consisting of multiple synchronous digital hierarchy rings, or cables, which are optimized for different telecommunications traffic characteristics. Each synchronous digital hierarchy ring supports fully automatic re-routing of traffic in the case of a break in the ring.

     We expect to add an IP layer to our network starting in the second quarter of 1999. This layer will support high capacity IP routers, or computer devices for routing packet-switched data traffic, which can deliver IP services to customers at speeds up to 2.5 gigabits per second. These routers will be supported on the dense wavelength division multiplexing layer of the network directly and/or through asynchronous transfer mode technology in the core of our network and on top of the synchronous digital hierarchy layer elsewhere. These changes will also enhance the services that Ebone can offer to its Internet service provider customers. We plan to extend our enhanced IP transport capabilities to all cities on our network by 2000. This layer will be able to handle failures independently of the lower layers by re-routing at the IP level.

     Our network is controlled by a single active network operations center in Brussels, Belgium. We maintain a backup center in Amsterdam, The Netherlands that has equivalent management systems continuously synchronized with the primary center.

     Our network operations center can pinpoint potential service problems and deal with service re-routing much more effectively than other networks that are controlled by multiple operators in different countries. Our advanced operational support systems also provide comprehensive support for:

     - managing the large number of network components and local repair organizations required for an extensive international network of our size; and

     - providing advanced customer support for customer operational activities.

     Overall, our combination of backup paths and management components enable recovery from individual failures at the optical, synchronous digital hierarchy and IP layers. Our resilient approach provides for a high level of network performance and reliability. As a result, we are able to enter into strong performance commitments with our customers, and services on most routes of our network have performed at or above 99.9% availability.

     We expect to operate our network and to own substantially all of our network equipment as well as some segments of the fiber optic cable. A substantial portion of the fiber is leased from third parties on a long-term basis. Long-term leases for fiber are advantageous to us because they reduce or eliminate the costly burden of building large quantities of capacity before they can be fully utilized. Where we lease dark fiber, the owner of such fiber will generally be responsible for maintaining such fiber optic cable. In general, we will enter into agreements with equipment vendors and infrastructure providers and other third parties to supply and/or maintain the necessary equipment for our network. For a discussion of the risks associated with the Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     NETWORK CAPACITY

     We are building our network to include Ciena 40 dense wavelength division multiplexing systems on a majority of our routes. This allows for synchronous digital hierarchy and IP systems of 2.5 gigabits per second to be installed only when required, thus providing for efficient management of capital investment.

     Should capacity be required beyond the initial 100 gigabits per second on the first fiber pair, we can bring additional fiber pair(s) into operation that utilize either higher capacity dense wavelength division multiplexing systems at
2.5 gigabits per second or at 10 gigabits per second. Such systems have been available on some routes on our network since 1998. The remaining routes are planned to have this upgrade in 1999. We plan to have a minimum of two fiber pairs on all routes. This approach will extend capacity as we implement it on new paths and on selected existing paths over time.

     NETWORK AGREEMENTS

     We have entered into agreements and letters of intent with various infrastructure providers for construction and/or leasing of dark fiber for portions of our network. Our agreements for leases of portions of our network typically require the infrastructure provider to provide a certain number of pairs of dark fiber and in some cases facilities along our network route commencing on dates we provide. The term of a lease agreement typically ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. We are allowed to use the cable for the transmission of messages and other purposes, including increasing capacity. The infrastructure provider is responsible for maintenance of the cable facilities. The infrastructure provider may also provide space for the location of our equipment and related maintenance. The agreements typically provide for termination by the parties only for material breach, but allow the breaching party 90 days to cure their breach. The agreements typically contain a transition period after termination of the agreement to allow us to continue to serve our customers until we can reach agreement with an alternative infrastructure provider. In certain areas of our network where it is not possible to lease dark fiber, we have signed agreements or letters of intent for the right to use managed bandwidth. The terms of these agreements typically range from 10 to 25 years. For a discussion of the risks associated with our network agreements, see "Risk Factors -- Failure to obtain new leases of transmission capacity or renew existing leases on our leased lines could cause us to incur losses on the leased portions of our network" and "Risk Factors -- Failure to carry sufficient traffic on our leased lines could cause us to incur losses on the leased portion of our network."

     We are also deploying our network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. We constantly evaluate multiple alternative infrastructure suppliers in order to maximize our flexibility. Many portions of our network utilize long-term right-of-way agreements with landowners. As a result of our network development activities to date, we have gained access to infrastructure for our network routes which we believe will be difficult for competitors to duplicate.

     LOCAL ACCESS

     We expect to provide customer access to our network primarily through our Access Services line of business using synchronous digital hierarchy access lines in those cities where Access Services will be present and the Hermes Railtel network has nodes. Arrangements with our Access Services line of business are expected to be on an arms length basis. In each city, as one of our points of presence is deployed, we may contract with one or more suppliers to provide local access service to customer locations. Currently, we have contracted with a number of unaffiliated local access providers to connect our network to intra-city networks. Under these agreements, we can offer our carrier customers service from their premises in one city to their premises in another city. Various local access network suppliers may also be interested in linking the business centers in which they are active to our network. Therefore, we believe that the relationships between ourselves and local access network suppliers can benefit both parties.

  TRANSOCEANIC SERVICES

     In January 1999, we signed an agreement with FLAG Telecom, to establish a 50/50 joint venture to build and operate the world's first transoceanic dual cable system designed to carry voice, high-speed data and video traffic at speeds up to 1.28 terabits or trillions of bits per second. The high-capacity fiber optic link between Europe and the United States, to be known as FLAG Atlantic-1, is expected to begin offering services in the last quarter of 2000. The joint venture plans to offer a direct link between New York City, London and Paris, with connections to numerous other cities in the United States, Europe and other countries in the Middle East and Asia Pacific. The project is subject to financing, the execution of related agreements and other conditions.

     Construction of the initial 160 Gbps portion of FLAG Atlantic-1 will cost approximately US$1 billion. Financing will be provided by a combination of equity contributions and capacity purchases by the joint venture participants, customer sales, and non-recourse bank debt. A contract to build the cable has been awarded to Alcatel Submarine Networks, the general contractor. The system's design allows for 160 Gbps incremental upgrades as demand warrants. Under the terms of the joint venture agreement, we will be responsible for the construction and maintenance of the land-based portion of FLAG Atlantic-1.

     The two subsea sections of the cable are approximately 5,900 kilometers and 6,350 kilometers for each link, with an overall system length of approximately 12,500 kilometers. The joint venture will provide links from the European landing points to the cities of Paris and London where plans are for customers to be able to connect to Carrier Services' network as well as to other networks that customers may choose.

     BUSINESS AND MARKETING STRATEGY

     We believe that a large portion of Carrier Services' market growth will come in the form of IP-based voice and data services. Because a majority of the world's IP traffic originates in the United States, our Carrier Services line of business has chosen to invest in its own capacity infrastructure through Transoceanic Services' participation in FLAG Atlantic Limited. We believe that owning a large volume of capacity will provide us with a competitive low cost position to serve existing and future customers. We also intend to utilize FLAG Atlantic Limited as a lessor of transatlantic capacity to Hermes Railtel, thus extending the Hermes Railtel network at favorable prices. Transoceanic Services will also provide backhaul services which it will market through a newly developed sales force. For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

     CUSTOMERS

     In addition to selling capacity to Hermes Railtel, Transoceanic Services intends to target customers, including emerging alternative carriers, incumbent telecommunications carriers and Internet service providers that require high quality dedicated transmission capacity to major commercial and financial centers. Sales will be made with our direct sales forces, as well as through indirect channels.

  IP SERVICES

     In order to capitalize on the projected growth in IP voice and data transmission services and to take full advantage of Hermes Railtel's network, as well as its Ebone subsidiary and transoceanic capacity, we intend to offer IP-based services to telecommunications carriers, businesses and other high usage customers. We have recently developed a strategic plan which envisions progressing from a service offering focused on IP transport to one which focuses on value-added IP-based service offerings.

     PRODUCTS AND SERVICES

     We intend to offer a broad array of competitively priced comprehensive IP services to meet our customers' requirements.

     - Connectivity. Connectivity services may include dial-up and dedicated access, IP transport, voice over IP, fax over IP, virtual private networks and IP clearinghouse services;

     - Network and Management Services. These services may include security and network integration as well as router and server management, billing and information services to managed IP networks; and

     - Value Added Services. These services may include web hosting, collocation, unified messaging and basic Internet service provider services such as newsgroups, mail, groupware and directory services. We are also considering metering and billing services as well as e-commerce and call center applications.

     BUSINESS AND MARKETING STRATEGY

     We estimate that a large portion of our market growth will come in IP-based voice and data services. These services will range from Internet access and IP transport to value-added services such as e-commerce and unified messaging. We expect to use a number of complementary strategies to enter these service markets, including:

     - acquisition or partnership with emerging providers of value-added services and IP-based application companies;

     - expansion of Internet access and IP transport capabilities and service offerings;

     - development of a full web hosting capability either through acquisition, partnership or our own development; and

     - expansion of virtual private network, intranet and extranet service offerings.

     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

GTS BUSINESS SERVICES

  OVERVIEW

     Through our Business Services line of business we provide high quality, competitively priced long distance voice and fax services for retail business customers to worldwide destinations and network management, access and termination services to telecommunications service providers such as calling card companies and resellers in the United Kingdom, Germany, The Netherlands, Spain, France, Italy, Norway, Sweden, Belgium, Denmark and Ireland. We provide these services using our switches, fiber optic cable and other infrastructure, as well as leased lines and capacity provided by other carriers and service providers. We established our Business Services customer base and sales network and acquired additional switches, routers and other infrastructure through the recent acquisitions of Esprit Telecom and NetSource.

     We are in the process of developing our plans for integrating Esprit Telecom, NetSource and Omnicom into our Business Services, Carrier Services and Wholesale Services lines of business. We may have one or more of our other entities purchase assets from Esprit Telecom as part of our strategy. Any such transaction must be effected in accordance with the applicable covenants in the indentures governing the Esprit Telecom 11.5% senior notes due 2007 and 10.875% senior notes due 2008. In addition, we may also decide in the future to execute a tender or exchange offer or consent solicitations with respect to these notes, if we determine that it is advisable to better integrate Esprit Telecom into our overall corporate structure.

     The following discussion of GTS Business Services does not reflect the effect of the Omnicom acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."

  PRODUCTS AND SERVICES

     We currently offer a range of telecommunications services to two targeted business customer segments: (i) retail business customers consisting of small, medium and large-sized businesses, governmental agencies and other organizations with significant international traffic and (ii) telecommunications service providers and resellers. We have recently introduced a new category of service -- enhanced services -- to complement our established telecommunications services and products. In some markets, we plan to target small and medium-sized enterprises, small and home offices and high-value residential customers.

     Retail Services. The largest share of the business and corporate retail market is currently international voice and fax transmission services. In most of our Business Services markets, we also provide our retail clients with national long distance services. As we integrate Esprit Telecom and NetSource and build out local access in targeted metropolitan markets throughout Europe, we intend to provide our retail clients with seamless national and international city-to-city service through our Carrier

Services and Access Services infrastructure. We believe that customers have selected us as a provider on the basis of competitive pricing, network quality, responsive account management and customized services. See "-- Competition Faced by Our Lines of Business."

     We distinguish our retail business customers between direct access retail customers and indirect access retail customers. Our direct access customers use our owned or dedicated leased lines, while our indirect access customers access our services indirectly on a switched basis using the public telecommunications operator network by means of an access code. Our direct access retail customers are generally users of telecommunication services who generate relatively large amounts of long distance traffic, with such traffic usually being important to the execution of their core businesses. We offer retail direct access in all of our existing Business Services markets.

     Our indirect access retail clients access our services by dialing an access code, generally either using an auto dialer or via a code programmed directly into their own switches so that it is transparent to the user. These customers generally consist of small and medium-size businesses whose telecommunication requirements do not warrant the costs associated with the dedicated leased lines of direct access service. Contracts for both direct and indirect access are typically for a period of one year. See "-- Business and Marketing Strategy
-- Target High Users of Long Distance Traffic." For a discussion of regulatory issues relating to the provision of retail indirect access services, see
"-- Licenses and Regulatory Issues."

     Service Provider/Reseller Services. We provide network management, access and termination services to a number of telecommunications service providers, such as calling card companies and Internet service providers, and to resellers which distribute our telecommunication services to customers with average monthly revenue levels below those that we currently target. These companies are typically marketing-focused rather than network-focused, and we are able to provide a high degree of telecommunication support to such providers, including stationing their equipment at our switch sites, incoming call verification and bill generation. In some cases, these customers use competitor carriers to either seek lower costs overall or to have backup services. Contracts for our service provider and reseller services are typically for a period of one year.

     Enhanced Services. We focus on developing new products and services which address the specific needs of our customer base including calling cards, an international toll free service and itemized billing, which we target to organizations that require their customers or employees to be able to simply and cost-effectively call them from other countries. We plan to introduce additional services, including unified messaging, interactive voice services, prepaid calling cards and prepaid mobile phone services. Our target customers include calling card operators, hotels and information technology companies. In addition, we provide itemized billing and detailed costing for accounting and control purposes, national freephone services, as well as limited prepaid and account-based calling card services in some markets, and limited data services on a trial basis.

     Fixed-to-Mobile Traffic. This service allows our Business Services customers with a router to place calls to cellular phone subscribers at more favorable rates than if they were placed directly to the relevant cellular phone service through the public telecommunications operator. Due to the relatively high penetration of cellular phones throughout Europe, the cost of calls to such phones is an increasingly significant part of companies' total telephony costs. Consequently, we believe that this service will continue to prove attractive.

  BUSINESS AND MARKETING STRATEGY

     In order to achieve our objective of becoming one of the largest pan-European independent telecommunications service providers to business and other high-usage customers, we intend to implement the following strategies:

     TARGET HIGH USERS OF LONG DISTANCE TRAFFIC

     We have an established retail customer base of leading international businesses, organizations and governmental agencies, including a number of international financial institutions and large global hotel chains. We intend to continue to focus a significant part of our retail marketing efforts on medium- to large-sized businesses, governmental agencies and other organizations that have extensive telecommunications needs and which typically generate long distance telecommunications expenditures in excess of $5,000 per month. We will increasingly focus our marketing efforts on small to medium-sized enterprises that utilize significant amounts of long distance services, and plan to target small offices and home offices and high value residential customers in certain countries. We believe that these market segments offer significant opportunities, because a substantial portion of them have traditionally been under-served by the public telecommunications operators.

     PROVIDE CUSTOMER VALUE AND SERVICE

     We seek to offer our business services to our customers not only at a discount to the prices charged by public telecommunications operators, but with a level of service superior to that provided by such other service providers. We believe that providing a high level of customer service is a key element in establishing customer loyalty and attracting new customers. We focus on providing individual attention to potential and current customers, beginning early in the sales cycle and continuing throughout a customer's relationship with us. We offer each client direct, personalized service to ensure full access and a smooth transition to the services we provide.

     DEVELOP OUR PRODUCT AND SERVICES PORTFOLIO

     We seek to develop new products and services which address the specific and changing needs of our current customer base and to attract and retain new customers. Our infrastructure gives us the flexibility to offer new products and services without undertaking major network modifications, and we believe that we are well positioned, both from a technical and marketing perspective, to add additional products and service offerings. The provision of national long distance services is one of our rapidly growing businesses and we expect that this will offer us major opportunities, as liberalization leads to more favorable public telephone operator connection rates in Europe.

  NETWORK AND OPERATIONS

     Through our acquisitions of Esprit Telecom and NetSource, we have acquired a core infrastructure network for providing services to business customers. This consists of three components: the switching equipment, the transmission infrastructure and network between those switches, and systems to support the management of the network.

     SWITCHING EQUIPMENT

     We utilize advanced digital switching equipment and network routing architecture from recognized industry manufacturers to form a reliable network platform for the delivery of quality telecommunications transmissions. We own and operate three switches at switching centers in London, Dusseldorf and Amsterdam for switching national and international long distance calls. We own and operate a switch in Mannheim, Germany and a switch in Dublin, Ireland for switching national and international long-distance calls. We have has also acquired additional switches, in Dusseldorf, Frankfurt and Hamburg. We have installed and are currently testing additional switches which have been installed in Paris and Barcelona. We will add more switches to the network as traffic flows, capacity and business conditions warrant and as we expand into new markets.

     We continuously evaluate developments in switching technology and products offered by other companies, and will add different platforms which are complementary and beneficial to our service network. We maintain our switches with up-to-date software and ensure their compatibility with the large number of signaling systems in use in the European and United States markets. Using least-cost routing technologies, each switch is programmed to select the most cost-efficient route or carrier for the required destination. We also employ dynamic compression equipment to improve utilization of our most costly transmission lines.

     TRANSMISSION INFRASTRUCTURE AND NETWORK

     We currently maintain network sites in 31 locations in 11 European countries, 11 of which locations are primary switching centers and 20 are local points of presence, as well as network connections to certain carriers located in the United States. In most cases, network sites are situated at the site of the sales offices. We intend to extend the reach of our services network by linking new sales offices and terminating sites with a view to providing seamless and cost-effective transmission. Overall management of our services is carried out centrally from our network management center in the United Kingdom, with additional support staff based locally to facilitate complete oversight of all network functions. Thus, we are able to evaluate current and projected traffic patterns in order to establish buildout priorities.

     One of our key services is least cost routing. The equipment required to provide this service consists of a small programmable call router which is connected to the PBX of a corporate customer or, in the case of a smaller office without a PBX, connected directly to an outbound telephone cable. In certain service areas such as The Netherlands, we also market telephone equipment with routing technology already incorporated into the equipment (called a dialer). We offer different types of routers depending on the market being served and local technological requirements.

     MONITORING AND MAINTENANCE

     From our network management center in the United Kingdom, we monitor our equipment and facilities and provide technical assistance and support 24 hours a day, year-round. Various quality measures are monitored on an ongoing basis, with the aim of identifying problems at an early stage before they affect the customer. Through the use of sophisticated network management equipment, we are able to effectively control bandwidth and provide diagnostic services. We use an internal staff of technicians both to install and repair electronics and to provide service to customers.

     NETWORK RESILIENCE

     Our network infrastructure is designed to provide resilience through back-up power systems, automatic traffic re-routing and computerized automatic network monitoring. If our network experiences a failure of one of its links, the routing intelligence of the switch is designed to enable the call to be transferred to the next choice route or, if all other routes are unavailable, to the public switched telephone network, thus ensuring call delivery without affecting the customer.

  SALES

     The local managing directors in each country are responsible for all local sales activities and local marketing, local regulatory compliance and licensing requirements, and the relationship with the local telecommunications companies. A central marketing organization is responsible for coordinating the country market initiatives, driving product development, market research and analysis, and promotion and advertising. From our network management center in the United Kingdom we provide transmission, technical support and billing services to each of our sales offices and terminating sites. In addition, our network management center is also responsible for the implementation, upgrading and functionality of information technology systems (including the billing and management information systems).

     Direct sales constitute our principal sales method in the United Kingdom, Germany, Spain, France, Belgium, Luxembourg, Italy, Sweden, Norway, Denmark, The Netherlands and Ireland. We support our direct sales effort by telemarketing and telesales, and complement it to a lesser extent by independent sales intermediaries and resellers. In Sweden, Denmark and Norway we market our products and services principally through sales agents. In addition, because we have begun to increase our focus on specific industry groups, such as financial institutions, hotels, travel service organizations and transport companies, we have assigned specialists to particular industries.

     We currently operate in eleven countries that account for approximately 80% of the international long distance telecommunications minutes that originated in EU member states in the 1998 calendar year, and maintain sales offices in 42 cities. Each country's sales operation is run as a profit center by a country manager, and varies from smaller operations in the early stages of development, to fully operational businesses in the more developed markets consisting of support and sales staff, as well as customer service personnel. The sales operation in each country is responsible for originating and managing business in its respective local market, and is staffed with employees who understand our Business Services line of business, philosophy, products and systems and local telecommunication systems and products, business practices, languages and customs. As of December 31, 1998 we had approximately 245 direct sales people, 300 sales agents and 150 full-time equivalent telemarketing employees in our Business Services line of business.

     The United Kingdom. From sales offices in London, Reading, the Midlands, Manchester and Glasgow, we currently offer both direct and indirect retail access and service provider and reseller services to all international and national long distance destinations in our Business Services line of business.

     Germany. We offer both direct and indirect retail access and service provider and reseller services to all international and national long distance locations and through NetSource, we also provide services to small-office and home-office and residential customers. In addition, we offer retail services to businesses through six regional sales offices located in Frankfurt, Hamburg, Berlin, Munich, Oberhausen and Stuttgart and through relationships with third-party distributors. In June 1998, Esprit Telecom acquired the switch-based telecommunications services business of Plusnet, which at that date offered national and international long distance voice telephony to approximately 700 business customers.

     The Netherlands. We have sales offices in Amsterdam, Rotterdam, Leiden, Zwolle, Eindhoven and Venray. We currently offer both direct and indirect retail access, wholesale and service provider and reseller services to all international and national long distance destinations.

     Scandinavia. We operate in Sweden, Norway and Denmark as a reseller, providing our business customers with indirect retail access and service provider and reseller services to all international and national long distance destinations using least cost routing.

     Spain. We operate one of the few alternative telecommunications providers currently operating in the Spanish market. From sales offices in Madrid, Barcelona and Bilbao, we currently offer both direct and indirect retail access and service provider and reseller services to all international and national long distance destinations.

     France. We operate sales offices in Paris, Lille, Lyon, and Strasbourg. We currently offer both direct and indirect retail access, wholesale and service provider and reseller services to all international and national long distance destinations.

     Belgium. From sales offices in Brussels and Antwerp, we currently offer direct and indirect retail access wholesale and service provider and reseller services to all international and national long distance destinations.

     Italy. From a sales office in Milan, we currently offer direct and indirect retail access to all international and national long distance destinations.

     Ireland. From sales offices in Dublin and Cork, we offer both direct and indirect retail access services to all international and national long distance destinations.

  BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Our detail records for customers we acquired through the acquisition of Esprit Telecom are collected and backed-up locally and transmitted to the internal billing center in the United Kingdom for processing.

Call records are transmitted electronically to Tel Labs Inc., a data processing company in the United States, for final processing of customer records, which are then returned for verification, printing and distribution to customers. In 1997, we began to consider an upgrade to our information and management systems, which we believed to be required in order to provide the capability and flexibility to support our anticipated growth. We have selected a new customer care and billing system from Seville Systems, a billing system vendor headquartered in Edmonton, Canada. The new system is undergoing final customization and testing. The introduction of the new system will be accompanied by additional systems designed to support the critical service activation, customer care and service assurance processes. We expect that investment will continue with major additional systems in the billing, customer care, network management, product management, prospect management and information systems areas being introduced over the next several years. We expect to integrate the acquired legacy billing systems at NetSource and Esprit Telecom into our new Business Services billing process by mid-1999. See "Risk Factors -- We may not implement billing and management information systems effectively and on schedule."

GTS WHOLESALE SERVICES

  OVERVIEW

     By utilizing the existing infrastructure of Esprit Telecom, we are creating a sixth line of business to be known as Wholesale Services. Wholesale Services will provide international traffic termination services to other telecommunication carriers, including public telecommunications companies, new operators, global alliances and regional telephone companies, to which it is able to provide highly responsive and flexible services. Wholesale traffic will enable us to benefit from greater purchasing power and higher network utilization. Through our Wholesale Services line of business, we will integrate the wholesale services activities of Esprit Telecom with the international switching and transit service activities of GTS -- Monaco Access. At a later date, our Wholesale Services line of business will also incorporate the wholesale activities of NetSource.

     Through our Wholesale Services line of business, we offer competitively priced international switching and transit services, primarily to the "wholesale" international gateway and carrier-to-carrier portion of the international calling market, as distinguished from "retail" services offered to end-users. These services include:

     - international switched traffic;

     - international private lines;

     - facilities management, including billing, customer management and fault reduction systems;

     - resale distribution for Internet service providers; and

     - prepaid calling card platform services.

     Wholesale customers are other international and national carriers that connect with Wholesale Services to carry their traffic to destinations where our rates are competitive, both on the Hermes Railtel network and on other off-network routes. Wholesale Services has contracts with these customers, but they generally do not include minimum usage levels. Our wholesale customers generally maintain relationships with a number of telecommunications providers. In several cases, Wholesale Services will also use its wholesale customers as suppliers for termination of its off-network calls. We believe that success in the wholesale business is predicated on high network quality at a low cost base. At present, the majority of our Wholesale Services' wholesale customers are located throughout Europe. We expect that demand for our Wholesale Services line of business will further increase in other European markets as these markets mature. As we continue to increase the capacity of Hermes Railtel's network, we anticipate that our resultant cost base will enable us to price our wholesale services more competitively and therefore increase the volume of such services.

     Our partner in GTS-Monaco Access, SNF, is an investment fund designated by the Principality of Monaco to represent its interests. We exercise operational control of the joint venture, and provide managerial and financial support, international telecommunications expertise and strategic planning. We have entered into an agreement with SNF and Monaco Telecom to purchase for approximately $5 million SNF's 50% interest in GTS-Monaco Access, terminate the GTS-Monaco Access joint venture and transfer its customers and revenues to the UK as we combine with Esprit Telecom's wholesale activities.

     By utilizing our Carrier Services and Access Services networks as well as over 25 third-party carriers in London and 40 third-party carriers across Europe and North America, we provide telecommunications termination to destinations world-wide and a wide range of alternative routing paths that facilitate cost-effective termination and ensure reliability and increased call/termination success rates. Calls are carried from the entry switch point to the switch point from which the call can be terminated most economically. If this exit switch site is within the country of the termination, we consider the call to be an "on-net" call, whereas we otherwise consider it to be an "off-net" call. Off-net calls are passed on to other carriers for transmission and termination. In general, we realize higher gross margins with respect to on-net calls because we utilize our own infrastructure. We expect that the expansion of the our Carrier Services and Access Services networks will allow us to increase the proportion of on-net calls as well as further reduce the cost of these calls.

  BUSINESS AND MARKETING STRATEGY

     Our strategy for developing our Wholesale Services line of business includes the following:

     - Develop Advanced Carrier Services Offerings. Wholesale Services may develop its "advanced carrier services" offerings to include global 0800 services and international free phone services, which we believe will broaden customer relationships, enhance revenues and help to protect us from price-based competition.

     - Develop Relationships to Broaden Service Offerings. Our Wholesale Services line of business may develop relationships to broaden its service offerings. Wholesale Services has entered into agreements with UUNET, one of its gateway customers, to provide wholesale Internet access to Wholesale Services' carrier customers in a number of Western European countries. The agreement allows these services to use the same brand names as those of our affiliates.

     - Pricing. Price is a critical factor in the market for international switching as competition increases due to expanding international capacity, advances in technology and falling regulatory barriers. Wholesale Services intends to price its services competitively with the prevailing price for comparable inter-public telecommunications operators transit and gateway services. Wholesale Services is not bound by legacy systems, infrastructure and personnel levels and can, therefore, manage competitive cost operations.

     - Attractiveness of Independence. Because our Western European activities are not affiliated with any of the major consortia or large Western European telecommunications companies, our Wholesale Services line of business may be considered an attractive service provider for Western European carriers who may otherwise be reluctant to obtain services from the larger operators of international gateways that are often their competitors in the retail market.

     - Exploit Internal Opportunities. Wholesale Services may collaborate with our other companies in Europe and the CIS. Wholesale Services is expected to realize significant reductions in its cost structure through access to low-cost European transmission capacity through an alternative infrastructure provider such as Hermes Railtel. Wholesale Services will act as the international carrier for traffic generated by our other lines of business.

     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

  TARGETED CUSTOMERS

     Targeted customers for our Wholesale Services line of business include:

      - Non-Affiliated Public Telecommunications Operators. We believe that various large American and Western European public telecommunications operators that lack adequate international switching and transport facilities of their own may be persuaded to purchase international services from Wholesale Services rather than from competing public telecommunications operators or consortia;

      - Mobile Carriers. We believe that some of the alternative mobile carriers, which currently provide only a small percentage of Western European mobile telecommunications traffic, may prefer the "independent" international gateway service offerings of Wholesale Services to those of their public telecommunications operator competitors;

      - Internet Service Providers. Growth in Internet usage creates a significant opportunity for a nonaligned Internet access provider such as Wholesale Services, since many Internet service providers will be in direct competition with public telecommunications operator-owned services in large European markets;

      - Second Carriers/Resellers. We believe that many second carriers will seek to enter new markets quickly without investing in international switching capacity; and

      - Established Public Telecommunications Operators. This customer segment will be a niche market for Wholesale Services. As markets are deregulated and carriers become increasingly competitive, opportunities may emerge to leverage our non-aligned status to route traffic between those new competitors.

GTS ACCESS SERVICES

  OVERVIEW

     Through Access Services, we intend to capitalize on our experience in developing and operating local telecommunications networks in Russia and Central Europe by building, acquiring or leasing technologically advanced fiber optic networks in order to provide local access services in up to 12 metropolitan markets throughout Europe, by 2001. We presently provide local telecommunication access infrastructure and leased lines in several cities in Russia, the CIS and Central Europe, including Moscow, St. Petersburg, Kiev, Prague and Budapest. Currently, the regulatory regimes in Europe vary from country to country and some countries do not permit alternative providers of local access to operate.

  PRODUCTS AND SERVICES

     Together with our Business Services line of business, we intend to offer through Access Services a broad array of competitively priced, comprehensive services to meet customer telecommunications service requirements, including private line services, local, national and international switched telephony services, high-speed local access network interconnection services, virtual private network services, video transmission services and IP-based services, including voice over IP, web hosting and data transmission services. According to industry sources, demand for data transmission in the United States is currently growing much faster than voice, and we expect that this trend will develop in Europe as competitively priced telecommunications services become available. In addition, we intend to develop competitively priced value-added telecommunications services that are tailored to the specific needs of individual customers.

     The types of services that we intend to offer in combination with our Business Services include:

     - Switched Services. Switched services involve the transmission of voice, data or video to locations specified by end-users or carriers. Through our Business Services, we have the technological capability to offer a full range of switched service, including local, national and international calls as well as enhanced services. We intend to own and operate switches and enter into interconnection agreements with other telecommunication service providers and carriers, including Hermes Railtel's network, in order to offer to customers cost-effective local, national and international calling services. Switched service features are expected to include, to the extent allowed by local regulations, enhanced services such as conference calling, call forwarding, analog or digital connectivity, desk-to-desk calling, four digit dialing, full network monitoring and maintenance, caller ID, voice mail/messaging and e-mail to voice-mail conversion.

     - Non-Switched Services. Non-switched services involve a fixed, dedicated communications link between two or more specific locations. Businesses commonly use this service to obtain a private direct link between multiple business facilities or to another end-user/carrier. We expect to provide high capacity, advanced technology to deliver customer traffic with a lower cost and higher reliability as compared to the local public telephone operator. Through a highly reliable and cost-efficient network that can carry significant amounts of capacity, we intend to provide non-switched voice, data and video transmission between (1) end users,
       (2) end users and carriers and (3) multiple carriers, allowing our customers the option to bypass the older, less efficient technology and higher priced services of the incumbent public telecommunications operators.

     - Other Services. We also intend to develop service offerings to take advantage of new market opportunities. We expect such services to include one or more of the following: high speed data transmission services, IP-based services, including Internet for multi-media applications, Web hosting, voice over IP, calling card services, and enhanced voice services. These products are expected to be developed and offered as customer demand dictates and as the relevant regulatory environment permits. We believe that there will be substantial demand for data and Internet services by large business and other high-usage customers, and that a bundled service offering of national and international data and voice services will be attractive to this targeted customer base.

  BUSINESS AND MARKETING STRATEGY

     We believe that the size and growth potential of the European telecommunications market, and the increasing liberalization of telecommunications regulations in Europe, offer considerable opportunities to expand into the provision of local access to retail customers in metropolitan markets throughout Europe.

     Our strategy for entering into a specific metropolitan market will be determined through an analysis of a number of demographic and economic factors, including:

     - business concentration;

     - presence of governmental, financial and business customers;

     - local economic trends and prospects;

     - demand and spending for switched and non-switched voice, data and video telecommunications services;

     - feasibility of construction;

     - presence of existing and potential competitors;

     - the regulatory environment;

     - the market's proximity to the Hermes Railtel network; and

     - the presence of local access companies that may be potential acquisition candidates.

In targeting cities in which our entry strategy will be the construction of a fiber optic cable network, we will initially focus on cities in which there are no competitive local exchange carrier competitors providing local access services or only one other such competitor. Our current intention is to enter two metropolitan markets by the end of 1999 and to provide services in up to 12 target metropolitan markets by 2001.

     We expect to use one or more of the following strategies to enter a market:

     - constructing a fiber-loop network;

     - purchasing or leasing fiber optic cable which has not been equipped or activated for commercial use;

     - obtaining licenses for telecommunications networks utilizing microwave transmissions; or

     - forming partnerships with or acquiring providers of local access services that own and operate their own fiber loops and network equipment.

  CUSTOMERS

     We plan to offer local access and other telecommunications services primarily to telecommunications-intensive businesses for which reliable telecommunications services are critical, as well as to our Carrier Services and Business Services lines of business. We will use our fiber switches and other equipment where available and/or reselling other carriers' equipment as needed. These businesses include financial services companies, multi-national companies, governmental agencies, resellers, Internet service providers and wireless communications companies.

  NETWORK

     In those markets in which we determine to build our own fiber loops, we intend to construct, acquire or lease facilities to operate advanced, competitive local telecommunications networks employing current transmission technology with dual ring architecture and central system monitoring and maintenance. We believe that a base of uniform, reliable networks, which employ the most current technology and support a broad array of high quality services, will allow us to compete cost-effectively against products and services offered by public telecommunications operators and, in certain markets, other competitive providers of local access.

     Our plan for our basic transmission platform is fiber optic cable deployed in rings, equipped with high-capacity synchronous digital hierarchy equipment. These rings will provide redundancy by using dual paths for telecommunications transmissions and will extend to a customer facility either directly or on a point-to-point link from the rings. These rings will finally connect to the customer through customer-dedicated or shared electronics on or near the customer premises.

     NETWORK CONSTRUCTION

     Prior to undertaking acquisition or construction of a network in a particular market, we will undertake an analysis of a number of factors, as discussed above, to determine whether the acquisition or construction is economically justifiable. Wherever appropriate, we will seek to purchase or lease fiber optic cable that is not equipped or has not been activated for commercial use or utilize high-frequency short-haul microwave transmissions as a method of accelerated entry into a selected market.

     We expect that we will contract construction and installation services to independent contractors selected through a competitive bidding process. Our personnel are expected to provide project management services, including contract negotiation, construction supervision, testing and certification of installed facilities. The construction period of a network is expected to vary greatly, depending on such factors as network route kilometers, number of buildings involved in the initial installation and local construction regulations. Upon completion of the first phase of construction, or the initial loop, we expect to commence generating revenue. Further expansion of the network will be dictated by customer growth and customers' relative proximity to the initial loop.

     Our initial capital requirement to develop our Access Services business in Europe will be financed with a majority of the proceeds from our July 1998 stock and convertible debt offerings. In addition, we contemplate that we will raise additional financing, the proceeds of which will be applied toward the construction of our local access infrastructure. We have not yet determined the size and timing of such financing. We cannot estimate with any degree of certainty the amount and timing of our future capital requirements for the development of our Access Services line of business, which will be dependent on many factors, including the success of our Access Services business, the rate at which we expand our networks and develop new networks, the types of services we offer, staffing levels, acquisitions and customer growth, as well as other factors that are not within our control including competitive conditions, regulatory developments and capital costs. We believe that as we develop our Access Services line of business, it is likely that we will need to raise additional capital. See "Risk Factors -- We may be unable to raise the additional capital necessary to implement our business strategy."

  SALES AND MARKETING

     In each of our target markets, we intend to establish our own direct sales force. As we will be targeting large financial, corporate and governmental customers with demanding telecommunications service requirements, we expect that our internal sales force will include dedicated sales and customer service representatives. Our Access Services sales force will offer direct local access to Business Services customers in those metropolitan markets in which our Access Services builds local fiber loops. In addition, our Access Services will work closely with our Business Services to identify key customers and develop joint service offerings.

  GTS ACCESS SERVICES IN CENTRAL EUROPE

     In Central Europe, we currently provide private data communications services to government and commercial customers in Hungary, the Czech Republic, Slovakia and Romania. In the Czech Republic, we provide outgoing voice services and high-speed Internet access to business customers and operate an international gateway and a data services network. In Hungary, we provide data transmission services through a nationwide microwave network and a satellite-based network installed at customer sites throughout the country. We plan to develop two fiber loops in Budapest. Subject to certain regulatory approvals, we have also obtained a license to provide international data services in Poland and expect to begin operations during the first quarter of 1999.

     In January and February 1999, we acquired an interest in two Internet providers in Central Europe, DataNet in Hungary and NetForce in the Czech Republic. In addition, we also acquired interests in two of the largest Internet service providers in Poland, Internet Technologies and ATOM.

     Our strategy in Central Europe is to expand our service offerings as the regulatory environment permits, utilizing our existing infrastructure where possible and providing a broad range of services to our target markets. The establishment of competitive providers of local access in various Central European cities is a major component of this strategy.

  BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Sophisticated information and processing systems will be vital to the success of Access Services. Specifically, we will need to develop systems to enter, schedule, provision, and track a customer's order from the point of sale to the initiation of service and such systems will need to include, or interface with, trouble-shooting systems, management, billing, collection and customer service systems. We expect the development of our systems to require substantial capital and management resources. See "Risk Factors -- We may not implement billing and management information systems effectively and on schedule."

GTS BUSINESS SERVICES - CIS AND MOBILE SERVICES - CIS

     We provide digital voice, data, Internet and local services in Moscow through our Sovintel, Sovam and TeleCommunications of Moscow ventures and provide these same services to fourteen additional cities in the CIS through our TeleRoss long distance network. We continue to evaluate the business environment in Russia and the CIS for possible attractive opportunities for investments that may complement our existing operations in Russia and the CIS. We are exploring with our advisors a number of potential transactions, some of which may involve the sale, including through a public offering, of certain of our

Russian businesses, or the contribution of these businesses in exchange for an interest of equivalent or greater value in the surviving entity, if consummated, may be material to our operations and financial condition. Our ability to carry out these transactions is subject to political, economic, market and other conditions, and we cannot assure you whether or when these transactions would occur. We will effect any such transactions in compliance with the provisions of the indenture governing our 9 7/8% senior notes.

  BACKGROUND ON THE POLITICAL, ECONOMIC AND TAX ENVIRONMENT IN RUSSIA

     Political. In recent years, Russia has been undergoing a substantial political transformation. The various government institutions in Russia and the other independent countries of the CIS and the relations between them, as well as the government's policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change.

     The political and economic changes in Russia have resulted in significant dislocations of authority. As a result of the turmoil at the federal government level and the continuing absence of a strong central government, the regions of Russia are exercising more independence in both political and economic policies. Significant organized criminal activity and high levels of corruption among government officials exist where we operate. For a description of political risks our operations in Russia and the CIS face, see "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."

     Economic. In May and early June 1998, the Central Bank of Russia and other Russian governmental authorities adopted a number of measures, including increasing the inter-bank lending rate charged by the Russian Central Bank and the rate offered on sovereign debt obligations, in order to maintain the value of the ruble and reduce the risk of the flight of foreign capital from the Russian economy. These measures failed to stabilize the economy or provide adequate liquidity.

     On August 17, 1998, the Russian government and the Central Bank of Russia announced emergency steps to improve liquidity. Pursuant to this decision, the ruble's value was allowed to float between 6.0 and 9.5 rubles to the United States Dollar. Also, a 90-day moratorium was placed on the payment of foreign exchange to meet certain obligations of Russian entities. Finally, the Russian government announced that it intended to restructure the payment terms of certain treasury bills. Since the decision on August 17th, the ruble's value has declined substantially below the 9.5 ruble/United States Dollar floor set on that date. Although the 90-day moratorium has not been extended, the consequences of the decision on August 17 and its aftermath remain unclear. The International Monetary Fund and the G-7 have thus far refused to advance emergency funds to Russia to address the recent liquidity crisis. For a description of economic risks relating to our operations in Russia and the CIS face, see "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."

     Taxes. Generally, taxes payable by Russian companies are substantial. There is no consolidation provision, and thus, dividends are subject to Russian taxes at each level that they are paid. Currently, dividends are taxed at 15% and the payor is required to withhold the tax when paying the dividend, except with respect to dividends to foreign entities that qualify for an exemption under treaties on the avoidance of double taxation. To date, the system of tax collection has been relatively ineffective, resulting in the continual imposition of new taxes in an attempt to raise government revenues. This history, plus the existence of large government budget deficits, raises the risk of a sudden imposition of arbitrary or onerous taxes, which could adversely affect us. For a description of tax risks relating to our operations in Russia and the CIS face, see "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations -- Our Russian tax burden may be significantly greater than anticipated."

  OVERVIEW OF RUSSIAN TELECOMMUNICATIONS MARKET

     We believe that evolving changes in government policy over the last several years and the overall inadequacy of basic telecommunications services throughout Russia have created a significant opportunity, although recent political and economic developments have created considerable uncertainty. Following the former Soviet Union's transformation from a centralized economy to a more market-oriented economy, increased demand from emerging private businesses and from individuals, together with the poor state of the public telephone network, has led to rapid growth in the telecommunications sector in Russia and the other independent republics of the CIS.

     Although it remains subject to certain restrictions, significant progress in privatization of the telecommunications industry in Russia and the other independent republics of the CIS has occurred. Under Russian law, state-owned enterprises within the telecommunications sector were subject to privatization but only pursuant to a decision of the Russian government in each individual case and with the state retaining a certain percentage of the stock of the privatized entity for three years, subject to extension for national security reasons. At present, virtually all of the former state telecommunications enterprises have been privatized and, subject to the above restrictions, shares of the newly formed joint stock companies have been sold to the public.

     Despite the recent changes in the Russian telecommunications industry, the level and quality of telecommunications service generally available from most public operators in Moscow remains significantly below that available in cities of Western Europe and the United States, although in recent years, the Moscow local telephone infrastructure has benefitted from significant capital investment. Outside Moscow (and to a lesser extent St. Petersburg), most standard Russian telecommunications equipment is obsolete.

  MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN RUSSIA AND THE CIS

     We have a policy worldwide of complying with all applicable laws. However, emerging market countries often have commercial practices and less developed legal and regulatory frameworks that differ significantly from practices in the United States and other Western countries. In addition, some local practices, such as the payment of fees for the purpose of obtaining expedited customs clearance and other commercial benefits that may be common methods of doing business in these markets, might be unlawful under the laws of the United States and other countries.

     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. We recruited a more experienced financial and legal team, including a new Chief Financial Officer, a senior finance officer overseeing all of the regions in which we operate, a senior finance officer for the CIS region, and a senior legal officer for the CIS region and adopted a more rigorous Foreign Corrupt Practices Act and applicable local laws compliance program.

     In addition, in early 1997, we retained special outside counsel to conduct a thorough review of certain of our business practices in the emerging markets in which we operate to determine whether deficiencies existed that needed to be remedied. In the course of this review, we replaced certain senior employees in Russia and instituted additional and more stringent management and financial controls. The review did not identify any violations of law that we believe would have a material adverse effect on our financial condition. However, if we were found by government authorities to have violated any law, depending on the penalties assessed and the timing of any unfavorable resolution, future results of operations and cash flows could be materially adversely affected in a particular period.

     We believe that the special counsel review was properly conducted and sufficient in scope and that the actions taken since the review to strengthen our management, financial controls and legal compliance will be adequate to address any possible deficiencies. However, we cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs we have implemented will be effective. The audit committee of our board recently reviewed our legal compliance procedures. We believe that this continued oversight will help to ensure that any problems in these procedures are addressed. For a discussion of the risks we face, see "Risk Factors -- Our management, legal and financial controls may be inadequate to ensure that we comply with applicable laws."

  GTS BUSINESS SERVICES - CIS

     OPERATIONS

     We provide a broad range of telecommunications services in Russia, including international long distance services, domestic long distance services, cellular services, high speed data transmission, Internet access and local access services. Dedicated and leased capacity supplements our own infrastructure, allowing us to bypass the severely congested and poorly maintained local, domestic and long distance circuits of the Russian and Ukrainian carriers.

     Our business units seek to integrate and co-market their service offerings, utilizing TeleRoss as the long distance provider, Sovintel as the international gateway, TeleCommunications of Moscow and Mobile Services for local access, and Sovam Teleport as the data communications and Internet access network for business applications and on-line services. This integrated marketing approach enables us to provide comprehensive telecommunications solutions to multinational corporations operating throughout Russia and the other independent countries of the CIS. We have taken preliminary steps to combine Telecommunications of Moscow, TeleRoss and Sovam. For a discussion of the risks associated with our joint ventures, see "Risk Factors -- Turmoil in Russia and the CIS creates uncertainty for our operations -- We may be overly dependent on our joint ventures partners."

     Sovintel. We own 50% of Sovintel, a joint venture with Rostelecom, the national long distance carrier. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 180 countries and private line dedicated voice channels and (ii) leveraging the infrastructure and services of our other Russian ventures, including TeleRoss, TeleCommunications of Moscow and Sovam. Sovintel customers, which primarily consist of businesses, hotels and Moscow-based cellular operators, are able to access these telecommunications services through Sovintel's fully-digital overlay network in Moscow. In addition, Sovintel continues construction of its St. Petersburg network which is interconnected to Sovintel's Moscow network and is intended to support Sovintel's Moscow clients which have a presence in St. Petersburg.

     Telecommunications of Moscow. During the third quarter of 1998, we increased our beneficial ownership of Telecommunications of Moscow to 95%. Telecommunications of Moscow provides a licensed numbering plan and interconnection to the Moscow city telephone network for carriers needing basic local access service in Moscow. Telecommunications of Moscow is currently licensed to provide 100,000 numbers in Moscow, of which over 78,000 have been leased. Telecommunications of Moscow has completed agreements required to construct and provide an additional 50,000 numbers. The construction started in 1998 and is expected to be completed by the end of 1999. Telecommunications of Moscow's switching facilities are fully integrated with the networks of Rostelecom, Sovintel, and Moscow city telephone network, allowing it to provide high quality digital service to its customers.

     Telecommunications of Moscow acts as a local gateway by providing numbers and ports to carriers in Moscow, including Sovintel, VimpelCom and Moscow Cellular, and thus providing interconnectivity to the Moscow city telephone network. Access to the Moscow city telephone network provides customers with the higher quality and broader range of services available in Moscow, such as the services provided by Sovintel. Access from outlying regions is typically obtained through a domestic long distance service provider such as TeleRoss. See "-- Sovintel" and "-- TeleRoss."

     TeleRoss. TeleRoss is a wholly owned subsidiary that operates a domestic long distance network. In addition, TeleRoss has a 50% ownership interest in 14 joint ventures that originate traffic and provide local termination of calls. The TeleRoss domestic long distance network serves 15 major Russian cities, including Moscow and, through satellite technology, 21 customers located outside these cities. TeleRoss provides digital domestic long distance services and other value-added services through its own infrastructure as well as access to Sovintel's international gateway services and access to the Moscow city telephone network through Telecommunications of Moscow's switching facilities. Sovam uses the TeleRoss digital channels to provide regional data service and has co-located its access facilities with TeleRoss.

      Sovam. Sovam provides high-speed data communications services, electronic mail and database access over a high-speed packet/frame relay network to its customers in a large number of major Russian and CIS cities. Sovam also offers Russia On Line, the first Russian language Internet service. Russia on Line (which is our registered trademark) provides direct access to the Internet as well as access to a wide range of local and international information services and databases. In addition to serving the Moscow and

St. Petersburg markets, Sovam offers its services in all TeleRoss cities, as well as 32 additional cities in Russia and the CIS.

      Sovam employs a dedicated sales and marketing force. Sovam's sales efforts are focused primarily on the banking and financial communities and large multinational companies. We frequently market bundled service packages, which include Sovam's data and Internet service, Sovintel's international service and TeleRoss's long distance service in order to offer customers a comprehensive telecommunications solution.

  GTS MOBILE SERVICES - CIS

     Our Mobile Services line of business operates cellular businesses in Russia and the Ukraine. In Russia, we have a wholly owned subsidiary, Vostok Mobile, which currently operates thirteen AMPS cellular companies in Russian regions located primarily west of the Urals under the trade name Unicel. Vostok Mobile owns between 50% and 100% of the Unicel cellular joint ventures in Russia. Unicel provides analog cellular telephone service based on the Advanced Mobile Phone System, or AMPS technology. In addition, through Vostok Mobile, we participate in PrimTelefone, a 50%-owned joint venture that operates an analog network in Vladivostok and other cities in the Primorsky region of Russia based on the Nordic Mobile Telephone System, or NMT technology. In April 1998, PrimTelefone was also awarded a license to operate GSM-1800 in 14 regions of the Russian Far East. In the Ukraine, we have an approximately 57% beneficial interest in Golden Telecom, which operates a digital GSM-1800 cellular network in Kiev, and an international overlay network in the Ukraine. Our Mobile Services entities hold licenses covering major Russian and the Ukrainian markets excluding Moscow and St. Petersburg, with an aggregate 1997 population of approximately 42 million people.

COMPETITION FACED BY OUR LINES OF BUSINESS

     The European and international telecommunications industries are highly competitive. Our competitors in these markets include the following entities, many of which have substantially greater technical, financial, marketing and other resources:

     - established national or regional public telecommunications operators and providers;

     - private multinational telecommunications carriers;

     - other private telecommunications developers and niche providers; and

     - consortia of telecommunications providers.

     Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their national or regional home markets and designed their networks according to national rather than international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up European telecommunications markets to competition. These directives required EU member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of companies, including our company, have emerged to compete with the European public telecommunications operators. We believe that competition for telecommunications services in Europe will continue to increase as a result of continuing liberalization.

     Accordingly, we compete primarily with national public telecommunications operators and other providers which have established market presences, fully-built networks and financial and other resources which are substantially greater than ours and, in the case of many public telecommunications operators, control over the intra-national transmission lines and connections to such lines. Additionally, the ownership of such infrastructure provides them with significant cost advantages. Since we utilize many of these networks to provide our services, the failure to gain cost-oriented access to such networks could have a material adverse impact on our business, results of operations and financial condition.

     We believe that other competitors in the European markets will include private multinational consortia such as Unisource, Concert and Global One, as well as resellers, microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and other competitive local telecommunications providers. We also compete with other medium-sized private carriers and resellers in Europe. These companies are generally more aggressive than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature marketplaces. Like ourselves, these providers often target medium-to large-sized business customers and other big market segments. In addition, the development of new technologies could give rise to significant new competitors.

     Competition in the European telecommunications industry is based upon price, customer service, type and quality of services and customer relationships. Our strategy is predicated on our ability to reduce our prices below the prices charged by the public telecommunications operators or dominant carriers in each of our markets, yet offer high-quality products and telecommunications services. However, prices have decreased substantially over the last few years in most of our markets. Some of our larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which we operate. We expect that prices will continue to decrease for the foreseeable future and that public telecommunications operators and other providers will continue to improve their product offerings. For a discussion of the risks posed by our competitors' operations, see "Risk
Factors -- Established competitors with greater resources may make it more difficult for us to effectively market our services, offer our services at a profit and attract and retain customers and "Risk Factors-- Our competitive position may be compromised by our dependence on other telecommunications service providers."

     We have outlined below the competitive environment with respect to each of our six lines of business.

  GTS CARRIER SERVICES

     The success of our Carrier Services line of business depends upon our ability to compete with a variety of other telecommunications providers offering or seeking to offer cross-border services, including (1) the respective public telecommunications operator in each country in which Hermes Railtel's network operates, (2) global alliances among some of the world's largest telecommunications carriers, and (3) global operators. We expect that some of these current and future competitors may also become our customers. We also believe that the ongoing liberalization of the European telecommunications market will attract additional entrants to the carrier's carrier market and increase the intensity of competition. Competitors in this market compete primarily on the basis of price and quality. We intend to focus on these factors and on service innovation as well. Our Carrier Services business plan anticipates substantial direct and indirect competition. For a discussion of the risks associated with our Carrier Services line of business, see "Risk
Factors -- Our Access Services and Business Services activities may cause our Carrier Services line of business to lose customers" and "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     Various telecommunications companies, including MCI/WorldCom, Inc., Viatel, Inc., KPN-Qwest, Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd., and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries. Some of these networks include, or their promoters have expressed their intentions to include, transatlantic connectivity.

  GTS BUSINESS SERVICES

     We have not achieved and we do not expect to achieve a significant market share for our services in any of Business Services' markets. We expect that prices for our Business Services line of business will continue to decrease for the foreseeable future. In addition, certain of our customers, in particular wholesale carriers, may sometimes use more than one service provider and may reduce their use of our services and switch to other providers.

     The following discussion of GTS Business Services does not reflect the effect of the Omnicom acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."

     In each of our current Business Services markets we compete primarily with the national public telecommunications providers. Other competitors of Business Services include private multinational consortia as well as microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and competing local telecommunications providers and other medium-sized carriers and resellers in Europe. Some of these carriers have established their own switch sites and operate their own networks. Competitors in this segment include MCI/WorldCom, COLT, Viatel and RSL, which compete in multiple countries, and country-specific competitors such as Energis
(UK), Arcor (Germany), Telfort (The Netherlands), Retevision (Spain), Infostrada (Italy) and Cegetel (France). These providers are generally more entrepreneurial than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature markets. Like us, these providers often target small, medium and large-sized business customers or other market niches.

  GTS WHOLESALE SERVICES

     Our Wholesale Services line of business will face competition from a consortia of telecommunications operators, large public telecommunications operators and other international telephone operators with advanced network infrastructures, access to large quantities of long-haul capacity and established customer bases. Public telecommunications operators currently providing large amounts of international traffic have already established direct routes, transit arrangements and correspondent relations and many have excess capacity that they resell in competition with Wholesale Services.

     With deregulation of the telecommunications markets, opportunities for the establishment of international gateways will likely develop and, as a result, competition in the market for our Wholesale Services will increase. We intend to relocate and consolidate our Wholesale Services operations in London, which is served by the Hermes Railtel network. This will allow us to route our Wholesale Services customers' traffic through the Hermes Railtel network and incur reduced transmission expenses, thereby enhancing the competitiveness of Wholesale Services' operations.

  GTS ACCESS SERVICES

     Public telecommunications operators often offer both local and long distance services and benefit greatly from their position as sole historic provider in the markets they serve. We believe that the market for the provision of local services is sufficiently attractive to cause additional competitive local exchange carriers, including multi-national carriers, to enter the market to offer products and services which would compete with ours.

     We will compete with public telecommunications providers and, in certain markets, competitive local exchange carriers, including, among others, COLT TeleCom Group plc, which is providing service through networks in London, Frankfurt, Munich, Hamburg, Berlin, Paris, Zurich, Amsterdam, Brussels, Madrid and Dusseldorf, and MCI/WorldCom, whose pan-European fiber network connects London, Amsterdam, Brussels, Frankfurt and Paris. We believe, based on our experience in Western and Central Europe, Russia and the CIS, that we have the knowledge and ability to develop products and services which will be competitive with other competitive local exchange carriers in terms of content, quality and price.

  GTS BUSINESS SERVICES - CIS AND MOBILE SERVICES - CIS

     We face significant competition in virtually all of our existing telecommunications businesses in Russia and the other independent countries of the CIS. We believe that we have certain competitive advantages in each of these markets because of our operating history, our ability to bundle a broad range of telecommunications services in the region and our ability to make rapid decisions in pursuing new business opportunities and addressing customer service needs. We also believe that our local partnerships and reliance on nationals in the management of its businesses and joint ventures provide us with better knowledge of local political and regulatory structures, cultural awareness and access to customers.

LICENSES AND REGULATORY ISSUES

  OVERVIEW

     The regulation of the European telecommunications industry is in the midst of significant changes. In 1987, a policy document, the EC Green Paper on Telecommunications, charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly public telephone operator networks and the liberalization of services. In 1990, the EU member states approved two directives that established these principles in EU law: the Open Network Provision Framework Directive and the EU Services Directive. Combined, these two directives set forth the basic rules for access to public telephone networks and the liberalization of the provision of all telecommunications services within the EU except for certain reserved services, including voice telephony.

     In 1992, the EU approved the Open Network Provision Leased Line Directive, which requires the incumbent operators to lease lines to competitors and end users, and to establish cost accounting systems for these products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-orientated tariffs for leased lines. Even though most EU member states have established regulatory frameworks requiring public telecommunications operators to lease lines to competitors and end users, we believe that, in some EU member states, such lines are not yet being offered at cost-orientated prices.

     In 1996, the EU issued the Full Competition Directive, which requires EU member states to permit the provision of telecommunications services, other than reserved services, over (1) networks established by the provider of the services, (2) network infrastructure provided by third parties or (3) by means of sharing of networks from July 1996. Since then, there has been an increasing supply of such capacity offered at attractive prices from such alternative suppliers. The Full Competition Directive also established January 1, 1998 as the date by which all EU member states must remove all remaining restrictions on the provision of telecommunications services, including voice telephony. However, the following EU member states were granted a delay in implementing this liberalization directive:

          - Greece, through December 31, 2000;

          - Ireland, through January 1, 2000;

          - Luxembourg, through July 1, 1998;

          - Portugal, through January 1, 2000; and

          - Spain, until November 30, 1998.

     Ireland implemented the Full Competition Directive in December 1998. Subject to the foregoing, each EU member state is obliged, under EU law, to enforce the terms of the Full Competition Directive in such a manner so as to ensure that its aim and purpose is carried out. Enforceability of the Full Competition Directive may be challenged at the EU level or at the EU member state level. In practice, implementation and enforcement of the directive has been and may also continue to be delayed on a country by country basis.

     As a complement to the Full Competition Directive, the European Parliament and Council of Ministers in June 1997 adopted a directive which governs the manner in which public network operators and service providers interconnect with the public telecommunications operators' public networks. Among other things, this directive requires EU member states to ensure that public telecommunications operators with significant market power should provide interconnection on the basis of cost-oriented charges.

     In April 1997, the European Parliament and the Council of Ministers adopted a directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications will be required to be dealt with in a timely fashion. The number of licenses may be restricted only to the extent required to ensure the efficient use of scarce resources, such as radio frequencies or numbers.

     In February 1998, the European Parliament and the Council of Ministers adopted a directive on the application of the Open Network Provision to voice telephony and on universal service.

     Despite these regulatory initiatives supporting the liberalization of the telecommunications market, most EU member states are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures suitable for a competitive environment. For example, most EU member states have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of EU directives differs significantly among the EU member states. While some EU member states have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

     Member states of the EU are also bound as a matter of international law to comply with certain multilateral trade rules and regulations. On February 15, 1997, over 60 members of the World Trade Organization committed to open their telecommunications markets for basic telecommunications services to foreign competition and ownership and to adopt regulatory measures designed to protect foreign telecommunications providers against anticompetitive behavior by domestic public telecommunications operators. For most signatories to this World Trade Organization Telecommunications Agreement, these commitments took effect on February 5, 1998 (including the EU member states). We believe that the World Trade Organization Telecommunications Agreement will contribute to the creation of a more competitive environment internationally. Specifically, it will result in downward pressure on call termination charges outside the EU. For a discussion of the regulatory risks involved, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offerings in those countries."

     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations and the interpretation of such laws and regulations differ significantly among the jurisdictions in which we operate. For a discussion of the regulatory risks we face, see "Risk Factors -- Delays in regulatory liberalizations in EU member states could adversely affect our service offerings in those countries."

     We are in the process of reviewing the licenses, permits and authorizations that we obtained through our acquisition of NetSource and Esprit Telecom. It may be possible for us to use certain of these licenses to provide services through our Carrier Services, Business Services or Access Services lines of business.

  GTS CARRIER SERVICES

     HERMES RAILTEL

     A summary discussion of the regulatory framework in certain countries where Hermes Railtel has developed and is developing its network is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     National authorities in individual member states of the EU are responsible for regulating the construction and operation of telecommunications infrastructure. We believe that the adoption of the Full Competition Directive and the various related directives adopted by the European Parliament and the Council of the EU have resulted in the removal of most regulatory barriers to the construction and operation of telecommunications infrastructure in the countries of the EU where we currently operate.

     Hermes Railtel requires licenses, authorizations or registrations in almost all countries to operate the network. Licenses, authorizations or registrations have been obtained in Belgium, France, Germany, Italy,

Luxembourg, The Netherlands, Spain, Sweden, Switzerland, the UK and the United States. No license or authorization is required to operate a network in Denmark. Hermes Railtel intends to file applications in other countries in anticipation of service launch in accordance with the network roll-out plan.

     Belgium. Belgium has implemented the "alternative infrastructure" provider provision of the Full Competition Directive. Most of the EC telecommunications liberalization package was adopted at the end of December 1997. The implementing legislation (Royal Decrees) regarding the licensing regimes for the provision of voice telephony services and the establishment of public network infrastructure was approved by the Council of Ministers at the end of June 1998. The official publication and the entry into force of that implementing legislation took place in July 1998. Until such entry into force, the Belgian Telecommunication Authority continued to work with the system of provisional licenses. Hermes Railtel obtained, through a wholly owned subsidiary, a license in February 1997 from the Belgian regulatory authority to build infrastructure between major Belgian population centers and the relevant border crossings. Hermes Railtel also had an authorization to provide liberalized services using alternative infrastructure. The liberalization legislation requires all previously licenced operators to apply for new licenses or authorizations. Hermes Railtel applied for a new license in October 1998 and was granted its license to build and operate its network under the new regulatory framework on January 26, 1999.

     Denmark. With the liberalization of infrastructure as of July 1, 1997, Denmark has fully liberalized its telecommunications markets in accordance with the requirements of the relevant EC Directives. According to the Danish rules, Hermes Railtel will not require any regulatory approval in order to install or operate the network in Denmark.

     France. A new regulatory agency, the Autorite de Regulation des Telecommunications, was established in France effective January 1, 1997. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. In October 1997, Hermes Railtel obtained authorization to operate its network in specific regions of France. In August 1998, Hermes Railtel was granted an extension of its license in order to extend its network in France to reach Italy and Spain. Such authorization requires prior notification to and approval of the Autorite de Regulation des Telecommunications of any substantial changes in the capital of Hermes Railtel or its controlling shareholder.

     Germany. Germany has approved legislation to implement the Full Competition Directive and remove all remaining restrictions on competition from August 1996. Hermes Railtel was granted a license by the German regulatory authorities on July 18, 1997. The license permits Hermes Railtel to operate the portions of the network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French border. In 1998, Hermes Railtel was granted extensions to its license to include operation of routes linking Hamburg, Hanover, Munich and Berlin and of routes to Denmark.

     Italy. Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy enacted legislation on July 31, 1997 creating an independent national regulatory authority for the telecommunications and audiovisual sectors. On September 19, 1997, Italy enacted a regulation implementing all EC directives in the telecommunications sector and since then specific laws relating to licensing and interconnection and universal service have been approved. Hermes Railtel was granted a license by the Italian authorities in August 1998, enabling the development of its network in the northwest region of Italy and the offering of services in Milan.

     Luxembourg. A new Telecommunication Act entered into force in April 1997, and a Royal Decree on licensing conditions entered into force in July 1998. Hermes Railtel applied to the Luxembourg regulatory authority for a license to build and operate its network in Luxembourg in October 1998. On February 11, 1999, we were granted a license to build and operate a public telecommunications network.

     The Netherlands. On July 1, 1997, the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule. On August 1, 1996, Hermes Railtel was granted an authorization for the installation, maintenance and use of a fixed telecommunications infrastructure.

     A new Telecommunications Act came partly into force on December 15, 1998. The new Act confirms the full liberalization of the telecommunications market according to European Community standards. When the new Telecommunications Act entered into force, the authorization held by Hermes Railtel ceased to exist. Under the new Telecommunications Act, Hermes Railtel has an obligation to register its activities. A request for registration with the Dutch regulatory authority ("OPTA") was filed in February 1999 and the OPTA granted Hermes Railtel its registration as a public telecommunications operator on March 3, 1999.

     Spain. Spain was granted the right to a delay in liberalizing its telecommunications market until November 30, 1998. In April 1998, Spain adopted the LGT, its new telecommunications law. The LGT was implemented through the use of secondary legislation. The LGT and the secondary legislation resulted in the full liberalization of the Spanish telecommunications market on December 1, 1998. On December 3, 1998, the Spanish regulatory authority began to issue licenses under the new regime. Hermes Railtel was granted a license to install and operate a telecommunications network in Spain on January 14, 1999.

     Sweden. Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed in 1997 to reinforce the powers of the national regulatory authority, to ensure conformity with EC Directives and to supplement the pre-existing licensing regime with a general authorization regime for certain services. Hermes Railtel registered with Swedish authorities and has been able to provide service in Sweden since July 1998.

     Switzerland. The Swiss Parliament has passed a Telecommunications Law which entered into force on January 1, 1998. Although Switzerland is not a Member State of the EU, the effect of the law is largely to mirror the EC telecommunications liberalization directives. From that date, voice telephony monopoly was abolished and services fully liberalized. In September 1998, the Swiss regulatory authority granted Hermes Railtel a definitive concession (replacing an earlier provisional concession) to build and operate its network in Switzerland.

     United Kingdom. Since the elimination in 1991 of the UK telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of Oftel, the UK telecommunications regulatory authority, to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The UK has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. Hermes Railtel has received a license from the Secretary of State for Trade and Industry dated December 18, 1996 which grants it the right to run a telecommunications system or systems in the UK connected to an overseas telecommunications system and to provide international services over such systems. Like the licenses granted to other providers of international facilities-based services, the license granted to Hermes Railtel was for an initial six months' duration and thereafter is subject to revocation on one month's notice in writing. The short duration of these initial licenses was adopted for administrative convenience to facilitate reforms to the licensing regime which are expected in 1999. The Department of Trade and Industry has confirmed that it intends to replace the initial licenses with new licenses and that it would not revoke an initial license without replacing it with another license giving an equivalent authorization. The Department of Trade and Industry is currently discussing with license holders the arrangements to put these new licenses into effect. Although the Department of Trade and Industry has indicated that the new licenses are expected to be of 25 years' duration, we cannot assure you that this will be the case or that the new licenses will not contain terms or conditions unfavorable to Hermes Railtel.

     United States. Hermes Railtel was granted a license by the FCC pursuant to section 214 of the Communications Act of 1934 authorizing it to provide limited global facilities-based and global resale services (subject to the terms and conditions imposed by the law and authorization), effective October 23, 1998. The 214 authorization does not allow Hermes Railtel to offer US services to or from Hungary, Poland, the Czech Republic, Romania, Monaco, Russia, Ukraine, Kazakhstan, Uzbekistan, Azerbaijan, China and India.

     Hermes Railtel intends to file applications in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) in anticipation of service launch in accordance with the Hermes Railtel network roll-out plan. With the exception of Austria and Portugal, which are members of the EU and whose laws must comply with EC Directives, these countries have not generally liberalized their telecommunications sector. We cannot assure you that they will do so in a timely manner or at all. In addition, the terms and conditions of Hermes Railtel's licenses, authorizations or registrations may limit or otherwise affect Hermes Railtel's scope of operations. We cannot assure you that (1) Hermes Railtel will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, (2) such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or (3) the licenses, authorizations or registrations required in the future can be obtained by Hermes Railtel. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on Hermes Railtel.

     TRANSOCEANIC SERVICES

     A summary discussion of the regulatory framework in the United Kingdom, United States and France that will apply to Transoceanic Services has already been provided in the section on Hermes Railtel above. Transoceanic Services, like Hermes Railtel, will require licenses, authorizations or registrations to operate its own network in the United Kingdom, United States and France. Since Hermes Railtel has obtained similar licenses, authorizations or registrations in the United Kingdom, United States and France, Transoceanic Services will endeavor to use the same (where allowed by national licensing frameworks) in order to build its initial network, while it obtains its own licenses, authorizations and registrations. Alternatively, Transoceanic Services may seek to benefit from Hermes Railtel's licenses to the extent that they may be transferred from Hermes Railtel to GTS Carrier Services. The transfer of these licenses could be undertaken in the event that the Hermes Railtel network and Transoceanic Services can be operated under one license. Such a transfer initially may be envisaged in France where licenses may be transferred subject to ministerial approval. The regulatory framework in the United Kingdom and United States, however, would require GTS Carrier Services to obtain new licenses, authorizations or registrations.

     In addition, the terms and conditions of the licenses, authorizations or registrations may limit or otherwise affect Transoceanic Services' scope of operations. We cannot assure you that Transoceanic Services will be able to obtain such licenses, authorizations or registrations or that Transoceanic Services' operations will not become subject to other regulatory, authorization or registration requirements in the countries in which it plans to operate. For a discussion of these risks, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offering in those countries."

     IP SERVICES

     At present there is no general consensus on the regulatory position of IP services in Europe and the United States. At the moment IP services are generally treated as unregulated or, in some European countries, as a telecommunications service subject to minimal regulatory requirements. We cannot assure you that IP services will not be regulated in the future in Europe or the United States. We will continue to monitor regulatory developments that may impact IP services' operations.

  GTS BUSINESS SERVICES

     A summary discussion of the regulatory framework in the countries in which Business Services operates has already been provided in the section on Hermes Railtel above.

     The following discussion of GTS Business Services does not reflect the effect of the Omnicom acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."

     UNITED KINGDOM

     The telecommunications services which we provide through Business Services are subject to and affected by licenses issued by the United Kingdom's Department of Trade and Industry and regulations introduced by Oftel, the United Kingdom telecommunications regulatory authority. Business Services' UK subsidiary received an international simple resale license from the Department of Trade and Industry in 1993, which permitted us to provide international telecommunications services by way of resale of other carriers' facilities. In December 1996, Business Services' UK subsidiary was among the first recipients of an international facilities license, which permits us to purchase, lease or build our own international infrastructure and to interconnect to the public network. In December 1997, we were granted a domestic public telephone operator license that will enable us to build out our network and obtain more favorable interconnect terms from British Telecom.

     Business Services' UK subsidiary also holds a license issued by the U.S. Federal Communications Commission under Section 214 of the United States Communications Act of 1934, as amended. Subject to certain restrictions, the
Section 214 authorization permits us to originate and terminate facilities-based and resold private line and switched telecommunications services in the United States, including among other things, reselling international private lines interconnected at both ends to the public switched telephone network on the United States-United Kingdom route for the provision of switched services. Under the FCC's rules, such interconnected private lines may at present be used only for switched traffic that either:

          (1) originates in the United Kingdom and terminates in the United States or vice versa;

          (2) originates in the United States, the United Kingdom, Canada, New Zealand, Australia, Sweden, The Netherlands, France, Germany, Belgium, Denmark, Norway, Luxembourg, Austria, Switzerland, Japan, Italy, Ireland and Hong Kong and terminates in another of those countries, having been routed through the third country via private lines; or

          (3) uses the interconnected international private lines to reach a switching hub.

     This third routing arrangement, termed "switched hubbing," may involve several configurations:

          (1) traffic originates in the United States, is carried via private lines to the United Kingdom and is routed through a switch to points beyond the United Kingdom;

          (2) traffic originates in the United Kingdom, is carried over private lines to the United States, and is routed through a switch to points beyond the United States; or

          (3) traffic originates in points beyond the United States or the United Kingdom and is routed via a United States or United Kingdom switch to terminate in another country (provided that no traffic originates or terminates in a country that we are not authorized to serve). With respect to switched hubbing traffic originated or terminated on the Esprit Network at switches in EU member states other than the United Kingdom, domestic laws of such EU member states require that the leased lines be interconnected with the public switched telephone network at one end only. In addition, the FCC has not made any pronouncement about the legality of switched hubbing arrangements where the carrier in the destination country does not consent to receiving traffic indirectly from the originating country and does not realize the traffic it receives from the "hub" country is actually originating from a different country.

     GERMANY

     Our German subsidiaries have authority to provide value-added telecommunications services throughout Germany. In June 1997, we also received Type 3 and Type 4 licenses authorizing us to build, acquire and operate infrastructure and to provide public voice telephony services and to interconnect with the incumbent public telecommunications operators' network. These licenses applied initially to restricted areas within Dusseldorf but have since been expanded to the whole Dusseldorf area and to permit connection to a cable landing station in northern Germany. In addition, the acquisition of Plusnet has provided us with a national network licensed to provide point-to-point service on 55 national routes and 300 local routes. We have also been granted a carrier select code to provide Indirect Access to our retail services. We entered into an interconnect agreement with Deutsche Telekom in November 1997. Pursuant to this agreement, we interconnect with Deutsche Telekom's network in five locations, while Plusnet's network interconnects with Deutsche Telekom's network in six locations.

     NetSource received a Type 4 license and entered into interconnect agreements in February 1998.

     FRANCE

     In March 1998, our French subsidiary was granted a public voice telephony and public network operator license permitting us to serve all of France. This license permits us to provide all services, including managed bandwidth on the London-Paris ring. They also facilitate our building out the fiber optic ring to Belgium. In July 1998, our French subsidiary was granted the right to receive one of the seven available one digit access codes. After a challenge by a disappointed applicant, the Conseil d'Etat, the French high court, affirmed the ART's decision. In July 1998, our license was amended to impose certain network deployment obligations on us. We are now in the process of building out a national network.

     THE NETHERLANDS

     NetSource is qualified as a telecommunications provider and obtained a carrier selection code license in September 1997.

     BELGIUM

     The Belgian regulator, BIPT, has granted our Belgian subsidiary provisional national voice telephony and network operator licenses, and our Belgian subsidiary was the first independent operator to achieve interconnection with the incumbent public telephone operator, Belgacom. Following the recent adoption of final legislation, our Belgian subsidiary has filed an application for definitive national voice telephony and network operator licenses and expects to receive the same shortly. NetSource plans on using the Esprit Telecom licenses for its Belgian operations.

     SPAIN

     On December 3, 1998, Business Services' Spanish subsidiary was granted class B1 licenses for Madrid, Barcelona and Gerona. We were also granted similar licenses for Bilbao and Valencia. These licenses permit us to provide public telephony services and operate a network in those cities. A C1 license allowing the installation of a national network was granted on December 17, 1998.

     ITALY

     Our Italian subsidiary received a closed user group voice telephony license in May 1998. We filed an application for authorization to install infrastructure and provide services on a national basis in March 1999.

     IRELAND

     Through NetSource we received a general telecommunications license to operate in Ireland in December 1998.

     NORWAY

     Through NetSource, we are registered as a public telecommunications provider. We expect to enter into interconnection agreements shortly.

     DENMARK

     Under Danish rules, we do not require any regulatory approvals to install or operate a network in Denmark. Through a subsidiary of NetSource, we are registered as a public telecommunications provider. We expect to enter into interconnection agreements shortly.

     SWEDEN

     Through NetSource, we were registered as a public telecommunications provider in October 1998 and we entered into interconnection agreements in January 1999.

     LUXEMBOURG

     Through NetSource, we have applied for licenses to operate in Luxembourg.

  WHOLESALE SERVICES

     Currently, GTS-Monaco Access's telecommunications activities in Monaco require no telecommunications license. However, GTS-Monaco Access will have to comply with EU regulation to the extent it does business in EU member states or its business has an effect on trade between EU member states. The regulatory requirements established by the EU create general guidelines under which the national agencies of EU member states regulate. Accordingly, local laws and regulations may differ significantly among these jurisdictions, and the interpretation and enforcement of such laws and regulations may vary. In certain of our existing and target markets, there are laws and regulations which affect the number and types of customers which we can address. For instance, certain countries may and do require licenses for communication companies to interconnect to the public network to originate traffic.

     In addition, one of the services provided by GTS-Monaco Access is a form of transit service, known in the industry as "re-filing." Re-filing is the practice of routing traffic through a third country in order to take advantage of disparities in settlement rates between different countries, thereby resulting in lower overall costs on an end-to-end basis. Re-filing is prevalent in the industry even though the practice is technically in contravention of ITU regulations. In practice, because of the widespread non-observance of these regulations, such a contravention normally does not give rise to specific legal problems. However, we cannot assure you that GTS-Monaco Access's re-filing services might not be disrupted or be the subject of legal process at some time in the future. We are currently reviewing licenses we will need in connection with our transfer of the business of GTS-Monaco Access to the United Kingdom.

  ACCESS SERVICES

     Access Services has been granted Type 3 (infrastructure) and Type 4 (voice telephony) licenses authorizing it to serve seven major cities in Germany. In April 1999, we were granted licenses authorizing us to install local access networks and to provide voice telephony services in Geneva and Zurich. We are currently evaluating Access Services' ability to build out fiber loops and provide access services in its target metropolitan markets under existing infrastructure licenses and authorizations to provide telephony services held by our Business Services line of business.

     Our determination as to which markets we may enter will depend in part on our evaluation of the regulatory regime in such market. The detailed regulation varies from country to country. Delays in receiving required regulatory approvals and licenses, or the enactment of adverse regulations or regulatory requirements, may delay or prevent us from entering a particular market or offering our services in any European market, restrict the types of services offered by us, constrain our deployment of its networks or otherwise adversely affect our operations.

     We cannot assure you that Access Services will be able to obtain the necessary regulatory approvals on a timely basis or that we will not otherwise be affected by regulatory developments, either of which may have a material adverse effect on us.

  BUSINESS SERVICES - CIS AND MOBILE SERVICES - CIS

     Telecommunications operators in Russia are nominally subject to the regulations of Goskomsvyaz, the successor of the Russian Ministry of Communications, and its subordinated bodies, Gossvyaznadzor and the State Radio Frequency Commission. As a practical matter, these national telecommunications authorities as well as certain regional and local authorities generally regulate telecommunications operators in their jurisdictions through their power to issue licenses and permits.

     The Communications Law sets out a comprehensive legal and regulatory framework for the sector. It also sets forth general principles for the right to carry on telecommunications activities, describes government involvement in telecommunications regulation and operation, establishes the institutional framework involved in regulation and administration of telecommunications, and deals with various operational matters, such as ownership of networks, protection of fair competition, interconnection, privacy and liability. Separate legislation implements this institutional framework.

     Goskomsvyaz issues licenses to provide telecommunications services on the basis of a decision by the Licensing Commission at Goskomsvyaz. Goskomsvyaz has generally issued no new licensing regulations since the enactment of the Communications Law, and in practice Goskomsvyaz continues to issue licenses based on the pre-existing licensing regulations, except to the extent such regulations have been modified by licensing regulations with respect to cellular services. According to the general licensing regulations, licenses for rendering telecommunications services may be issued and renewed for periods which range from 5 to 15 years and several different licenses may be issued to one person. Under the cellular licensing regulations, licenses for rendering cellular services may be issued only on the basis of a competitive tender for longer periods ranging from five to 15 years. Once the licenses are received, the licensee is required to register its right to hold and operate under the license with Gossvyaznadzor, the national authority responsible for monitoring compliance with regulatory and technical norms. Renewals may be obtained upon application to Goskomsvyaz and verification by appropriate government authorities that the licensee has conducted its activities in accordance with the licenses. Officials of Goskomsvyaz have fairly broad discretion with respect to both the issuance and renewal procedures. The Communications Law as well as the general and cellular licensing regulations provide that a license may not be transferred or assigned to another holder. Regional authorities also exercise some influence especially in directly influencing the issuance of AMPS licenses because AMPS has been designated a "regional standard." In August 1995, the Russian government created Svyazinvest, a holding company, to hold the federal government's interests in the majority of Russian local telecommunications operators. In addition, entities such as Svyazinvest at the federal level, as well as other entities at the oblast and krai levels (administrative regions within Russia) and Moscow and St. Petersburg exercise significant control over their respective local telephone networks and may therefore affect the licensing process.

     Telecommunications laws and regulations in Ukraine are similar in many respects to those of Russia, but are subject to greater risks and uncertainties. Regulations currently prohibit foreign entities from directly owning more than 49% of any telecommunications operating company. Our Ukrainian joint venture agreements provide us with the option of purchasing an additional 1% of the cellular network if these rules are liberalized. The Ukrainian government has imposed substantial frequency permit fees in connection with providing GSM service in Ukraine, and Golden Telecom has paid a $2.9 million frequency license fee on Golden Telecom's license. We cannot assure you that additional fees will not be imposed in the future upon the reissuance and/or renewal of such license. For a comprehensive discussion of these regulatory risks, see also "Risk
Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     JP Advisors, a Delaware limited liability company ("JP Advisors"), entered into a consulting agreement with the Company dated as of February 22, 1999, whereby JP Advisors provides services in the identification, assessment, evaluation of potential acquisition targets. W. James Peet, the sole member of JP Advisors, is a member of the Board of Directors of the Company. JP Advisors may also assist in the negotiation, documentation and consummation of certain acquisitions as agreed from time to time. The agreement has no specified duration and may be terminated by either party at will. During the term of the agreement, the Company will pay JP Advisors $25,000 per month and upon consummation of a transaction with certain target companies, a success fee of
(A) 0.5% of the transaction's value up to $100 million or (B) 0.25% of the transaction's value in excess of $100 million, plus $500,000. However, in no event will the fee paid in connection with any single transaction exceed $1 million. Upon mutual agreement, instead of cash, fees may be paid in stock, warrants, options or other form of consideration.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.10 per share, of which 81,221,352 shares were issued and outstanding as of March 31, 1999, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which none were issued and outstanding as of March 31, 1999.

     In addition, we:

     - agreed to issue up to 4,037,500 shares of common stock in connection with our acquisition of NetSource (of which 3,873,705 shares of common stock were issued as of December 31, 1998 and up to 1.4 million additional shares of common stock may be issued, at our option, contingent on NetSource achieving certain performance targets in the first two quarters of 1999),

     - expect to issue an additional 1,784,205 shares of common stock to holders of Esprit Telecom stock options upon their exercise of these options and

     - issued 1,850,497 shares of common stock as consideration for the 52% of the shares of Omnicom which we acquired on April 26, 1999.

     For a discussion of the risks associated with these additional issuances of stock, see "Risk Factors -- Substantial resales of our common stock may depress our stock price and dilute your ownership interest."

     On April 23, 1999, we issued 100,000 shares of the convertible preferred stock.

     In our annual shareholders meeting scheduled for June 16, 1999, we intend to seek approval to increase our authorized capital stock from 135,000,000 shares of common stock to 270,000,000 shares of common stock. The vote of the holders of at least a majority of the issued and outstanding shares of common stock, voting together as a single class is required to approve the increase in the authorized common stock. We believe the increase in the number of authorized shares of common stock will provide flexibility in connection with financings, acquisitions of other companies, other investment opportunities, stock dividends or splits, and for other corporate purposes that our board of directors deems advisable.

     The following summary of the rights, privileges, restrictions and conditions of each of the classes of shares we issue does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, and to the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL.

OUR COMMON STOCK

     Holders of common stock are entitled to one vote for one share held of record on all matters upon which shareholders have the right to vote. There are no cumulative voting rights. All issued and outstanding shares of common stock are, and the offered shares, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of common stock are entitled to all dividends that are declared from time to time by the board of directors out of funds legally available for that purpose. For more information, we refer you to "Dividend Policy." Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

OUR PREFERRED STOCK

     The board of directors may authorize the issuance of one or more additional series of preferred stock having rights, including voting, conversion and redemption rights, and preferences, including dividend and liquidation preferences, that our board of directors may determine, without further action by our stockholders subject to the certificate of designations with respect to the convertible preferred stock.

     The issuance of preferred stock by the board of directors could adversely affect the rights of the holders common stock. For example, the issuance of preferred stock could result in a series of securities outstanding that would have preferences over the common stock with respect to dividends and in liquidation and that could, upon conversion or otherwise, have all the rights appurtenant to the common stock. As of March 31, 1999, we have authorized 200,000 shares of Series A junior participating preferred stock, par value $.0001 per share. Other than our convertible preferred stock, no other series of preferred stock has been issued. There are no issued and outstanding shares of Series A preferred stock and no Series A preferred stock is being offered by this prospectus. A right to purchase shares of Series A preferred stock, however, is attached to each share of common stock. We have authorized 200,000 shares of Series A preferred stock initially for issuance upon exercise of those rights.

     The units of Series A preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that we may issue. Each unit of Series A preferred stock will have a minimum preferential quarterly dividend of $.01 per unit or any higher per share dividend declared on the common stock. In the event of liquidation, the holder of a unit of Series A preferred stock will receive a preferred liquidation payment equal to the greater of $.01 per unit and the per share amount paid in respect of a share of common stock.

     Each unit of Series A preferred stock will have one vote, voting together with the common stock. The holders of units of Series A preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Series A preferred stock are in arrears for six fiscal quarters.

     In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each unit of Series A preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock. The rights of holders of the Series A preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the economic value of one unit of Series A preferred stock that may be acquired upon the exercise of each right is expected to approximate the economic value of one share of common stock.

     See "Description of Convertible Preferred Stock" for a summary of certain terms of the convertible preferred stock offered under this prospectus.

SECTION 145 OF DGCL AND CERTAIN CHARTER PROVISIONS

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation). A corporation may indemnify that person if he or she is or was a director, officer, employee or agent of the corporation. A corporation may also indemnify that person if he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. That person may recover the following from the corporation:

     - expenses (including attorneys' fees);

     - judgments;

     - fines; and

     - amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 further provides that a corporation similarly may indemnify any person serving in any capacity described above who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. This person may recover expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

However, no indemnification shall be made in respect of any claim, issue or matter as to which this person shall have been adjudged to be liable but in view of all the circumstances of the case, this person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders,

     - for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or

     - for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in the preceding paragraph. Our Certificate of Incorporation and our By-laws further provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

     Our directors and officers are covered under directors' and officers' liability insurance policies that we maintain.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest, although certain of such provisions in the By-laws are subject to final approval by our board of directors. Such provisions may also adversely affect prevailing market prices for the common stock which is discussed in the section "Risk Factors -- We have anti-takeover provisions that could delay or prevent a change in control, even if it would benefit shareholders."

     Classified Board of Directors and Related Provisions. Our Certificate of Incorporation provides that our board of directors be divided into three classes of directors serving staggered three-year terms. The classes of directors (designated class I, class II and class III) shall be, as nearly as possible, equal in number. Accordingly, one-third of our board of directors will be elected each year.

     - The terms of the initial class I directors terminated at the May 20, 1998 annual meeting of stockholders and those directors were re-elected to a three-year term terminating on the date of the 2001 annual meeting of stockholders.

     - The term of the initial class II directors terminates on the date of the 1999 annual meeting of stockholders.

     - The term of the initial class III directors terminates on the date of the 2000 annual meeting of stockholders.

     At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The classified board provision may prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the board of directors until the second annual shareholders meeting following the date that party obtains the controlling interest.

     Subject to the rights of the holders of any series of preferred stock or any other class of our capital stock (other than common stock) then outstanding, directors may only be removed for cause by a majority vote of our holders of capital stock issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     No Shareholder Action by Written Consent; Special Meetings. Our Certificate of Incorporation prohibits shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may take action at an annual or special meeting called in accordance with our By-laws. Our Certificate of Incorporation and By-laws provide that special meetings of shareholders may only be called only by the Chairman of the board of directors, the Chief Executive Officer or a majority of the board of directors. Special meetings may not be called by the shareholders, except as permitted by the shareholder rights By-law described below.

     Amendments to the Certificate of Incorporation. The provisions of the Certificate of Incorporation described above may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder.

     Section 203 further provides that under certain circumstances, business combinations are allowed, such as when:

     - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,

     - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder, or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In addition, our Certificate of Incorporation grants the board of directors the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, voting powers, dividend rate, conversion rights, redemption price, liquidation preference and other terms of the issued preferred stock without any further vote or action by the stockholders. The provisions of Section 203 of the DGCL described above and our Certificate of Incorporation, and any issuance of preferred stock with voting or conversion rights, may adversely affect your voting power and may have the effect of delaying or preventing a change of control of GTS or adversely affect the market price of our common stock.

SHAREHOLDER RIGHTS AGREEMENT AND SHAREHOLDER RIGHTS BY-LAW

     Shareholder Rights Plan. We have entered into a rights agreement. In connection with the rights agreement, our board of directors declared a distribution of one right for each outstanding share of common stock, each share of common stock offered by this prospectus and each share of our common stock issued (including shares distributed from treasury) thereafter and prior to a distribution date. Each right will entitle the registered holder, subject to the terms of the rights agreement, to purchase from us one one-thousandth of a share or a unit of Series A preferred stock at a purchase price of $75 per unit, subject to adjustment.

     Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons (other than us, any of our subsidiaries or any of our employee benefit plans) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, and

     - 10 business days (or any later date determined by action of the board of directors prior to the time any person makes that type of announcement) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock.

The Soros associates and Alan B. Slifka and his affiliates are excluded from being an acquiring person described above under the rights agreement unless they increase the aggregate percentage of their ownership interest in us to 20%.

     Until a distribution date:

     - the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates,

     - new common stock certificates issued after date of consummation of the offerings in July 1998 (also including shares distributed from treasury) will contain a notation incorporating the rights agreement by reference, and

     - the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

     The rights will not be exercisable until a distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless we redeem them earlier.

     In the event that:

     - we are the surviving corporation in a merger with an acquiring person described above and shares of common stock shall remain outstanding,

     - a person becomes an acquiring person,

     - an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or

     - during the time when there is an acquiring person, an event occurs which results in that person's ownership interest being increased by more than 1% (e.g., by means of a recapitalization),

then, in each such case, each holder of a right (other than the acquiring person) will then have the right to receive, upon exercise, units of Series A preferred stock (or, in some circumstances, our common stock, cash, property or other securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of Series A preferred stock issuable upon exercise of a right prior to the events described in this paragraph.

     In the event that, at any time following a stock acquisition date:

     - we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph),

     - any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person, or

     - 50% or more of our assets or earning power is sold or transferred,

each holder of a right (other than an acquiring person) shall then have the right to receive, upon exercise, common stock of the ultimate parent of that person having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of units of Series A preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock,

     - if holders of the Series A preferred stock are granted rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock, or

     - upon the distribution to the holder of the Series A preferred stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     At any time until ten business days following a stock acquisition date, either

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors,

may redeem the rights in whole, but not in part, at a nominal price. Immediately upon the action of a majority of our board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     As used in the rights agreement, a continuing director means any person (other than a person attempting to acquire us or an affiliate or associate of such a person or a representative of such person or of any such affiliate or associate) who was a director prior to the date of the rights agreement and any person (other than an acquiring person or an affiliate or associate of an acquiring person or a representative of an acquiring person or of any such affiliate or associate) nominated for selection or elected to the board of directors pursuant to the approval of a majority of the continuing directors.

     At its option, either:

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors, may exchange each right for (1) one unit of Series A preferred stock or (2) the number of units of Series A preferred stock that will equal the spread between the market price of each unit to be issued and the purchase price of that unit described in the rights agreement.

     Any of the provisions of the rights agreement may be amended without the approval of either:

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of continuing directors in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; but no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

     Shareholder Rights By-Law. If a fully financed tender offer is made publicly to purchase all our outstanding shares of common stock for cash or marketable securities at a price that is at least 40 percent greater than the average closing price of such shares on the principal exchange on which those shares are listed during the 30 days prior to the date on which the offer is first published or sent to security holders and the board of directors opposes such offer, the holders of more than 50% of the outstanding shares of common stock may, at any time subsequent to the date that is nine calendar months after the date of an offer, call a special meeting of the stockholders, notwithstanding the provisions described in "-- Certain Charter and By-law Provisions -- No Shareholder Action by Written Consent; Special Meetings," at which meeting stockholders may be asked to vote upon a proposal to request that the board of directors amend the rights agreement to exempt such offer from the terms of the rights agreement; but, if prior to the expiration of the nine-month period, the board of directors determines that it is in the best interests of the shareholders to undertake efforts to sell us, that period shall be extended as long as the board of directors continues its efforts to solicit, evaluate and negotiate alternative bids to acquire us. If the proposal to amend the rights agreement is approved by a vote of 70% of the votes cast for or against such proposal at such meeting of stockholders at which a quorum is present, the board of directors shall amend the rights agreement to exempt such offer from its terms no later than 60 days after the date of such stockholders' meeting.

     "Marketable securities" means any securities that are traded on a nationally recognized exchange and, in the opinion of an independent investment bank, provide sufficient value and liquidity so that they would be treated as substantially equivalent to cash consideration.

                        DESCRIPTION OF DEPOSITARY SHARES

     Each depositary share represents 1/100 of a share of convertible preferred stock deposited under the deposit agreement dated as of April 23, 1999, among GTS, The Bank of New York as depositary, and all holders from time to time of depositary receipts issued under the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share is entitled, proportionately, to all the rights, preferences and privileges of the shares of convertible preferred stock represented by those depositary shares (including dividend, conversion, voting, and liquidation rights), and is subject to all of the limitations of the fractional shares of convertible preferred stock represented by those depositary shares, which are summarized above under "Description of Convertible Preferred Stock" or "Description of Capital Stock." The depositary shares are evidenced by depositary receipts.

     As more fully described below, the holders of the depositary shares

     - have the option to convert the convertible preferred stock represented by those depositary shares into our common stock,

     - are entitled to receive dividends, and

     - are entitled to vote in certain circumstances.

DTC will act as securities depositary for the depositary shares.

     The following summary of the terms and provisions of the deposit agreement, depositary shares and depositary receipts is not intended to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the deposit agreement, copies of the form of deposit agreement may be obtained from us or the depositary upon request.

ISSUANCE OF DEPOSITARY RECEIPTS AND WITHDRAWAL OF CONVERTIBLE PREFERRED STOCK

     Immediately following our issuance of the convertible preferred stock, we deposited the convertible preferred stock with the depositary, which then issued and delivered the depositary receipts to the initial purchasers. Depositary receipts will be issued evidencing only whole depositary shares.

     Upon surrender of depositary receipts at the corporate office of the depositary, the owner of the depositary shares evidenced on those shares is entitled to delivery, at that corporate office, of certificates evidencing the number of shares of convertible preferred stock (but only in whole shares) and any money and other property represented by those depositary receipts. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of convertible preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

     We do not expect that there will be any public trading market for the convertible preferred stock except as represented by the depositary shares. In addition, we do not expect that there will be any public market initially for the depositary shares.

CONVERSION PROVISIONS

     As described under "Description of Convertible Preferred
Stock -- Conversion Rights," the convertible preferred stock may be converted, in whole or in part, into shares of our common stock at the option of the holders of the convertible preferred stock. The depositary shares may, at the option of holders of the depositary shares, be converted into shares of our common stock on the same terms and conditions as the convertible preferred stock, except that the number of shares of common stock received upon conversion of each depositary share will be equal to the number of shares of our common stock received upon conversion of each share of convertible preferred stock divided by 100.

     To effect that type of optional conversion, a holder of depositary shares must deliver depositary receipts evidencing the depositary shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to us, to any transfer agent for the depositary shares, or in blank (and, if applicable, payment of an amount equal to the dividend payable on those depositary shares), to the depositary or its agent.

     Each optional conversion of depositary shares will be deemed to have been taken place immediately prior to the close of business on the date on which the described requirements are satisfied. The conversion shall be at the conversion rate in effect at that time and on that date, adjusted to reflect the fact that 100 depositary shares are the equivalent of one share of convertible preferred stock.

     To the extent that depositary shares are converted into shares of our common stock and all of those shares of our common stock cannot be distributed to the record holders of depositary receipts without creating fractional interests in those shares, the depositary may, with our consent, sell those shares of common stock, and the net proceeds of any sale shall be distributed or made available for distribution to the record holders that would otherwise have received fractional interest in those shares of common stock.

PAYMENT AND CONVERSION

     All amounts payable in cash with respect to the depositary shares will be payable in United States dollars at our office or agency maintained for that purpose within the City of New York or, at our option, payment of dividends and additional dividends (if any) may be made by check mailed to the holders of the depositary shares at their addresses listed in the register of holders of the depositary shares maintained by the transfer agent, but we will make all cash payments with respect to depositary shares the holders of which have given wire transfer instructions to us by wire transfer of immediately available funds to the accounts specified by those holders.

     Any payment on the depositary shares due on any day that is not a business day need not be made on that day, but may be made on the succeeding business day with the same force and effect as if made on the due date.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received on the convertible preferred stock to the record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by those holders, subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary. If we pay all or any part of a dividend in our common stock, we must deliver to the depositary a sufficient number of shares that, upon resale by the depositary, will result in net cash proceeds to the depositary to make the quarterly dividend payments in cash to the holders of depositary shares.

     All shares of common stock received by the depositary from us or dividends on the convertible preferred stock will be promptly resold by the depositary on behalf of the holders of the depositary shares and the holders of the depositary shares will not receive any of those shares. If the proceeds from that resale do not result in a sufficient amount of cash to pay a dividend, we will promptly provide cash to the depositary in an amount equal to the difference between the amount of the dividend and the proceeds received from such resale.

     In the event of a distribution other than cash in respect of the convertible preferred stock, the depositary will distribute property received by it to the record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by that holder, subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary determines that it is not feasible to make a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

RECORD DATE

     Whenever:

     - any cash dividend or other cash distribution shall become payable or, instead, any common stock distributed, any other distribution shall be made, or any rights, preferences, or privileges shall be offered with respect to the convertible preferred stock, or

     - the depositary shall receive notice of any meeting at which holders of convertible preferred stock are entitled to vote or of which holders of convertible preferred stock are entitled to notice,

the depositary shall, in each instance, fix a record date (which shall be the same date as the record date for the convertible preferred stock) for the determination of the holders of depositary receipts (1) who shall be entitled to receive the dividend, distribution, rights, preferences, or privileges, or the net proceeds of the sale thereof or (2) who shall be entitled to give instructions for the exercise of voting rights at the meeting or to receive notice of the meeting.

VOTING OF CONVERTIBLE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of convertible preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares. Each record holder of depositary shares on the record date (which will be the same date as the record date for the convertible preferred stock) will be entitled to instruct the depositary as to the exercise of voting rights pertaining to the number of shares of convertible preferred stock (or fraction thereof) represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of convertible preferred stock (or fractions thereof) represented by those depositary shares in accordance with those instructions, and we have agreed to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the convertible preferred stock to the extent it does not receive specific written instructions from the holders of depositary shares representing that convertible preferred stock.

     Each depositary share shall entitle the holder to instruct the depositary to cast 1/100 of the vote of a share of convertible preferred stock on each matter submitted to a vote of our preferred stockholders.

AMENDMENT OF DEPOSIT AGREEMENT

     The form of depositary receipts and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless that amendment has been approved by the holders of at least 66 2/3% of the depositary shares then outstanding. Every holder of depositary receipts at the time any amendment of that type becomes effective shall be deemed to consent and agree to the amendment and to be bound by the deposit agreement.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements and the initial deposit of the convertible preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. A successor depositary will be appointed by us within 45 days after delivery of the notice of resignation or removal.

     The deposit agreement may be terminated by us or by the depositary if:

     - there has been a final distribution in respect of the convertible preferred stock in connection with any liquidation, dissolution or winding up of GTS and such distribution has been distributed to the holders of depositary receipts, or

     - each share of convertible preferred stock shall have been converted into shares of our common stock.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will continue to act as securities depository for the depositary shares. The information in this section concerning DTC and DTC's book-entry system is based upon information obtained from DTC. The depositary shares will be issued only as fully-registered depositary receipts registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global depositary receipts will be issued, evidencing in the aggregate the total number of depositary shares, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to other indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant.

     Purchases of depositary shares within the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC's records. The ownership interest of each actual purchaser of a depositary share, which shall be referred to as a beneficial owner, is in turn to be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

     DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC's records reflect only the identity of the direct participants to whose accounts those depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to those will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Dividend payments on the depositary shares will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of that participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is our responsibility, disbursement of payments described above to direct participants is the responsibility of

DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     No depositary shares evidenced by global depositary receipts may be exchanged in whole or in part for depositary receipts registered, and no transfer of global depositary receipts in whole or in part may be registered, in the name of any person other than DTC or any nominee of DTC unless DTC has notified us that it is unwilling or unable to continue as depositary for such global depositary receipts. All depositary shares evidenced by one or more global depositary receipts will be registered in the names that DTC directs.

     The laws of some jurisdictions require that certain potential purchasers of depositary shares take physical delivery of the depositary shares they purchase in definitive form. These laws may impair the ability to transfer beneficial interests in depositary shares so long as the depositary shares are evidenced by global depositary receipts.

     As long as DTC, or its nominee, is the registered owner of the global depositary receipts, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global depositary receipts and all depositary shares for all purposes under the depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global depositary shares will not be entitled to have the global depositary receipts evidencing their shares or their depositary shares registered in their names, will not receive or be entitled to receive physical delivery of depositary shares in exchange for the depositary receipts and will not be considered to be owners or holders of such global depositary receipts or any depositary shares for any purpose under the depositary shares.

MISCELLANEOUS

     The depositary will, with our approval, appoint a registrar for registration of the depositary receipts or depositary shares in accordance with any requirements of any applicable stock exchange on which the depositary receipts or the depositary shares are listed. The registrar will maintain books at the corporate office for the registration and registration of transfer of depositary receipts or at any other place that is approved by us and of which the holders of depositary receipts are given reasonable notice.

     We will deliver to the depositary and the depositary will forward to holders of depositary shares all notices and reports required by law, the rules of any national securities exchange on which the convertible preferred stock, the depositary shares or the depositary receipts are listed or are required by our amended certificate of incorporation or by-laws to be furnished by us to holders of the convertible preferred stock.

     Neither the depositary nor we will be liable if either is prevented by law or certain other circumstances beyond its control from or delayed in performing its obligations under the deposit agreement. Neither the depositary nor we assume any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than to use its best judgment and good faith in the performance of such duties as are specifically set forth in the deposit agreement. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any depositary shares or any shares of convertible preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on advice of counsel or accountants, or information provided by persons presenting shares of convertible preferred stock for deposit, holders of depositary shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     The depositary will act as transfer agent and registrar for, and paying agent for the payment of dividends with respect to, the depositary shares.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The owners of the depositary shares will be treated for federal income tax purposes as if they were the owners of the shares of convertible preferred stock which they represent. Accordingly, the tax treatment for the owners of the depositary shares will be the same as the tax treatment for the owners of shares of convertible preferred stock described below. In addition, no gain or loss will be recognized on the withdrawal of shares of convertible preferred stock in exchange for depositary shares under the deposit agreement, an owner's tax basis in the withdrawn shares of convertible preferred stock will be the same as the tax basis in the depositary shares surrendered, and the owner's holding period of the withdrawn securities will include the period during which the owner held the surrendered depositary shares.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

GENERAL

     The following is a summary of certain terms of the convertible preferred stock offered under this prospectus. The terms of the convertible preferred stock are contained in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions which shall be referred to as the certificate of designations. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations, including the definitions contained in those certificates of certain terms used below. Copies of the certificate of designations will be made available as set forth under "Available Information."

     Under the certificate of designations, 100,000 shares of convertible preferred stock with a liquidation preference of $5,000 per share have been authorized for issuance. The convertible preferred stock is fully paid and nonassessable, and the holders have no preemptive rights in connection with those shares. Each depositary share represents 1/100 of a share of convertible preferred stock. We do not expect that there will be any trading market for the convertible preferred stock except as represented by the depositary shares.

     The convertible preferred stock:

     - ranks junior in right of payment to all of our existing and future debt obligations and to each senior class or series of our capital stock, and pari passu or senior to all of our other capital stock

     - has a liquidation preference of $5,000 per share ($50 per depositary share) plus accrued and unpaid dividends and additional dividends,

     - is convertible at the option of the holder into shares of our common stock at a rate of 72.46 shares of common stock per share of convertible preferred stock (.7246 shares of common stock per depositary share) and is subject to restrictions as described below, and

     - is redeemable in whole or in part, at our option at any time on or after March 15, 2002 at the prices described below, plus accrued and unpaid dividends, if any, to the redemption date.

     The holders of convertible preferred stock (and the corresponding depositary shares):

     - will have no voting rights except as required by law and as specified in the certificate of designation unless the events described below happen, and

     - may require, upon a change of control event, us to repurchase all of a portion of his or her convertible preferred stock (and the corresponding depositary shares).

     There can be no assurance that any trading market for the depositary shares will develop. If any such market does develop, the liquidation preference of the convertible preferred stock per depositary share is not necessarily the price at which depositary shares will actually trade, and the depositary shares may trade at lower prices. The market price of the depositary shares can be expected to fluctuate with changes in the financial markets and economic conditions, the market price of our common stock, our financial condition and prospects and other factors that generally influence the market prices of securities. See "Risk Factors -- Absence of Public Market for Convertible Preferred Stock and Depositary Shares."

     The transfer agent for the convertible preferred stock is The Bank of New York unless and until we select a successor. The offices of the transfer agent are located in New York City at 101 Barclay Street, New York, New York 10286.

RANKING

     The convertible preferred stock will rank:

     - junior in right of payment to all of our existing and future debt obligations upon our liquidation, dissolution or winding up, including the 9 7/8% Senior Notes due 2005, the 8 3/4% Convertible Senior

       Subordinated Debentures due 2000 and the 5 3/4% Convertible Senior Subordinated Debentures due 2010,

     - junior in right of payment to each class or series of our capital stock that has terms which expressly provide that the class or series of capital stock will rank senior to the convertible preferred stock as to dividends and upon our liquidation, dissolution or winding up, which shall be referred to as senior capital stock,

     - pari passu in right of payment with each class of capital stock or series of preferred stock, established by our board of directors that has terms which expressly provide that the class or series will rank on a parity with the convertible preferred stock as to dividend rights and upon our liquidation, winding up or dissolution, which shall be referred to as parity capital stock and

     - senior in right of payment to our common stock and any of our capital stock that expressly provides that it will be junior to the convertible preferred stock, which shall be referred to as junior capital stock.

     The certificate of designations provides that we may not, without the consent of the holders of at least 66 2/3% of the outstanding shares of convertible preferred stock, authorize, create (by way of reclassification or otherwise) or issue any senior capital stock or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of senior capital stock.

DIVIDENDS

     The holders of shares of the convertible preferred stock are entitled to receive cumulative preferential dividends, when, as and if dividends are declared by the board of directors out of our funds legally available for that purpose, from the issue date of the convertible preferred stock accruing at the rate of $3.625 per depositary share ($362.50 per share of convertible preferred stock) per annum, or $.90625 per depositary share ($90.625 per share of convertible preferred stock) per quarter, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if any such date is not a business day, on the next succeeding business day (each of which shall be referred to as a dividend payment date), to the holders of record as of the next preceding March 1, June 1, September 1 and December 1 (each of which shall be referred to as a record date).

     Accrued but unpaid dividends, if any, may be paid on the dates determined by the board of directors. The cash necessary to pay dividends on the depositary shares will come from our dividend payments on the convertible preferred stock which, at our option, may be paid in cash, common stock or a combination of cash and common stock; but we will be obligated to make our dividend payments in cash if the common stock paid as a dividend would not, at the time the dividend payment is made, be freely transferable under the Securities Act.

     If we pay all or any part of a dividend in common stock, we must deliver to the depositary a sufficient number of shares of common stock that, upon resale by the depositary or its nominee, will result in net cash proceeds to allow the depositary to make the quarterly dividend payments in cash to the holders of the depositary shares. All shares of common stock received by the depositary from us as dividends on the convertible preferred stock will be promptly resold by the depositary or its nominee on behalf of the holders of the depositary shares and the holders of the depositary shares will not receive any shares.

     If the proceeds from the resale do not result in a sufficient amount of cash to pay a dividend, we will promptly provide cash to the depositary in an amount equal to the difference between the amount of the dividend and the proceeds received from the resale. Dividends payable on the convertible preferred stock (and the corresponding depositary shares) will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis.

     The term "closing price" means on any day the reported last sale price on that day or in case no sale takes place on that day, the average of the reported closing bid and ask prices on the principal national securities exchange (which shall include the Nasdaq National Market) on which that stock is listed or admitted to trading (and if the common stock is listed or admitted to trading on more than one U.S. national or non-U.S. securities exchange, we shall determine, in our reasonable discretion, the principal securities exchange on which our common stock is listed or admitted to trading) or, if not listed or admitted to trading on any securities exchange, the average of the closing bid and ask prices as furnished by any independent registered broker-dealer firm, selected by us for that purpose, in each case adjusted for any stock split during the relevant period.

     Dividends on the convertible preferred stock (and the corresponding depositary shares) accrue whether or not we have earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date for the quarter to which they relate. Accumulated unpaid dividends accrue and cumulate dividends at the yearly rate contained on the cover page of this prospectus. The certificate of designations provides that we will take all actions required or permitted under Delaware law to permit the payment of dividends on the convertible preferred stock.

     No dividend whatsoever shall be declared or paid on, or any sum set apart for the payment of dividends on, any outstanding share of the convertible preferred stock (and the corresponding depositary shares) with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of that dividend upon, all outstanding shares of convertible preferred stock.

     Unless full cumulative dividends on all outstanding shares of convertible preferred stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then:

     - no dividend (other than, in the case of junior capital stock, a dividend payable solely in shares of junior capital stock or options, warrants or rights to purchase junior capital stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of parity capital stock or junior capital stock,

     - no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of junior capital stock,

     - no shares of parity capital stock or junior capital stock or any warrants, rights, calls or options exercisable for or convertible into any parity capital stock or junior capital stock shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other parity capital stock or junior capital stock or a purchase, redemption or other acquisition from the proceeds of a substantially concurrent sale of parity capital stock or junior capital stock) by us or any of our subsidiaries, and

     - no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of parity capital stock or junior capital stock or any warrants, rights, calls or options exercisable for or convertible into any parity capital stock or junior capital stock by us or any of our subsidiaries.

Holders of the convertible preferred stock (and the corresponding depositary shares) will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any parity capital stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for that payment is set apart for that payment on the convertible preferred stock. If full dividends are not so paid, the convertible preferred stock will share dividends pro rata with the parity capital stock. Dividends on account of arrears and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on that date, not more than 45 days prior to the payment of the dividends, as may be fixed by our board of directors.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and after payment in full of our outstanding debt obligations and the liquidation preference (and any accrued and unpaid dividends) on any senior capital stock, each holder of shares of the convertible preferred stock (and the corresponding depositary shares) will be entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference per share of the convertible preferred stock (or per depositary share) held by that holder, plus accrued and unpaid dividends and additional dividends (if any) to the date fixed for that liquidation before any distribution is made on any junior capital stock, including, without limitation, our common stock. After payment in full of the liquidation preference and all accrued and unpaid dividends and additional dividends (if any), to which holders of convertible preferred stock (and the corresponding depositary shares) are entitled, those holders will not be entitled to any further participation in any distribution of our assets.

     However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or our assets nor our consolidation or merger with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of GTS, unless the sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with our liquidation, dissolution or winding up.

     The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the convertible preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the convertible preferred stock.

VOTING RIGHTS

     Holders of record of shares of the convertible preferred stock (and the corresponding depositary shares) have no voting rights, except as required by law and as provided in the certificate of designations. The certificate of designations provides that upon the accumulation of accrued and unpaid dividends on the outstanding convertible preferred stock in an amount equal to six full quarterly dividends, whether or not consecutive (such an event and any event with a similar effect under the terms of any other series of preferred stock upon which like rights have been conferred, shall be referred to as a voting rights triggering event), the number of members of our board of directors will be immediately and automatically increased by two (unless previously increased under the terms of any other series of preferred stock upon which like rights have been conferred). Subsequently, the holders of a majority of the outstanding shares of convertible preferred stock, voting together as a class (pro rata, based on liquidation preference) with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two members to our board of directors. Voting rights arising as a result of a voting rights triggering event will continue until the time at which all dividends in arrears on the convertible preferred stock are paid in full. However, this right to elect directors will expire when the number of shares of convertible preferred stock outstanding is reduced to 10% or less of the shares issued under this prospectus.

     In addition, as provided above under "-- Ranking" we may not authorize, create (by way of reclassification or otherwise) or issue any senior capital stock, or any obligation or security convertible into or evidencing the right to purchase any senior capital stock, without the affirmative vote or consent of the holders of 66 2/3% of the then outstanding shares of the convertible preferred stock.

     The owners of depositary shares are entitled to direct the voting of the shares of convertible preferred stock represented by their depositary shares.

CONVERSION RIGHTS

     The convertible preferred stock is convertible at the option of the holder, into shares of common stock at any time, unless previously redeemed or repurchased, at a conversion rate of .7246 shares of common stock per depositary share (72.46 shares of common stock per share of the convertible preferred stock) equivalent to a conversion price of $69.00 per share of common stock, subject to the adjustments described below.

     The right to convert a share of the convertible preferred stock called for redemption or delivered for repurchase will terminate at the close of business on the redemption date for those convertible preferred stock or the repurchase date, as the case may be. Convertible preferred stock (and the corresponding depositary shares) for which a holder has delivered a change of control purchase notice, as described below, exercising the option of that holder to require us to purchase those convertible preferred stock (and the corresponding depositary shares) may be converted only if that notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the business day prior to the change of control purchase date in accordance with the certificate of designations.

     The right of conversion attaching to any depositary share may be exercised by the holder of that depositary share by delivering the depositary share to be converted to the office of the conversion agent, accompanied by a signed and completed notice of conversion in form reasonably satisfactory to the conversion agent. The conversion date will be the date on which the depositary share and the signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the conversion agent a certificate or certificates for the number of full shares of common stock issuable upon conversion, with any fractional shares rounded up to full shares or, at our option, payment in cash instead of any fraction of a share, based on the closing price of the common stock on the trading day preceding the conversion date.

     Notwithstanding the above, if a number of depositary shares that is not divisible by 100 (without remainder) is submitted for conversion, any fractional share otherwise issuable upon the conversion will be rounded down. Such certificate or certificates will be delivered by the conversion agent to the appropriate holder on a book-entry basis or by mailing certificates evidencing the additional shares to the holders at their respective addresses set forth in the register of holders maintained by the transfer agent. All shares of common stock issuable upon conversion of the depositary shares will be fully paid and nonassessable and will rank equal with the other shares of common stock outstanding from time to time. No payment or adjustment will be made for dividends or distributions with respect to shares of common stock issued upon conversion of depositary shares.

     Except as otherwise provided in the certificate of designations, dividends accrued shall not be paid on depositary shares converted; but dividends accrued through March 15, 2002 shall be paid on any depositary shares called for redemption and converted before March 15, 2002. If any holder surrenders a depositary share for conversion between a record date and the related dividend payment date, then notwithstanding the conversion, the dividend payable on the dividend payment date will be paid to the holder on the record date. However, in that event, unless the depositary share has been called for redemption, the depositary share, when surrendered for conversion, must be accompanied by delivery by the holder of a check or draft payable in an amount equal to the dividend payable on the dividend payment date on the portion so converted. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date.

     Under current federal law, a holder delivering depositary shares for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of common stock in a name other than that of the holder of the depositary shares. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The conversion rate is subject to adjustment in certain events, including, without duplication:

     - the issuance of shares of common stock as a dividend or distribution on the common stock,

     - the subdivision or combination of the outstanding common stock,

     - the issuance to all or substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share,

     - the distribution to all or substantially all holders of common stock of shares of our capital stock (other than common stock), evidences of indebtedness or other non-cash assets (including securities of any company other than GTS),

     - the distribution to all or substantially all holders of common stock of rights or warrants to subscribe for its securities (other than those referred to in the third bullet point above), and

     - the distribution to all or substantially all holders of common stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of common stock made within the preceding 12 months not triggering a conversion rate adjustment) exceeds an amount equal to 12.5% of our market capitalization on the business day immediately preceding the day on which we declare the distribution.

     We from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days or any longer period required by law and if the reduction is irrevocable during the period; but the conversion price may not be less than the par value of a share of common stock. No adjustment of the conversion price or the corresponding conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price or the corresponding conversion rate.

     We will provide to holders of the depositary shares reasonable notice of any event that would result in an adjustment to the conversion rate under the foregoing paragraph so as to permit the holders to effect a conversion of depositary shares into shares of common stock prior to the occurrence of that event.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or our assets of, but generally not stock dividends on common stock or rights to subscribe for common stock) and, under the antidilution provisions of the certificate of designations, the number of shares into which the convertible preferred stock is convertible is increased, that increase may be considered for United States federal income tax purposes to be the payment of a taxable dividend to holders of the depositary shares. See "Certain U.S. Federal Income Tax Considerations -- Adjustment of Conversion Price."

     "Market price," as of any date, means the average of the daily closing price for the five consecutive trading days ending on such date.

     "Trading day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

REDEMPTION

  Optional Redemption

     The convertible preferred stock (and corresponding depositary shares) may not be redeemed prior to March 15, 2002. The convertible preferred stock (and corresponding depositary shares) may be redeemed, in whole or in part, at our option on or after March 15, 2002, at the redemption prices specified below (expressed as percentages of the liquidation preference for those shares), in each case, together with accrued and unpaid dividends and additional dividends (if any), to the date of redemption (which shall be referred to as a redemption date), upon not less than 15 nor more than 60 days' prior written notice, during the 12-month period commencing on March 15 of each of the years listed below:

                                                               REDEMPTION
YEAR                                                              RATE
----                                                           ----------
2002........................................................    105.075%
2003........................................................    104.350%
2004........................................................    103.625%
2005........................................................    102.900%
2006........................................................    102.175%
2007........................................................    101.450%
2008........................................................    100.725%
2009 and thereafter.........................................    100.000%

     On and after any redemption date, provided that we have made available at the office of the transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the convertible preferred stock (and corresponding depositary shares) called for redemption (except that, in the case of a redemption date after a record date and prior to the related dividend payment date, holders of convertible preferred stock (and corresponding depositary shares) on the record date will be entitled on that dividend payment date to receive the dividend payable on their shares, as described above), their shares shall no longer be deemed to be outstanding and all rights of the holders of those shares as holders of convertible preferred stock (and corresponding depositary shares) shall cease except the right to receive the cash deliverable upon such redemption, without interest from the redemption date.

TRANSFER AGENT, PAYING AGENT, CONVERSION AGENT

     We have initially appointed the transfer agent to act as the paying agent and conversion agent. We may at any time terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents, provided that until the convertible preferred stock (and the corresponding depositary shares) has been delivered to us for cancellation, or moneys sufficient to pay the liquidation preference and accrued dividends and additional dividends (if any) on the convertible preferred stock (and the corresponding depositary shares) have been made available for payment and either paid or returned to us as provided in the certificate of designations, it will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of convertible preferred stock (and the corresponding depositary shares) for conversion.

     Dividends payable on the convertible preferred stock (and the corresponding depositary shares) on any redemption date or repurchase date that is a dividend payment date will be paid to the holders of record as of the immediately preceding record date.

     All moneys held by us or deposited with any paying agent in trust for the payment of the liquidation preference and dividends or additional dividends (if any) on any shares of the convertible preferred stock (and the corresponding depositary shares) which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and the holder of those shares of the convertible preferred stock (and the corresponding depositary shares) will thereafter be entitled to look only to us for payment.

CHANGE OF CONTROL

     In the event of a change of control, each holder will have the right to require us to purchase all or a portion of his or her convertible preferred stock (which shall be referred to as a change of control offer) as of the date that is 30 business days after the occurrence of that change of control (which shall be referred to as a change of control purchase date) for a purchase price equal to 100% of the liquidation preference together with accrued and unpaid dividends to but not including the change of control purchase date. We will not pay any funds under a change of control offer before we repurchase all securities ranking senior to the convertible preferred stock and requiring repurchase under the change of control provisions governing those senior securities.

     Within 10 business days after the occurrence of a change of control, we shall mail to all holders of record of the depositary shares a notice of the change of control describing, among other things, the terms and conditions, and the procedures required for exercise of, the holder's right to require the purchase of that holder's convertible preferred stock. To exercise the purchase right upon a change of control, the holder of a depositary share will be required to deliver, on or before the 10th day prior to the change of control purchase date, written notice to us (or an agent designated by us for that purpose) of the holder's acceptance (which shall be referred to as a change of control purchase notice), together with the certificates evidencing the depositary share with respect to which the offer is being accepted, duly endorsed for transfer.

     If a holder does not exercise the right to require us to purchase his or her convertible preferred stock, each share of his or her convertible preferred stock (and the corresponding depositary shares) shall thereafter be convertible into the right to receive the consideration receivable as a result of the change of control by a holder of the number of shares of common stock into which his or her convertible preferred stock was convertible immediately prior to the change of control.

     A change of control shall be deemed to have occurred if:

     - any person or group, other than the permitted holders, is or becomes owner, directly or indirectly, of shares of our capital stock representing 50% or more of the total voting power of all shares of our capital stock of or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

     - we consolidate with, or merge with or into, another person or we dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, GTS, other than under a transaction in which the person or persons that "beneficially owned," directly or indirectly, shares of our capital stock of representing a majority of the total voting power of all classes of our capital stock immediately prior to that transaction, "beneficially own," directly or indirectly, shares of our capital stock representing a majority of the total voting power of all classes of capital stock of the surviving or transferee person;

     - during any consecutive two year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the permitted holders) to constitute a majority of our board of directors then in office; or

     - we shall liquidate or dissolve.

     For purposes of this definition,

     - "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the above, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and

     - a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act promulgated by the SEC under the Exchange Act,

except that the number of shares of our capital stock entitling the holders of those shares to vote generally in the election of directors shall be deemed to include, in addition to all outstanding shares of our capital stock of entitling the holders of those shares to vote generally in the election of directors and unissued shares deemed to be held by the person with respect to which the change of control determination is being made, all unissued shares deemed to be held by all other persons.

          "Unissued shares" means shares of capital stock not outstanding that are subject to options, warrants, rights to purchase, or conversion privileges exercisable within 60 days of the date of determination of a change of control and that, upon issuance, will entitle the holders of those shares to vote generally in the election of directors.

     For purposes of the definition of "change of control," "permitted holders" means:

     - Alan B. Slifka and any entity controlled by him,

     - one or more of George Soros, Soros Fund Management LLC, Purnendu Chatterjee or Chatterjee Management Company or affiliates of any of them, and any person or entity for which any such person or entity acts as investment advisor or investment manager, and

     - charitable organizations controlled by or affiliated with any of the persons named in the above two clauses.

     Notwithstanding the above, a change of control will be deemed not to have occurred:

     - if the last sale price of the common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect immediately preceding the change of control or

     - if at least 90% of the consideration (excluding cash payments for fractional shares or cash payments for appraisal rights) in the transaction or transactions constituting the change of control consists of shares of common stock or securities convertible into shares of common stock that are, or upon issuance will be, traded on a national securities exchange.

AMENDMENT, SUPPLEMENT AND WAIVER

     We may amend the certificate of designations with the consent of the depositary, who will consent if so instructed by the holders of a majority of the depositary shares then outstanding, (including consents obtained in connection with a tender offer or exchange offer for the convertible preferred stock or the corresponding depositary shares) and any past default or failure to comply with any provisions of the certificate of designations may also be waived with the consent of those holders.

     Notwithstanding the above, however, without the consent of each holder affected, an amendment or waiver may not (with respect to any shares of the convertible preferred stock held by a non-consenting holder):

     - alter the voting rights with respect to the convertible preferred stock or reduce the number of shares of the convertible preferred stock whose holders must consent to an amendment, supplement or waiver,

     - reduce the liquidation preference of any share of the convertible preferred stock or adversely alter the provisions with respect to the redemption of the convertible preferred stock,

     - reduce the rate of or change the time for payment of dividends on any share of the convertible preferred stock,

     - waive a default in the payment of dividends or additional dividends (if any) on the convertible preferred stock,

     - make any share of the convertible preferred stock payable in money other than U.S. dollars,

     - make any change in the provisions of the certificate of designations relating to waivers of the rights of holders of the convertible preferred stock to receive the liquidation preference, dividends or additional dividends (if any) on the convertible preferred stock, or

     - make any change in the above amendment and waiver provisions.

     Notwithstanding the above, without the consent of any holder of the convertible preferred stock, we may (to the extent permitted by Delaware law) amend or supplement the certificate of designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the convertible preferred stock in addition to or in place of certificated shares of the convertible preferred stock or to make any change that would provide any additional rights or benefits to the holders of the convertible preferred stock or to make any change that the board of directors determines, in good faith, is not materially adverse to holders of the convertible preferred stock.

ADDITIONAL INFORMATION

     Anyone who receives a copy of this prospectus may obtain a copy of the certificate of designations or the registration rights agreement without charge by writing to Global TeleSystems Group, Inc., 1751 Pinnacle Drive, North
Tower -- 12th Floor, McLean, Virginia 22102, Attention: General Counsel.

SHELF REGISTRATION; ADDITIONAL DIVIDENDS

     On April 19, 1999, we entered into the registration rights agreement with the initial purchasers and the depositary. Under the registration rights agreement, we agreed to file this registration statement with the SEC. Each depositary share or share of the convertible preferred stock or common stock issuable upon conversion of those securities or paid as dividends on those securities until the earlier of:

     - the date on which that depositary share or share of convertible preferred stock or common stock has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, or

     - the date on which that depositary share or share of convertible preferred stock or common stock is eligible to be distributed to the public under Rule 144(k) under the Securities Act shall be referred to as a transfer restricted security.

     The registration rights agreement provides that we will use our commercially reasonable best efforts to maintain the effectiveness of the shelf registration statement until all depositary shares, shares of convertible preferred stock and shares of common stock issued upon conversion of those securities or as dividends on those securities that are not held by affiliates:

     - may be resold without restriction under Rule 144(k) under the Securities Act, or

     - have been sold under the shelf registration statement

subject to the our right to notify holders that the prospectus ceases to be accurate and complete as a result of material business developments for up to 180 days during any two-year period, however (1) no single period may exceed 60 days and (2) those periods, in the aggregate, may not exceed 90 days in any calendar year.

     If the shelf registration statement ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (that event will be referred to as a registration default), then we will pay to each holder of the convertible preferred stock which are transfer restricted securities (and the corresponding depositary shares), with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends in an amount equal to $0.25 per year per depositary share ($25.00 per year per $5,000 in liquidation preference of the convertible preferred stock) held by that holder (which shall be referred to as additional dividends). The amount of the additional dividends will increase by an additional $0.25 per year per depositary share ($25.00 per year per $5,000 in liquidation preference of the convertible preferred stock) with respect to any subsequent period until all registration defaults have been cured. We will pay all accrued additional dividends on each dividend payment date.

     The cash necessary to pay additional dividends may be paid at our option in cash, common stock or a combination of cash and common stock; but we must pay additional dividends in cash if the common stock paid as additional dividends would not, at the time the payment for additional dividends is made, be freely transferable under the Securities Act. If we pay all or any part of any additional dividends in common stock, we must deliver to the depositary a sufficient number of shares of common stock that, upon resale by the depositary or its nominee, will result in net cash proceeds to the depositary to pay the additional dividends in cash to the holders of the depositary shares.

     All shares of common stock received by the depositary from us as additional dividends will be promptly resold by the depositary or its nominee on behalf of the holders of the depositary shares, and the holders of the depositary shares will not receive any such shares. If the proceeds from a resale do not result in a sufficient amount of cash to pay the additional dividends, we will promptly provide to the depositary cash in an amount equal to the difference between the amount of the additional dividends and the proceeds received from the resale on the common stock by the depositary. Following the cure of a registration default, the accrual of additional dividends will cease. Notwithstanding anything to the contrary herein contained, during any period, we will not be required to pay additional dividends with respect to more than one registration default.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

REISSUANCE

     Shares of the convertible preferred stock redeemed for or converted into common stock or otherwise acquired by us will assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, but not as the convertible preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of March 31, 1999, 81,221,352 shares of common stock were outstanding, excluding

     - 16,443,464 shares of common stock that are issuable pursuant to 4,386,313 exercisable warrants and the exercise of 12,057,151 options under GTS' option plans, of which 4,190,792 options are exercisable,

     - 5,875,700 shares of common stock into which the 8.75% senior subordinated bonds are convertible,

     - 8,481,417 shares of common stock into which the 5 3/4% convertible senior subordinated debentures are convertible,

     - 163,795 of additional shares of common stock to be issued resulting from the NetSource acquisition and an additional 1.4 million shares of common stock which may be issued, subject to NetSource meeting certain performance targets during the first two quarters of 1999,

     - 7,246,000 shares of our common stock issuable on conversion of the convertible preferred stock, not including an indeterminate number of shares of common stock, may be issued as dividends on the convertible preferred stock or as a result of anti-dilution provisions of the convertible preferred stock, and

     - 1,850,497 shares of common stock issued in the Omnicom acquisition.

     Of the 81,221,352 outstanding shares of our common stock, the 12,765,000 shares registered in the initial public offering and the 14,506,900 shares registered in the stock offering in July 1998 are freely tradable without restriction under the Securities Act. However those shares held by affiliates may generally be resold only in compliance with applicable provisions of Rule 144 under the Securities Act, as described below. Of the remainder, approximately 20,000,000 additional shares have been resold or may be resold under Rule 144 without restriction under the Securities Act. An additional approximately 2,000,000 shares have been resold or may be resold under Rule 144 subject to volume and manner of sale limitations. In addition, the 8,481,417 shares into which the debentures are convertible will be freely tradable without restriction under the Securities Act. We are obligated to register 7,246,000 shares of our common stock issuable on the conversion of the convertible preferred stock in a registration statement, of which this prospectus is a part.

     In addition, we have filed three registration statements which the SEC has declared effective. One registration statement covers the resale of the convertible bonds and the shares of our common stock into which the convertible bonds are convertible. Two registration statements on Form S-8 cover the resale of shares of our common stock issued to employees, officers and directors under our employee benefit plans.

     Furthermore, on April 19, 1999 the SEC declared effective a shelf registration statement, covering 24.1 million shares of our common stock held by a number of our stockholders, including all of the shares of common stock (and securities convertible into or exercisable for shares of common stock) owned by Alan B. Slifka and his affiliates and the Soros associates that were not sold in the offering in July 1998. These persons have agreed, in consideration for our filing of the shelf registration statement, that they may sell up to only 75% of their shares up to July 1999. The Soros associates have expressed to us that the above contractual restrictions may no longer apply and that they are free to enter into transactions in respect of their shares subject to applicable provisions of United States securities law. We have expressed to them our view that such restrictions continue to apply. This shelf registration statement contained a prospectus supplement for an underwritten public offering of 4,265,224 shares owned by Apax Funds Nominees Limited and 1,962,642 shares owned by Warburg, Pincus Ventures L.P.

     Certain former limited partners of partnerships formerly affiliated with Alan B. Slifka and dissolved in October 1998 may, upon giving us advance notice, withdraw some or all of their shares of common stock from registration under the shelf registration statement. By withdrawing their shares, those persons would no longer be bound by the restrictions on sale. The number of shares of our common stock that such persons may withdraw is capped at 726,953 shares of common stock minus the number of shares such persons sold in the July 1998 stock offering.

     On April 19, 1999, the SEC declared effective a registration statement covering all of the shares of common stock that may be issued to holders of NetSource stock in connection with the acquisition of NetSource. Up to 4,037,500 shares, plus up to an additional 1.4 million shares issuable contingent on NetSource achieving certain performance targets during the first two quarters of 1999, may be issued by us in connection with this acquisition. This shelf registration statement also includes shares issued to Apax Funds Limited and Warburg, Pincus Ventures, L.P., two institutional shareholders of Esprit Telecom, upon the closing of our offer for Esprit Telecom. We issued approximately 6.2 million shares of common stock to these two Esprit Telecom shareholders when our offer closed.

     We are obligated to file a registration statement with respect to the 1,850,497 shares of our common stock issued in the Omnicom acquisition by October 1, 1999.

     We cannot predict what effect, if any, that future sales of common stock or the availability of common stock for sale will have on the market price for common stock. Sales of large numbers of shares of common stock in the public market pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for common stock. See "Risk
Factors -- Substantial resales of our common stock may depress our stock price and dilute your ownership interest."

     In general, under Rule 144 as currently in effect, a person (or persons whose GTS shares are required to be aggregated) who has been deemed to have owned shares of an issuer for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of such class or the average weekly trading volume in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale. A person (or persons whose shares of GTS are required to be aggregated) who is not deemed an affiliate of an issuer at the time of the sale and for at least three months prior to the sale and who has owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

                               TAX CONSIDERATIONS

     The following is a summary of the material United States federal income and estate tax considerations with respect to the ownership and disposition of shares of our convertible preferred stock and shares of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof (all as of the date hereof and all of which are subject to change, possibly with retroactive effect). This summary does not address all United States federal income and estate tax consequences that may be relevant to a holder in light of its particular circumstances or to certain holders that may be subject to special treatment under United States federal income tax laws, such as banks, insurance companies, tax-exempt entities and certain United States expatriates. Furthermore, the following discussion does not discuss any aspects of foreign, state or local taxation.

     For purposes of this summary, you are a "United States Holder" if you are a beneficial owner of convertible preferred stock or common stock that for United States federal income tax purposes is:

     - a citizen of the United States or an individual who is a resident of the United States,

     - a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust, if both (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

     You are a "Non-United States Holder" if you are a beneficial owner or convertible preferred stock or common stock and you are not a United States Holder.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF OUR CONVERTIBLE PREFERRED STOCK AND SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

  The Convertible Preferred Stock

     We have the option of making certain dividend payments to you by issuing shares of our common stock to the depositary, who will distribute the cash proceeds of their sale to you (together with any top up payment, if necessary). For United States federal income tax purposes, we will treat the payment of such proceeds (together with any such top up payments) as the payment of a cash dividend to you by us, although no assurances can be given that the Internal Revenue Service will not assert different treatment.

     Dividends. If you are a United States Holder, dividends paid to you on the convertible preferred stock will be taxable as ordinary income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. To the extent a dividend is not attributable to our current or accumulated earnings and profits, that dividend will first reduce your tax basis in the convertible preferred stock, and then be treated as capital gain to the extent that the amount exceeds that basis. We do not believe that we have current or accumulated earnings and profits at this time. Accordingly, until such time as we have current or accumulated earnings and profits for United States federal income tax purposes, dividends paid on the convertible preferred stock will reduce your tax basis in the convertible preferred stock or be treated as capital gain.

     Dividends Received Deduction. Dividends on the convertible preferred stock will not be eligible for the dividends received deduction unless and until we have current or accumulated earnings and profits for United States federal income tax purposes. At that time, subject to certain exceptions and limitations, if you are a corporation, you may be entitled to a dividends received deduction equal to 70 percent of the amount of any dividend attributable to our current or accumulated earnings and profits. However, this deduction may be restricted, eliminated or offset by other tax rules that limit the availability of the dividends received deduction.

     The dividends received deduction is reduced if you have incurred indebtedness that is directly attributable to your investment in the convertible preferred stock or do not meet certain holding requirements. Under the holding period requirements, you must hold the convertible preferred stock for more than 45 days during the 90 day period surrounding the ex-dividend date or, in the event of certain arrearages, 90 days during the 180 day period surrounding the ex-dividend date. For these purposes, the holding period does not include any period during which you have diminished your risk of loss with respect to the convertible preferred stock.

     Further, if a dividend

     - equals or exceeds five percent of your adjusted tax basis in the convertible preferred stock (treating all dividends having ex-dividend dates within an 85-day period as one dividend) or

     - exceeds 20 percent of your adjusted tax basis in the convertible preferred stock (treating all dividends having ex-dividend dates within a 365-day period as one dividend),

the dividend may constitute an "extraordinary dividend" that requires you to reduce your adjusted tax basis in the convertible preferred stock by the amount of the dividend excluded from income under the dividends received deduction provisions.

     You should also consider the effect of the corporate alternative minimum tax, which imposes a minimum tax of 20 percent of a corporation's alternative minimum taxable income for a taxable year. For purposes of the corporate alternative minimum tax, alternative minimum taxable income is increased by 75 percent of the amount by which a corporation's adjusted current earnings in the taxable year exceeds its alternative minimum taxable income prior to the addition of an item. The amount of any dividend on the convertible preferred stock that is included in adjusted current earnings will not be reduced by any dividends received deduction that is allowed with respect to such dividend.

     Sale or Other Disposition. Subject to the discussion in the following paragraph, you generally will recognize capital gain or loss on a sale or other disposition of your convertible preferred stock in an amount equal to the difference between your amount realized and your adjusted tax basis in the convertible preferred stock. Your adjusted tax basis will initially be your cost, and will be reduced by any dividends you receive on the convertible preferred stock to the extent such dividends are not attributable to our current or accumulated earnings and profits. If you are an individual United States Holder and your holding period for the convertible preferred stock is more than one year, capital gains in respect of that stock will be subject to tax at a maximum rate of 20 percent.

     Redemption. A redemption or other purchase by us of your convertible preferred stock for cash will be treated, depending on the facts and circumstances, as (1) a distribution on our stock or (2) a taxable exchange of your convertible preferred stock.

     Such a transaction will be treated as a taxable exchange of your convertible preferred stock if the transaction results in either:

     - a complete termination of your interest in our stock,

     - in general, a greater than 20 percent decrease in your percentage ownership in our voting stock, or

     - a "meaningful reduction" (as determined under Section 302 of the Code) of your interest in our stock.

     In determining whether any of these has occurred, you will be deemed to own stock that is owned by persons that are treated as related to you for United States federal income tax purposes or that is the subject of an option held by you (including your conversion option) or by such a related person.

     If the redemption or other purchase is not treated as a taxable exchange, the amounts received by you will be treated in the same manner as dividends paid on the convertible preferred stock, as described above.

     Conversion. The conversion by you of your convertible preferred stock into common stock will not give rise to the recognition of income, gain or loss at the time of conversion, assuming that you do not receive cash from us at that time and that none of the common stock you receive is attributable to accrued but unpaid dividends. Cash received in lieu of fractional shares of common stock will be treated as if you received the fractional share and exchanged it for cash; the excess, if any, of such cash over your adjusted tax basis attributable to the fractional share should be treated as capital gain. You will have an aggregate adjusted tax basis in the common stock that is equal to your aggregate adjusted tax basis in your convertible preferred stock at the time of conversion.

The Common Stock

     Dividends on the common stock will be taxable to you in the manner and under the circumstances described for dividends on the convertible preferred stock above. If you are a corporation, you will be eligible for the dividends received deduction in the manner and under the circumstances described with respect to the convertible preferred stock above, and generally subject to the same limitations. In addition, upon a redemption, sale or other disposition by you of the common stock, you will be taxable in the same manner and under the circumstances described for the convertible preferred stock above. Your holding period of common stock received on conversion will include your holding period for the preferred convertible stock in respect of which the common stock was received, and your initial tax basis in such stock will be as described in "Conversion" above.

NON-UNITED STATES HOLDERS

Dividends

     If you are a Non-United States Holder, dividends that are paid to you by a United States corporation and that are not effectively connected with a trade or business carried on by you in the United States (and, if one or more of certain tax treaties apply, are not attributable to a permanent establishment in the United States maintained by you) generally are subject to United States withholding tax at a rate of 30%. An exemption from such withholding exists with respect to dividends paid to you by a United States corporation if at least 80% of the gross income derived by such corporation (either directly or through certain of its subsidiaries) during the applicable testing period is "active foreign business income," as defined in section 861 of the Code (which shall be referred to as an 80/20 company). Under the provisions of the Code applicable to 80/20 companies, the proportion of such company's dividends equal to such company's total gross income from foreign sources over its total gross income is exempt from United States withholding tax. At present, we believe that we qualify as an 80/20 company.

     However, the 80% active foreign business income test is applied on a periodic basis, and our operations and business plans may change in subsequent taxable years. Therefore, we cannot assure you of our future status as an 80/20 company. If, for any period or periods, we fail to satisfy the applicable requirements, then, for payments made prior to January 1, 2000, the withholding agent generally would be required to withhold tax from all distributions paid on the common stock regardless of our earnings and profits. For payments made after January 1, 2000, a withholding agent may elect not to withhold on a distribution to the extent it is not paid out of current or accumulated earnings and profits, based on our reasonable estimate of the extent to which the distribution will be out of such earnings and profits. You could, however, apply for refunds if your stock's share of our earnings and profits is less than the amount of the distributions. Additionally, the rate of withholding may be reduced to the extent provided by a tax treaty between the United States and the country of which you are a resident for tax purposes.

     In order to claim the benefit of an applicable tax treaty rate, you may have to file with us or our dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Under United States Treasury regulations currently in effect, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, as of January 1, 2000, if you seek a reduced rate of withholding under an income tax treaty, you generally would be required to provide to us a valid Internal Revenue Service Form W-8 certifying that you are entitled to benefits under an income tax treaty. The final regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. If you are eligible for a reduced withholding rate, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     In the case of dividends that are effectively connected with your conduct of a trade or business with the United States (and, if an income tax treaty applies, attributable to a United States permanent establishment that you maintain), you generally will be subject to regular United States federal income tax in the same manner as if you were a United States Holder. If you are a non-United States corporation receiving effectively connected dividends, you also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of your "effectively connected earnings and profits," subject to certain adjustments.

  Conversion

     The conversion by you of your convertible preferred stock into common stock will not give rise to the recognition of income, gain or loss at the time of conversion, assuming that you do not receive cash from us at that time. Cash received in lieu of fractional shares of common stock will be treated as if you received the fractional share and exchanged it for cash; the excess, if any, of such cash over your adjusted tax basis attributable to the fractional share should be treated as capital gain and taxable in the manner described below.

  Gain on Disposition of Our Stock

     You generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of our stock unless

     - the gain is effectively connected with a trade or business that you carry on in the United States (and, if an income tax treaty applies, attributable to a United States permanent establishment that you maintain) or

     - if you are a non-resident alien individual and hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

ADJUSTMENT TO CONVERSION RATIO

     Adjustments to the conversion ratio of the convertible preferred stock may result in a dividend to you pursuant to Section 305 of the Code if the adjustment has the effect of increasing your proportionate interest in our earnings and profits or assets. Such dividend would be taxable to you in the manner described below depending on whether you are a United States Holder or a Non-United States Holder. In general, anti-dilution adjustments are not treated as resulting in deemed distributions. However, adjustments considered to compensate for taxable cash or property distributions to other shareholders would result in a taxable deemed distribution to you.

FEDERAL ESTATE TAX

     An individual Non-United States Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our stock will be required to include the value thereof in his gross estate for

United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the United States federal estate tax imposed on the first $60,000 of the taxable estate.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under the United States Treasury regulations, we must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is not required because the dividends were effectively connected with a trade or business in the United States that you carry on or withholding was reduced by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you are a resident under the provisions of an applicable income tax treaty or agreement.

     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to:

     - dividends paid to you if you are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces such 30% withholding), or

     - under current law, dividends paid to you at an address outside of the United States.

However, as of January 1, 2000, you generally will be subject to United States withholding tax at a 31% rate unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

     The payment of the proceeds of the disposition of our stock to or through the United States office of a broker is subject to both backup withholding and information reporting unless the disposing holder, under penalty of perjury, certifies as to its status as a Non-United States Holder or otherwise establishes an exception. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker.

     However, information reporting requirements (but probably, prior to January 1, 2000, not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is one of the following:

     - a United States person,

     - a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     - a "controlled foreign corporation" for United States federal income tax purposes, or

     - effective January 1, 2000, but probably not prior to such date, a foreign broker that is either (1) a foreign partnership, one or more of whose partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (2) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, and such broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

     The above discussion is included for general information only. Accordingly, each prospective purchaser is urged to consult his or her tax advisor with respect to the United States federal income tax and estate tax consequences of the ownership and disposition of our convertible preferred and common stock, including the application and effect of the laws of any state, local, foreign, or other tax jurisdiction.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the securities offered under this prospectus. You may sell the securities directly from time to time to purchasers. Alternatively, you may from time to time offer the securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from you and/or the purchasers of the securities. You and any brokers, dealers or agents who participate in the sale of the securities may be considered "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be considered underwriting discounts and commissions under the Securities Act. To the extent you may be considered underwriters, you may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     You may sell the securities offered under this prospectus from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The securities may be sold in different ways including by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     - an exchange distribution in accordance with the rules of that exchange,

     - face-to-face transactions between sellers and purchasers without a broker-dealer, and

     - through the writing of options.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from you selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any holders and any broker, dealer, agent or underwriter regarding the sale of the securities. There is no assurance that any holder will sell any or all of the securities offered under this prospectus or that any holder will not transfer, devise or gift the securities by other means not described in this prospectus.

     You and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the securities by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

     Under the registration rights agreement entered into in connection with our offer and sale of the depositary shares, we and the holders selling securities under this prospectus will be indemnified by the other against specific liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     If we pay all or any part of a dividend in our common stock, we must deliver to the depositary a sufficient number of shares that, upon resale by the depositary, will result in net cash proceeds to the depositary to make the quarterly dividend payments in cash to the holders of depositary shares. All shares of common stock received by the depositary from us or dividends on the convertible preferred stock will be promptly resold by the depositary on behalf of the holders of the depositary shares and the holders of the depositary shares will not receive any of those shares. This common stock may be resold by the depositary under this prospectus as described above.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Global TeleSystems Group, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 appearing in Global TeleSystems Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein which is based in part on the report of PricewaterhouseCoopers, independent accountants, and incorporated herein by reference. The consolidated financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of this material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is listed on Nasdaq and Easdaq and reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500 U.S.A. and the Easdaq Market Authority, Rue des Colonies 56, Brussels 1000, Belgium.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     This prospectus incorporates certain documents about us by reference which are not presented in this prospectus or delivered with this prospectus. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     - our Quarterly Report on Form 10-Q for the three month period ended March 31, 1999, filed on May 17, 1999;

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 23, 1999; and

     - our Current Reports on Form 8-K filed on January 13, 1999, March 9, 1999 and April 28, 1999 and our Amendment to our Current Reports on Form 8-K/A filed on January 20, 1999.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the depositary shares offered by this prospectus have been sold:

     - reports filed under Sections 13(a) and (c) of the Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     - any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

     Global TeleSystems Group, Inc.
     1751 Pinnacle Drive
     North Tower - 12th Floor
     McLean, VA 22102
     (703) 918-4573

                                                                       EXHIBIT A

                        SUPPLEMENTAL EASDAQ INFORMATION

APPROVAL BY THE BELGIAN COMMISSION FOR BANKING AND FINANCE

     This prospectus will be submitted for approval by the Belgian Banking and Finance Commission ("Commissie voor bet Banken Financiewezen/Commission Bancaire et Financiere") ("BFC") in accordance with Article 29ter. sec. 1. par.1 of Royal Decree No. 185 of July 9, 1935 and Article 11 of the Royal Decree of 31 October, 1991 on the publication of prospectuses in connection with public issues of securities. The approval of this prospectus by the BFC does not imply any judgement as to the appropriateness of the quality of the common stock offered under this prospectus nor of the situation of GTS.

     On December 23, 1997, the Market Authority of EASDAQ approved the admission to trading of all of the common stock on EASDAQ under the symbol "GTSG." Admission to EASDAQ is subject to certain adequacy and liquidity requirements determined by the EASDAQ Market Authority. Companies applying for admission to trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. Price sensitive information is made available to investors in Europe through the EASDAQ Reuters Regulatory Company Reporting System and international information vendors.

     The documents referred to above will also be made available to Belgian investors upon prior written request addressed to the principal executive office of GTS.

PERSONS RESPONSIBLE FOR THE PROSPECTUS AND DECLARATION

     GTS, represented by Mr. William H. Seippel, Chief Financial Officer, takes responsibility for the contents of this prospectus.

     GTS, having made all reasonable inquiries, accepts responsibility for, and confirms that this prospectus contains all information with regard to GTS and the common stock of GTS that is material in the context of the offering and sale of the common stock, that the information contained in this prospectus is true and correct in all material respects and is not misleading, that the opinions and intentions of GTS expressed herein are honestly held and that there are no other facts the omission of which makes this prospectus as a whole or any of such information or the expression of any such opinions or intentions materially misleading.

     Global TeleSystems Group, Inc.
     by William H. Seippel
     Chief Financial Officer

THE CLEARING SYSTEMS

     INTERSETTLE

     Transactions executed on EASDAQ will be settled by delivery through INTERSETTLE. INTERSETTLE holds securities for its direct participants, which include banks, securities brokers and dealers, other professional intermediaries and foreign depositories, and facilitates the clearance and settlement of securities transactions between INTERSETTLE participants through electronic book-entry changes in the accounts of INTERSETTLE participants. Book-entry settlement is mandatory for all financial instruments traded on EASDAQ. Physical certificates cannot be used to settle a market transaction. Investors must hold a securities account with a financial institution which directly or indirectly has access to INTERSETTLE's clearing and settlement system. INTERSETTLE conducts a real-time gross payment system in connection with its clearance operation, payments being made simultaneously with the book-entry transfers between securities accounts.

     DTC

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organization, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

TRANSFERS BETWEEN INTERSETTLE AND DTC PARTICIPANTS

     Common stock of GTS will be held through DTC. Common stock held directly or indirectly by INTERSETTLE participants will be registered on the books of DTC in the name of the nominee company of Brown Brothers Harriman, acting as custodian for INTERSETTLE.

     Transfers of common stock will be effected in the following manner:

     (i) transfers of common stock between INTERSETTLE participants will be effected in accordance with procedures established for this purpose by INTERSETTLE;

     (ii) transfer of common stock between DTC participants will be effected in accordance with procedures established for the purpose by DTC; and

     (iii) transfers of common stock between INTERSETTLE participants and DTC participants will be effected by an increase or a reduction of the quantity of common stock held in INTERSETTLE's account at Brown Brothers Harriman and a corresponding reduction or increase of the quantity of common stock held by the other relevant DTC participant or participants.

     Investors should inquire with the financial intermediary with whom the investor has opened a securities account for the purpose of holding and trading common stock, as to the cost of such trading as well as the terms and conditions on which the financial service of the common stock will be delivered by such financial intermediary.

     The common stock has the following identification number:
          CUSIP 379 36 U104, ISIN US379 36 U1043

     The clearing costs, if any, will be at the cost of the investors. Investors are requested to inform themselves about such costs.

POSSIBILITY OF SHARE REPURCHASES

     GTS is not prohibited by its Certificate of Incorporation, By-laws or Delaware General Corporation Law from repurchasing or otherwise acquiring outstanding shares of common stock and, accordingly, GTS may exercise its right to repurchase common stock.

AUTHORIZATION OF INCREASE IN AUTHORIZED CAPITAL OF GTS; AUTHORIZATION OF THE ISSUANCE OF COMMON STOCK IN THE STOCK OFFERINGS

     Effective December 1, 1997, the board of directors and stockholders of GTS approved amendments to the Certificate of Incorporation which (i) increased the authorized number of shares of capital stock to 145,000,000 (of which 135,000,000 shares are common stock and 10,000,000 shares are preferred stock) and (ii) effected a 3-for-2 stock split of all then-outstanding shares of the common stock of GTS. In addition, the board of directors of GTS has adopted a resolution approving the offering and issuance of 12,765,000 shares of common stock in the IPO and 2,801,000 shares of common stock in the stock offerings.

                         TAXATION OF BELGIAN INVESTORS

     The following generally summarizes the material Belgian tax consequences of the sequisition, ownership and disposition of common stock. It is based on the tax laws applicable in Belgium and France as in effect at the date of this prospectus, and is subject to changes in Belgium and French law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than Belgium and France nor does it take into account the individual circumstances of each investor. The summary uses the term "Eligible Belgian Holders" to refer to beneficial owners of common stock who hold directly less than 10% of the share capital of GTS and whose ownership of such common stock is not attributable to a permanent establishment or a fixed base in France, are considered residents of Belgium for purposes of the income tax convention between Belgium and France dated March 10, 1964 (the "Belgian-French Treaty") and are fully entitled to benefits under the Belgian-French Treaty.

     There are currently no procedures available for holders of common stock that are not U.S. residents to claim or receive from the French tax authorities any tax treaty benefits in respect of dividends (including payment of avoir fiscal and availability of a reduced withholding tax rate) that a holder may be entitled to receive pursuant to the Belgian-French Treaty.

     Prospective Belgian investors in common stock are advised to consult their own tax advisers as to the Belgian and other tax consequences of the acquisition, ownership and disposition of common stock.

TAXATION OF DIVIDENDS ON COMMON STOCK

  French tax considerations

     Dividends paid to non-residents of France generally are subject to French withholding tax at a 25% rate and are not eligible for the benefit of the avoir fiscal (a tax credit available to French residents equal to 50% of the amount of dividends received from French companies such as GTS). However, under the Belgian-French Treaty, Eligible Belgian holders can claim the benefit of a reduced withholding tax rate on dividends of 15%.

     An individual Eligible Belgian Holder generally will also be entitled to receive a payment of the avoir fiscal, after deduction of withholding tax of 15%. This payment will not be made available to such individual Eligible Belgian Holder until after the close of the calendar year in which the dividend was paid and only upon receipt by the French tax authorities of a claim made by the individual Eligible Belgian Holder for such payment in accordance with the procedure set forth below.

     A Belgian company that is an Eligible Belgian Holder under the Belgian-French Treaty (a "Belgian Resident Company") will not benefit from the refund of the avoir fiscal but will be entitled to obtain from the French tax authorities a refund of any precompte paid in cash in respect of such dividends less the 15% French withholding tax. Amounts distributed as dividends by French companies out of profits which have been taxed at the ordinary corporate income tax rate or which have been earned and taxed more than five years before the distribution and which give rise to the avoir fiscal are subject to a "precompte" or prepayment by such companies. The precompte is paid by the distributing company to the French tax authorities and is equal to one-half of the nominal dividend distributed.

     Dividends paid to an individual Eligible Belgian Holder will be subject to the reduced withholding tax rate of 15% at the time the dividend is paid if (i) such holder duly completes and provides the French tax authorities with French Treasury Form 5200 RFI Belgique (the "Form") duly certified by the Belgian tax authorities before the date of payment of the relevant dividend, or (ii) if completion of the Form is not possible prior to the payment of dividends, such holder duly completes and provides the French tax authorities with a simplified certificate (the "Certificate") duly certified by the Belgian tax authorities stating that (a) such holder is a Belgian resident as defined under the provisions of the Belgian-French Treaty, (b) such holder's ownership of the common stock is not effectively connected with a permanent establishment or fixed base in France, and (c) such holder meets all the requirements of the Belgian-French Treaty for obtaining the benefit of the reduced rate of withholding tax and the right to payment of the French avoir fiscal. For example, GTS pays a dividend of 100, an individual Eligible Belgian Holder will initially receive 85, but will be entitled to an additional payment of 42.50, consisting of the avoir fiscal of 50, less a 15% withholding tax on that amount (equal to 7.5). Dividends paid to an individual Eligible Belgian Holder that has not filed a completed Form or Certificate before the dividend payment date will be subject to French withholding tax at the rate of 25%. Such a holder may claim a refund of the excess withholding tax and the avoir fiscal by completing and providing the French tax authorities with the Form before December 31st of the calendar year following the year during which the dividend is paid.

     Dividends paid to a Belgian Resident Company will be subject to the reduced withholding tax rate of 15% at the time the dividend is paid if such holder duly completes and provides the French tax authorities with French Treasury 5207 RF2 Belgique form before the date of payment of the relevant dividend duly certified by the Belgian tax authorities. Dividends paid to such Belgian Resident Company that has not filed a completed form before the dividend payment date will be subject to French withholding tax at the rate of 25%. Such a holder may claim a refund of the excess withholding tax by completing and providing the French tax authorities with such 5207 RF2 Belgique form before December 31st of the calendar year following the year during which the dividend is paid. The claim for refund of the precompte is made on the form RF 5207 RF2 Belgique referred to above.

  Belgian withholding tax

     Dividends distributed on common stock are subject in Belgium to a withholding tax at the rate of 25%, when paid or attributed through a professional intermediary in Belgium. However, no dividend withholding tax is due if the Eligible Belgian Holder is a company subject to Belgian corporate income tax.

     In a case where dividends are paid outside Belgium without any intervention of a paying agent in Belgium, no dividend withholding tax is, in principle, due. However, where the Eligible Belgian Holder is a Belgian resident entity subject to the legal entities tax (e.g. a pension fund), the holder itself has to pay the dividend withholding tax at the rate of 25%.

     In certain cases the above-mentioned 25% rate of dividend withholding tax will be reduced to 15%. The reduced rate applies in particular to (i) dividends distributed on shares publicly issued after January 1, 1994 and (ii) dividends distributed on shares that have been privately issued after January 1, 1994 in exchange for cash contributions, provided the shares are registered or bearer shares placed in open custody to a financial institution in Belgium as of the date of their issuance. This reduced rate should in principle also apply to dividends on shares issued by GTS. GTS may however irrevocably reject the application of the reduced withholding tax rate.

  Income tax for Belgian resident individuals

     In the hands of an Eligible Belgian Holder who is an individual holding common stock as a private investment, the Belgian dividend withholding tax is a final tax and the dividends need not be reported in the individual's annual income tax return. If no withholding tax has been levied (i.e. in case of payment or attribution outside Belgium), the individual has to report the dividends in his tax return. Such holder will be taxed at the separate rate of 25%, to be increased with a municipal surcharge (varying, as a rule, from 6% to 9%).

     In the hands of an individual Eligible Belgian Holder whose holding of common stock is effectively connected with a business, the dividends are taxable at the ordinary rates for business income (i.e. varying from 25% to 55% to be increased with the municipal surcharge and a crisis contribution of 3% of the tax due). Any Belgium withholding tax is creditable against the final income tax due, provided that the holder has the full ownership of the common stock at the time of payment of the dividends.

  Income tax for Belgian Resident Companies

     Dividends received by Belgian Resident Companies are, in principle, subject to corporate income tax at the rate of 40.17% (i.e. the standard rate of 39% increased by the additional tax of 3% of the corporate income tax due).

     However, provided that the dividends benefit from the so-called "dividend-received deduction", only 5% of the dividends received will be taxable. In order to benefit from the deduction, GTS must not fall within one of the categories which are expressly excluded from the "dividend received deduction" (e.g. tax haven companies) and the beneficiary should hold, at the time of payment of the dividends, a participation of at least 5% in GTS or a participation which has a acquisition value of at least BEF 50 million.

     Any Belgian dividend withholding tax can, in principle, be credited against the company's final income tax, provided that the company has the full ownership of the shares at the time of payment or attribution of the dividends and provided that the dividend distribution does not entail a reduction in value or capital loss on the shares.

  Income tax for Belgian resident entities subject to the Belgian legal entities tax (pension funds, etc.)

     The Belgian dividend withholding tax is a final tax.

CAPITAL GAINS TAXATION

  French tax considerations

     In general, a Belgian holder who is a resident of Belgium under the Belgian-French Treaty will not be subject to French tax on any capital gain derived from the sale or exchange of common stock, unless the gain is attributable to a permanent establishment or fixed place of business maintained by the holder in France.

  Belgian tax considerations

     Individual Eligible Belgian Holders holding the common stock as a private investment and entities subject to legal entities tax are not subject to the Belgian capital gains taxation on the disposal of the common stock.

     Individual Eligible Belgian Holders may, however, be subject to a 33% tax (to be increased with the municipal surcharge and the crisis contribution) if the capital gain is deemed to be "speculative."

     Individual Eligible Belgian Holders whose holding of common stock is effectively connected with a business are taxable at the ordinary rates on any capital gains realized on the disposal of common stock.

     Belgian resident companies are not subject to capital gains taxation provided that the dividends received on the shares qualify for the "dividend received deduction" (except for the minimum holding requirement).

FRENCH ESTATE AND GIFT TAX

     Under the estate tax convention between Belgium and France, a transfer of common stock by reason of the death of an individual Eligible Belgian Holder entitled to benefits under that convention will not be subject to French inheritance tax, unless the decedent was domiciled in France at the time of his or her death.

FRENCH WEALTH TAX

     The French wealth tax (impot de solidare sur la fortune) does not apply to an Eligible Belgian Holder.

BELGIAN INDIRECT TAXES

  Stamp tax on securities transactions

     In principle, a stamp tax is levied upon the subscription of shares of common stock and the purchase and sale in Belgium of common stock through a professional intermediary. The rate applicable to subscriptions of new shares of common stock is 0.35% but there is a limit of BEF 10,000 per transaction. The rate applicable for secondary sales and purchases in Belgium of common stock through a professional intermediary is 0.17% but there is a limit of BEF 10,000 per transaction.

     An exemption is available to professional intermediaries (e.g. credit institutions), insurance companies, pension funds and collective investment vehicles who are acting for their own account. A non-resident holder of common stock who is acting for his own account will also be entitled to an exemption from this stamp tax, provided that he delivers to the issuer or the professional intermediary in Belgium, as the case may be, an affidavit confirming his non-resident status in Belgium.

  Tax on delivery of bearer securities

     A tax is levied upon the physical delivery of common stock pursuant to their subscription or their acquisition for consideration through a professional intermediary. This tax is also due upon the delivery of common stock pursuant to a withdrawal of these common stock from "open custody."

     The tax is due, at the rate of 0.2%, on the sums payable by the subscriber or the acquiror in case of subscription or acquisition or the sales value of the common stock, as estimated by the custodian in case of withdrawal from "open custody."

     However, an exemption is available for deliveries to recognized professional intermediaries (such as credit institutions) acting for their own account. An exemption is also available for delivery of common stock, which are held in "open custody", to a non-resident.

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10,000,000 DEPOSITARY SHARES EACH REPRESENTING 1/100 OF A SHARE OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 100,000 SHARES OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, AND 8,746,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

                     [GLOBAL TELESYSTEMS GROUP, INC. LOGO]
                         GLOBAL TELESYSTEMS GROUP, INC.

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                                   PROSPECTUS
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                                  JUNE 7, 1999

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